Exhibit 99.1

TOGETHERSOFT CORPORATION
900 Main Campus Drive, Suite 500
Raleigh, North Carolina 27606

To Our Stockholders:	December 6, 2002

On October 29, 2002, TogetherSoft Corporation (“TogetherSoft”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Borland Software Corporation (“Borland”), Targa Acquisition Corp. I, a wholly owned subsidiary of Borland (“Merger Sub I”), Targa Acquisition Corp. II, a wholly owned subsidiary of Borland (“Merger Sub II”), Peter Coad, as primary stockholders’ agent (“Primary Stockholders’ Agent”), and Kurt Jaggers, as secondary stockholders’ agent. The Merger Agreement provides for the merger of Merger Sub I with and into TogetherSoft (“Merger I”), immediately followed by the merger of TogetherSoft with and into Merger Sub II (“Merger II,” and together with Merger I, the “Mergers”). If the Mergers are completed, the separate corporate existence of TogetherSoft will cease, and you will become a stockholder of Borland. TogetherSoft’s board of directors believes that the Mergers are in the best interests of TogetherSoft and its stockholders, and recommends that the stockholders of TogetherSoft vote to adopt the Merger Agreement.

You will also be asked to consider and vote on a proposal to establish a secondary escrow fund pursuant to the terms set forth in a Secondary Escrow Agreement (the “Secondary Escrow Fund”). The Secondary Escrow Fund would initially consist of $250,000 in cash, funded by a ratable reduction in the vested cash portion of the consideration you would receive in connection with Merger I. The purpose of this escrow is to provide some immediate source of payment for expenses incurred by the Primary Stockholders’ Agent in connection with his duties. TogetherSoft’s board of directors believes that establishment of the Secondary Escrow Fund is in the best interests of TogetherSoft and its stockholders, and recommends that the TogetherSoft stockholders vote to establish the Secondary Escrow Fund.

The Information Statement and the other materials enclosed with this letter more fully describe the proposed Mergers, including the Secondary Escrow Fund, and include information about TogetherSoft and Borland. Please consider these materials carefully. The Merger Agreement and certain other documents are attached to the Information Statement. Certain documents filed by Borland with the Securities and Exchange Commission and financial statements of Borland and TogetherSoft are provided on the enclosed CD-ROM. If you are unable to access the documents provided on the enclosed CD-ROM or if you would like a paper copy of the attachments, please contact Evan Ng of Wilson Sonsini Goodrich & Rosati, P.C., our outside legal counsel, at [phone number intentionally omitted] or eyng@wsgr.com, and a complete paper copy of the Information Statement and each of the attachments will be delivered to you.

The completion of the Mergers is subject to the approval of the California Commissioner of Corporations after a hearing on the fairness of the terms of the Mergers and the issuance of a permit by the California Commissioner of Corporations authorizing the issuance of securities of Borland to the security holders of TogetherSoft. The completion of the Mergers is also subject to the approval of the stockholders of TogetherSoft and certain other conditions described in the Information Statement. The Mergers will become effective as soon as possible after all of those conditions are satisfied.

You are NOT now being asked to cast your vote. After the fairness hearing mentioned above is held and the permit mentioned above is issued, TogetherSoft will hold a special meeting of stockholders of TogetherSoft at which you will be asked to cast your vote on the matter described in the Information Statement.

On behalf of the TogetherSoft board of directors, we thank you for your continued support.

Sincerely,

/S/    JEFFREY W. LUNSFORD

Jeffrey W. Lunsford
President and Chief Executive Officer

TOGETHERSOFT CORPORATION
900 Main Campus Drive, Suite 500
Raleigh, North Carolina 27606

INFORMATION STATEMENT

AND NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS

December 6, 2002

INTRODUCTION

This Information Statement (which also constitutes notice of a special meeting of stockholders) is being furnished by TogetherSoft Corporation, a Delaware corporation (together with each of its subsidiaries “TogetherSoft”), to the holders of outstanding shares of TogetherSoft common stock and TogetherSoft preferred stock in anticipation of a special meeting of the stockholders of TogetherSoft (the “TogetherSoft Special Meeting”) at which TogetherSoft stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of October 29, 2002 (the “Merger Agreement”), by and among Borland Software Corporation, a Delaware corporation (“Borland”), Targa Acquisition Corp. I, a Delaware corporation and wholly owned subsidiary of Borland (“Merger Sub I”), Targa Acquisition Corp. II, a Delaware corporation and wholly owned subsidiary of Borland (“Merger Sub II,” and together with Merger Sub I, “Merger Subs”), TogetherSoft, Peter Coad, as primary stockholders’ agent (the “Primary Stockholders’ Agent”), and Kurt Jaggers, as secondary stockholders’ agent (the “Secondary Stockholders’ Agent”). The Merger Agreement provides for the merger of Merger Sub I with and into TogetherSoft (“Merger I”), immediately followed by the merger of TogetherSoft with and into Merger Sub II (“Merger II,” and together with Merger I, the “Mergers”). If the Mergers are completed, the separate corporate existence of TogetherSoft will cease, and you will become a stockholder of Borland. A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference.

TogetherSoft stockholders also will be asked to consider and vote on a proposal to establish a secondary escrow fund pursuant to the terms set forth in a Secondary Escrow Agreement (the “Secondary Escrow Fund”). The Secondary Escrow Fund would initially consist of $250,000 in cash, to be funded by a pro-rata reduction in the vested cash portion of the Merger Consideration to be paid to TogetherSoft stockholders in connection with Merger I. While not the exclusive means of obtaining reimbursement of such fees and expenses, the purpose of this escrow is to provide some immediate source of payment for expenses incurred by the Primary Stockholders’ Agent in connection with his duties. Borland will have no control over or access to this Secondary Escrow Fund. A copy of the Secondary Escrow Agreement is attached hereto as Annex D and is incorporated herein by reference.

The TogetherSoft Special Meeting will be held at the offices of TogetherSoft, 900 Main Campus Drive, Suite 500, Raleigh, North Carolina, on January 13, 2003, at 10:00 a.m. local time. If the Merger Agreement is adopted at the TogetherSoft Special Meeting, the Mergers are expected to close in January 2003.

This Information Statement contains detailed information about Borland, TogetherSoft and the proposed Mergers. Additional important information about Borland may be obtained from the documents filed by Borland with the Securities and Exchange Commission (the “SEC”). TogetherSoft stockholders are encouraged to read this entire document carefully, particularly the matters referred to under “Risk Factors,” “The Merger Agreement and the Mergers” and “Additional Matter Being Submitted to a Vote of TogetherSoft Stockholders.” This Information Statement is first being mailed to TogetherSoft stockholders on or about December 6, 2002.

TogetherSoft has fixed the close of business on December 5, 2002 as the record date (the “TogetherSoft Record Date”) for TogetherSoft stockholders entitled to notice of, and to vote at, the TogetherSoft Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of TogetherSoft capital stock at the close of business on the TogetherSoft Record Date are entitled to notice of, and to vote at, the TogetherSoft Special Meeting. Holders of options or warrants to purchase shares of TogetherSoft capital stock will not be entitled to vote at the TogetherSoft Special Meeting.

NO PROXIES ARE BEING SOLICITED BY TOGETHERSOFT AT THIS TIME. AFTER THE COMPLETION OF THE HEARING ON THE FAIRNESS OF THE MERGERS AND THE ISSUANCE OF THE PERMIT DESCRIBED IN THIS INFORMATION STATEMENT, TOGETHERSOFT WILL SOLICIT YOUR VOTE ON THE MERGERS BY SENDING YOU A FORM OF PROXY THAT YOU MAY USE TO CAST YOUR VOTE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY, NOR SHALL THERE BE ANY SALE, ISSUANCE OR TRANSFER OF THE SECURITIES REFERRED TO IN THIS INFORMATION STATEMENT, IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE SECURITIES TO BE ISSUED IN THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ISSUANCE BY BORLAND OF CERTAIN SECURITIES IN EXCHANGE FOR THE ISSUED AND OUTSTANDING SECURITIES OF TOGETHERSOFT AS DESCRIBED IN THIS INFORMATION STATEMENT WILL BE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), BY VIRTUE OF THE EXEMPTION PROVIDED FOR IN SECTION 3(A)(10) OF THE ACT.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED IN THIS INFORMATION STATEMENT IN CONNECTION WITH THE MATTERS REFERRED TO HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY BORLAND OR TOGETHERSOFT. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

A FINDING BY THE COMMISSIONER OF CORPORATIONS THAT THE PROPOSED TRANSACTION IS FAIR IS NOT A RECOMMENDATION OR ENDORSEMENT OF THE MERGERS.

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:    What are the Mergers?

A:    A subsidiary of Borland will merge with and into TogetherSoft. Immediately after this merger, TogetherSoft will merge with and into another subsidiary of Borland. As a consequence of the Mergers, the corporate existence of TogetherSoft will cease, and you will become a stockholder of Borland.

Q:    What will TogetherSoft stockholders receive in the Mergers?

A:    If the Mergers are completed, in exchange for all of the shares of TogetherSoft capital stock outstanding immediately prior to the Mergers and issuable upon exercise of options to purchase TogetherSoft common stock (“TogetherSoft Options”) and warrants to purchase TogetherSoft capital stock (“TogetherSoft Warrants”), Borland will pay an aggregate of $82,500,000 and issue an aggregate of 9,050,000 shares of Borland common stock, subject to reduction in certain circumstances described in this Information Statement, and subject to a portion of this consideration being placed into escrow for a certain period after the completion of the Mergers. Borland will make a cash payment to TogetherSoft stockholders for any fractional shares of Borland common stock they would otherwise be entitled to receive instead of issuing fractional shares in the Mergers. The number of shares of Borland common stock to be issued for each share of TogetherSoft common stock will not be adjusted based upon changes in the values of Borland common stock. As a result, the value of the Borland common stock that TogetherSoft stockholders will receive in the Mergers will vary as the market price of Borland common stock changes. We encourage you to obtain current market quotations for Borland common stock, which is traded on the Nasdaq National Market under the symbol “BORL.” For a more complete description of the merger consideration to be received by TogetherSoft stockholders in connection with the Mergers, see the section entitled “The Merger Agreement and the Mergers—Merger Consideration.”

Q:    Will Borland stockholders receive any shares or cash as a result of the Mergers?

A:    No. Borland stockholders will continue to hold the Borland shares that they currently own and will receive no consideration in the Mergers.

Q:    What vote is required by TogetherSoft stockholders to adopt the Merger Agreement?

A:    The Merger Agreement must be adopted by the affirmative vote of the holders of:

•
a majority of shares of TogetherSoft common stock and TogetherSoft preferred stock, on an as-if-converted to TogetherSoft common stock basis, outstanding on December 5, 2002, the record date for the TogetherSoft Special Meeting (the “TogetherSoft Record Date”), voting together as a single class, provided, however, that in connection with this vote, each share of TogetherSoft Series B Preferred Stock will represent 0.5162 of a vote;

•	a majority of the shares of TogetherSoft Series B Preferred Stock outstanding on the TogetherSoft Record Date; and

•	a majority of the outstanding shares of TogetherSoft Series A Preferred Stock.

As of the TogetherSoft Record Date, TogetherSoft stockholders who collectively hold approximately (a) 66.81% of the outstanding shares of TogetherSoft capital stock on an as-if-converted to TogetherSoft common stock basis (with each share of TogetherSoft Series B Preferred Stock representing 0.5162 of a vote), (b) 95.71% of the outstanding shares of TogetherSoft Series B Preferred Stock and (c) 76.06% of the outstanding shares of TogetherSoft Series A Preferred Stock, have agreed to vote in favor of the adoption of the Merger Agreement.

Q:    Does TogetherSoft’s board of directors recommend voting in favor of the Mergers?

A:    Yes. After careful consideration, TogetherSoft’s board of directors unanimously determined that the Mergers are advisable and fair to, and in the best interests of, TogetherSoft and its stockholders. TogetherSoft’s board of directors unanimously recommends that TogetherSoft stockholders vote FOR adoption of the Merger Agreement.

For a description of the factors considered by the TogetherSoft board of directors in making its determination, see the section entitled “The Merger Agreement and the Mergers—Reasons for the Mergers—TogetherSoft’s Reasons for the Mergers.”

Q:    When do you expect to complete the Mergers?

A:    We are working to complete the Mergers as quickly as possible. We hope to complete the Mergers prior to the end of January 2003.

For a description of the conditions to completion of the Mergers, see the section entitled “The Merger Agreement and the Mergers—Conditions of the Mergers.”

Q:    What do I need to do now?

A:    We urge you to carefully read and consider the information contained in this Information Statement, including the Annexes and Attachments, and to consider how the Mergers will affect you as a stockholder.

Q:    How do I vote?

A:    Proxy cards will be sent to you by TogetherSoft after the issuance of the permit described in this Information Statement.

Q:    Should stockholders send in their stock certificates now?

A:    No. TogetherSoft stockholders should not send in their stock certificates now. After the Mergers are completed, Borland will send TogetherSoft stockholders written instructions for exchanging their TogetherSoft stock certificates.

Q:    Will TogetherSoft stockholders recognize a taxable gain or loss for U.S. federal income tax purposes as a result of the Mergers?

A:    Taken together, the Mergers are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, which would mean that TogetherSoft stockholders would not recognize a gain or loss for United States federal income tax purposes until their disposition of the Borland common stock received in the Mergers, except to the extent of the cash received in the Mergers. Whether the Mergers will constitute a reorganization depends on the market price of Borland common stock at the time that the Mergers are completed and on other factors. TogetherSoft and Borland will use commercially reasonable efforts to cause the Mergers to constitute a reorganization and cause their respective counsel to deliver tax opinions (the “Tax Opinions”) to that effect. However, the closing of the Mergers is not conditioned on the receipt by TogetherSoft or Borland of the Tax Opinions. If the Mergers, taken together, do not constitute a reorganization, TogetherSoft stockholders would recognize a gain or loss for United States federal income tax purposes. We strongly encourage TogetherSoft stockholders to consult with their own tax advisors to determine their particular tax consequences.

For a more complete description of the tax consequences of the Mergers, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Q:    Whom should I call with questions?

A:    If you have any questions about the Mergers or if you need additional copies of this Information Statement, you should contact:

Evan Ng
Wilson Sonsini Goodrich & Rosati, P.C.
(650) 849-3102
eyng@wsgr.com

RISK FACTORS

TogetherSoft stockholders should consider the following factors in evaluating whether to adopt the Merger Agreement. These factors should be considered in conjunction with the other information included in or incorporated by reference into this Information Statement.

Risks Relating to the Mergers

Volatility of Borland’s Common Stock Price

Borland will issue shares of Borland common stock and cash, as described below, in consideration for all issued and outstanding shares of TogetherSoft capital stock. In recent years, the stock market, in general, and the securities of technology companies (including Borland), in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Borland common stock. The number of shares of Borland common stock issuable, and the amount of cash payable, in the Mergers will not change even if the market price of Borland common stock fluctuates; provided, however, that Borland will have the option, but not the obligation, to increase the number of shares of Borland common stock issuable in the Mergers if necessary to obtain the tax opinion from Cooley Godward LLP described in Section 6.6 of the Merger Agreement. See “The Merger Agreement and the Mergers—Merger Consideration” and “Material U.S. Federal Income Tax Consequences.” The specific dollar value of Borland common stock that TogetherSoft stockholders will receive upon consummation of the Mergers will depend on the market value of Borland common stock at that time. TogetherSoft stockholders will not know the specific dollar value of Borland common stock to be issued to TogetherSoft stockholders in the Mergers at the time of the TogetherSoft Special Meeting. We urge TogetherSoft stockholders to obtain recent market quotations for Borland common stock, which is traded on the Nasdaq National Market under the symbol “BORL.” See “Borland Stock Price Information.”

Integration of the Two Companies

Unless the technology, operations and personnel of Borland and TogetherSoft are successfully integrated, the anticipated benefits of the Mergers will not be achieved. Although the boards of directors of both Borland and TogetherSoft believe that the Mergers are in the best interests of their respective stockholders, there can be no assurance that the companies will realize the anticipated benefits of the Mergers. The integration of Borland and TogetherSoft will be complex, time consuming and expensive and may disrupt Borland’s and TogetherSoft’s businesses. The companies will need to overcome significant challenges in order to realize any benefits or synergies from the Mergers. These challenges include the timely, efficient and successful execution of a number of events after the consummation of the Mergers, including:

•	integrating the operations and technologies of the two companies;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies and information systems.

The execution of these events after the consummation of the Mergers will involve considerable risks and may not be successful. These risks include:

•	the potential strain on the combined company’s financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

•	the impairment of relationships with employees, suppliers and customers as a result of integration;

•	greater than anticipated costs and expenses; and

•	potential unknown liabilities associated with the Mergers and the combined operations.

The companies may not succeed in addressing these risks or any other problems encountered in connection with the Mergers. The inability to successfully integrate the operations, technology and personnel of Borland and TogetherSoft, or any significant delay in achieving integration, could have a material adverse effect on Borland and, as a result, on the market price of Borland common stock.

Global Integration

TogetherSoft maintains operations in Raleigh, North Carolina and at its facilities in Russia, the Czech Republic, Germany, the Netherlands, Canada, Finland, France, Italy, Sweden, United Kingdom and Japan. To date, Borland has not maintained direct operations in the Czech Republic. Borland will face challenges inherent in efficiently managing geographically diverse operations. The inability to manage the larger and geographically diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the business of Borland and, as a result, on the market price of Borland common stock.

Diversion of Management Attention

Successful integration of Borland’s and TogetherSoft’s operations, technology, products and personnel, as well as the integration of another company that was recently acquired by Borland, may place a significant burden on the management and internal resources of Borland. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on Borland and, as a result, on the market price of Borland common stock.

Potential Loss of Key Personnel

As a result of the Mergers, current and prospective TogetherSoft employees could experience uncertainty about their future roles within Borland. This uncertainty may adversely affect the ability of Borland to attract and retain key management, sales, marketing and technical personnel. In addition, in connection with the Mergers, certain current employees of TogetherSoft will be entitled to acceleration of vesting of TogetherSoft Options, which may adversely affect the ability of Borland to retain such employees following the Mergers. See “Interests of Certain Persons in the Mergers—Stock Options.”

Any failure to attract and retain key personnel could have a material adverse effect on the business of Borland and, as a result, on the market price of Borland common stock.

Uncertainty Related to the Mergers

TogetherSoft’s customers may, in response to the announcement of the proposed Mergers, delay or defer purchasing decisions. If TogetherSoft’s customers delay or defer purchasing decisions, the revenues of TogetherSoft could materially decline or any anticipated increases in revenue could be lower than expected.

Loss of Customers

Some of Borland’s and TogetherSoft’s existing customers or strategic partners may view themselves as competitors of Borland or TogetherSoft and therefore determine that the Mergers and the resulting acquisition of TogetherSoft by Borland are competitively disadvantageous to them. As a result, Borland’s and TogetherSoft’s relationship with such customers or strategic partners could be adversely affected, which could prevent Borland from realizing certain anticipated future revenue after the consummation of the Mergers.

Failure to Obtain Consents

TogetherSoft has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Certain of these contracts require TogetherSoft to obtain consent from these parties in connection with the Mergers. If their consent cannot be obtained on favorable terms, Borland may suffer a loss of potential future revenue or other adverse results and may lose rights to facilities or intellectual property material to the business of Borland after the consummation of the Mergers.

Potential Conflicts of Interests

Certain officers, directors and stockholders of TogetherSoft participate in arrangements that provide them with interests in the Mergers that are different from yours, including, among others, the continued service as an employee of Borland after the consummation of the Mergers, retention and severance benefits, the acceleration of stock and option vesting, continued indemnification. These interests, among others, may influence certain officers, directors and stockholders of TogetherSoft to support or approve the adoption of the Merger Agreement. See “Interests of Certain Persons in the Mergers.”

Limitations Regarding Alternative Transactions

Certain covenants in the Merger Agreement may impede the ability of TogetherSoft to make acquisitions or complete other transactions that are not in the ordinary course of business pending the consummation of the Mergers. As a result, if the Mergers are not consummated, TogetherSoft may be at a disadvantage with respect to its competitors. In addition, the Merger Agreement prohibits TogetherSoft from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, pending the consummation of the Mergers or termination of the Merger Agreement. Moreover, the Merger Agreement provides that TogetherSoft must pay a termination fee to Borland if the Merger Agreement is terminated and TogetherSoft enters into such a transaction with another party during the nine months following such termination. Any such transaction could be more favorable to TogetherSoft stockholders than the Mergers.

Adverse Changes

TogetherSoft will not be entitled to terminate the Merger Agreement if there is a material adverse change affecting Borland. If adverse changes occur to Borland, the market price of Borland common stock may decrease. This in turn may reduce the value of the shares of Borland common stock to be received by TogetherSoft stockholders in the Mergers.

Purchase Method of Accounting

If the anticipated benefits of the Mergers are not achieved, Borland’s financial results, including earnings per share, could be adversely affected. In accordance with United States generally accepted accounting principles, Borland will account for the Mergers using the purchase method of accounting. Borland will allocate the total estimated purchase price to TogetherSoft’s net tangible assets, amortizable intangible assets and in-process research and development based on their fair values as of the date of completion of the Mergers, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by Borland in the quarter in which the Mergers are completed. Borland will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the Mergers. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, Borland may be required to incur material charges relating to the impairment of those assets.

Escrow and Indemnification

TogetherSoft stockholders will be required to indemnify Borland and certain related persons for damages they incur as a result of a number of matters, which are described below under “The Merger Agreement and the Mergers—Escrow and Indemnification.” Cash and shares of Borland common stock, in an amount equal to $26,000,000 at the time of the closing of Merger I, that would otherwise be paid and issued to TogetherSoft stockholders in connection with Merger I will not be delivered to TogetherSoft stockholders immediately following the Mergers; instead, such cash and shares will be deposited into an escrow account with State Street Bank and Trust Company of California, N.A., the escrow agent appointed under the Escrow Agreement, (the “Escrow Agent”), to serve as security for the indemnification obligations of TogetherSoft stockholders. TogetherSoft stockholders may not receive the entire amount of cash and shares held in the escrow account, and there is a risk that TogetherSoft stockholders may not receive any of these funds. Under the terms of the Escrow Agreement, portions of the Escrow Funds will be held by the Escrow Agent until January 31, 2007, as described below under “The Merger Agreement and the Mergers—Escrow and Indemnification.”

Pursuant to the Secondary Escrow Agreement, an additional $250,000 in cash that would otherwise be paid to TogetherSoft stockholders in connection with Merger I will not be delivered to TogetherSoft stockholders immediately following the Mergers. Instead, such funds will be deposited with an escrow agent in a separate escrow fund, to be available to reimburse Peter Coad, in his capacity as the Primary Stockholders’ Agent, for fees and expenses he incurs in the performance of his duties as Primary Stockholders’ Agent. If the Primary Stockholders’ Agent incurs fees associated with his duties as Primary Stockholders’ Agent, he will be reimbursed for such fees from this escrow. Such fees would include costs of defending any claims made against the General or Special Escrows that the

Stockholders’ Agent determines to be non-meritorious claims. The purpose of this escrow is to provide some immediate source of payment for expenses incurred by the Primary Stockholders’ Agent in connection with his duties. Any fees reimbursed out of this escrow will not be reimbursed from the General Escrow Fund or Special Escrow Fund (each as defined below) on their respective distribution dates. Any funds remaining in this escrow account after all claims on the General Escrow Fund and Special Escrow Fund have been resolved will be distributed ratably to those stockholders who contributed funds to this additional escrow account. You are urged to carefully read the discussion under “Additional Matter Being Submitted to a Vote of TogetherSoft Stockholders” for more information regarding this additional escrow fund.

Tax Matters

Borland and TogetherSoft have structured the Mergers to qualify as a reorganization for U.S. federal income tax purposes. In addition, Borland and TogetherSoft have agreed to use commercially reasonable efforts to obtain opinions of the law firms Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, P.C., respectively, that the Mergers, taken together, will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The closing of the Mergers is not conditioned upon the receipt by Borland and TogetherSoft of these opinions. If the Tax Opinions are delivered to Borland and TogetherSoft, they will be based upon a number of assumptions, limitations and qualifications and will rely upon the truth and accuracy of certain representations made by Borland and TogetherSoft, including representations and assumptions (i) concerning the valuation discounts applicable to shares of Borland common stock subject to stockholder lockup agreements, (ii) as to the percentage of the total consideration value comprised of Borland common stock and (iii) that Merger II will be completed promptly after Merger I. It is possible that Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, P.C. will be unable to deliver the Tax Opinions described above, and it is not a condition to the Mergers that the Tax Opinions be obtained. If the factual assumptions described above are not satisfied, a TogetherSoft stockholder’s exchange of TogetherSoft shares for Borland common stock in Merger I could be a taxable transaction, depending on the facts and circumstances. Whether the Mergers will constitute a reorganization depends on the market price of Borland common stock at the time that the Mergers are completed and on other factors. Therefore, the tax consequences of the Mergers will not be known at the time of the TogetherSoft Special Meeting. You are urged to carefully read the discussion under “Material U.S. Federal Income Tax Consequences” and to consult your tax advisor concerning the consequences of participation in the Mergers.

Antitrust

United States Antitrust Law.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Mergers are subject to the filing and waiting period requirements of the HSR Act. Borland and TogetherSoft each have received notification from the FTC that early termination of the waiting period under the HSR Act has been granted.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Mergers. At any time before the consummation of the Mergers, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Mergers, or seeking the divestiture of substantial assets of Borland or TogetherSoft, or the subsidiaries of each. At any time after the Mergers, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of TogetherSoft capital stock acquired by Borland in the Mergers or the divestiture of substantial assets of Borland or TogetherSoft, or the subsidiaries of each. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Mergers on antitrust grounds will not be made or, if such a challenge is made, of the result. We encourage you to read Sections 6.1, 7.9 and 8.6 of the Merger Agreement for further information regarding the covenants of the parties and conditions to the Mergers relating to the HSR Act.

Foreign Antitrust Law.    The antitrust and competition laws of certain foreign countries may apply to the Mergers and filings and notifications may be required. Borland and TogetherSoft are reviewing whether any such filings are required in connection with the Mergers and, to the extent required, intend to make such filings promptly.

Failure to Complete the Mergers

In the event that the Mergers are not completed, TogetherSoft will be subject to a number of material risks, including, among others: (a) the possible loss of key employees, management personnel and key customers; (b) the accrual of a high level of legal, accounting, financial advisory and other fees and costs incurred in connection with the Mergers, all of which must be paid even if the Mergers are not completed; and (c) the need to raise additional capital to continue to operate its business.

Risks Relating to Borland

Borland operates in a rapidly changing environment that involves many risks, some of which are beyond its control. The following is a discussion that highlights some of these risks. Additional risks and uncertainties not presently known to Borland or that Borland currently deems immaterial also may impair Borland’s business operations or results. If any of these risks actually occur, Borland’s business operations or results could be harmed.

Borland may not be able to successfully complete business combinations or integrate combined businesses into Borland’s existing business.

As a part of Borland’s business strategy, Borland has recently acquired or is in the process of acquiring certain businesses, products and technologies. Borland may continue to make acquisitions of businesses, products or technologies in the future. However, acquisitions, including a growth strategy based on completing acquisitions, entail numerous risks. Any one of these risks, if realized, could negatively affect Borland’s business, financial condition and operating results. These risks include, but are not limited to:

•	there may not be suitable businesses, products or technologies available for acquisition on terms acceptable to Borland;

•
there may be substantial costs associated with acquisitions including the potential dilution to Borland’s earnings per share, the incurrence or assumption of debt, the assumption of contingent liabilities, the amortization of expenses related to intangible assets and the legal and other fees associated with the negotiation and consummation of the acquisition;

•	Borland may make acquisitions in markets where Borland has limited or no prior experience;

•	there is no guarantee that any acquisition Borland completes will result in earnings accretion, cost efficiencies or synergies;

•	Borland may expend resources to acquire products and technologies that Borland is not ultimately able to commercialize;

•	acquired businesses may bring with them unanticipated or undisclosed liabilities and risks;

•	integration and other risks of acquisitions can be more pronounced for larger transactions or if multiple acquisitions are pursued simultaneously; and

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if Borland fails to identify and complete these transactions, Borland may be required to expend resources to develop products and technology internally, Borland may be at a competitive disadvantage or Borland may be adversely affected by negative market perceptions, any of which may have a material effect on Borland’s operating results.

Acquisitions entail numerous risks, including the difficulty in the integration of operations, technologies, products and personnel. Acquisition integration issues are complex, time-consuming and expensive and, without proper planning and implementation, could significantly disrupt Borland’s business. The challenges involved in the integration of acquired businesses include, but are not limited to:

•	demonstrating to customers that the transaction will not result in adverse changes in customer service standards or business focus;

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consolidating and rationalizing corporate IT infrastructure, including difficulties in implementing information management and system processes that are sufficient to improve productivity, lower costs, and support direct sales;

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combining product offerings and preventing customers from deferring purchasing decisions or switching to other suppliers due to uncertainty about the direction of Borland’s product offerings and Borland’s willingness to support and service existing products, which could result in incurring additional obligations in order to address customer uncertainty;

•	coordinating sales and marketing efforts to communicate Borland’s capabilities effectively;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

•	preserving distribution, marketing or other important relationships and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business concerns;

•	persuading employees that business cultures are compatible, maintaining employee morale and retaining key employees, in particular those in sales and software engineering positions;

•	coordinating and combining international operations, relationships and facilities, which may be subject to additional risks and constraints imposed by local laws and regulations; and

•	managing integration issues with respect to Borland’s acquired businesses shortly after, simultaneously with, or pending the completion of, other acquisitions.

Borland’s success is dependent on the broad adoption of certain programming languages and standards, particularly Java.

Many of Borland’s most popular products are focused on the Java language and platform, and Borland continues to invest heavily in software solutions for the Java platform as it evolves, including enterprise-focused standards such as Java 2 Platform, Enterprise Edition, or J2EE, and Enterprise JavaBeans, or EJB, to enhance the performance and functionality of these products. Java, however, is a relatively new language and was developed primarily for the Internet and corporate Intranet applications. Borland believes that Java is making significant inroads with respect to its adoption for enterprise applications, but it is unlikely to be the only major software architecture standard that enterprises will adopt. For example, it is expected that for the foreseeable future the Java language and platform will face significant competition in the enterprise market from Microsoft’s more recent alternative, namely its C# language and .NET platform. If Java, including EJB and J2EE, does not become widely adopted, Borland’s business could be adversely impacted.

In addition, Borland’s infrastructure products, including Borland Enterprise Server, are based on Common Object Request Broker Architecture, or CORBA. CORBA is a standard from the Object Management Group (OMG) for communicating between distributed objects (objects are self-contained software modules). CORBA provides a way to execute programs (objects) written in different programming languages running on different platforms no matter where they reside in the network. While Borland believes that CORBA has achieved widespread acceptance as a software-based communications interface through which objects are located and accessed, critics contend that its penetration tends to be narrow and deep, resulting in large investments by relatively few enterprises. CORBA is a highly complex technology requiring significant investments and expertise to implement, as well as support and train users. If CORBA is displaced or its popularity diminished, Borland’s business would be negatively impacted.

If Borland is unable to maintain its license to Java technology, Borland may not be able to license its Java products to third parties, which will harm Borland’s business.

Borland’s Java products require proprietary technology made available by Sun Microsystems (“Sun”) in order to operate. Pursuant to license agreements with Sun, Borland licenses the Java 2 Platform, Standard Edition specification, the Java 2 Platform, Enterprise Edition specification and the Java 2 Platform, Micro Edition specification. The principal agreement provides for a five-year term and will terminate on December 28, 2005. While Borland would expect to renew this agreement, Sun is not obligated to do so. Upon expiration of this license, Borland will continue to have the right to distribute Borland’s software products containing the version of Java technology incorporated at the time of expiration. However, if the agreement is terminated by Sun due to material breach of the terms of the license or upon an action for infringement of intellectual property rights relating to the Java technology by Borland against Sun or any of its other licensees, Borland is required to return or destroy all copies of the Java technology, including derivative works. If Sun fails to renew the license agreement or otherwise stops making this proprietary technology available on commercially reasonable terms, and Borland is unable to develop or otherwise identify effective alternatives to licensing this technology, Borland’s business will be harmed. Alternatively, if Sun makes significant changes to the Java language or its proprietary technology, or fails to correct defects and limitations in these products, Borland’s ability to continue improving and shipping its products could be impaired.

Borland is relatively new to the software application infrastructure market, and may not be able to successfully compete in that market.

The software application infrastructure market is relatively new and evolving. While Borland believes it maintains strong relationships with the information technology, or IT, organizations in large enterprises through Borland’s developer network, Borland does not have extensive experience in this market. For example, Borland entered this market for the first time as the result of its acquisition of Visigenic in 1997 and is now marketing comprehensive implementation solutions to enterprises including development and infrastructure products. There can be no assurance that the software application infrastructure market will grow or that Borland will be able to compete successfully in it. To compete successfully in the software application infrastructure market Borland believes it will need to:

•	successfully select the operating platforms, database management systems and server software which ultimately achieve market acceptance;

•	successfully and efficiently invest significant resources in direct sales, marketing and product development;

•	compete with several very large and well-established companies with significant “mindshare,” as well as a number of smaller successful companies, that are already competing in these markets;

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develop stronger relationships with systems integrators and other strategic partners with access to enterprise accounts and “C”-level decision-makers on software application infrastructure products; and

•	coordinate the activities of Borland’s various product organizations to provide fully integrated products, including synchronizing release cycles.

The customers for Borland’s application infrastructure products are, and Borland expects its customers will continue to be, highly concentrated in a small number of vertical markets, so a continued economic downturn in these markets would significantly harm Borland’s revenues.

A large portion of Borland’s revenue with respect to its application infrastructure products is derived from customers in a small number of vertical markets such as the technology, telecommunications and financial markets. While Borland believes that customers in these markets are attracted to the performance advantages of its products, continuation or deepening of the current economic downturn in any of these markets could have a significant impact on Borland’s revenues with respect to its application infrastructure products. Borland’s infrastructure business was adversely affected in 2001 and 2002 by the economic downturn in these markets, particularly the telecommunications market. Borland’s failure to broaden its base of customers outside these vertical markets would reduce its future revenues with respect to its application infrastructure products if the extended downturn in its targeted vertical markets continues.

Borland has a relatively new direct sales force and Borland’s limited experience in managing them may impair its ability to expand sales and generate increased revenue, particularly with regard to its application infrastructure products.

Because a significant percentage of Borland’s sales force is relatively new to Borland’s company, there is a limited history on which to evaluate their performance. There can be no assurance that Borland’s expanded sales force will succeed in increasing or sustaining its revenue or improving its competitive position or that Borland’s newly-hired employees will achieve desired levels of productivity. In addition, while Borland has experienced sales management personnel, Borland has limited experience in managing a large, geographically-dispersed sales force. For example, Borland may experience difficulty in integrating the new members of its sales team into its operations. Borland’s failure to successfully manage its sales force may impair its ability to increase sales and grow its revenue.

If Borland’s efforts to motivate and train its sales and technical personnel are unsuccessful or are not cost-effective, Borland’s operating results would be harmed.

Borland needs to extensively train and motivate its sales personnel, invest additional resources in its sales efforts and effectively educate its authorized resellers. Borland’s software products and services require a sophisticated sales effort, including efforts targeted at the senior management and information technology departments of its prospective customers. In addition, Borland believes its products, including both its development and application infrastructure products, compare well against Borland’s competition’s products on the basis of its products’ technical and performance benefits, increasing Borland’s particular need to have well trained, technically savvy sales personnel in order to communicate these advantages to prospective customers. Borland has made significant investments in training its direct sales force and implemented new sales compensation programs for 2002 in an effort to improve and motivate its sales force and increase sales. There can be no assurance, however, that these programs will be successful in achieving this result in the long term, and such changes and additional investments could significantly increase Borland’s sales-related expenses and negatively impact operating results.

Borland’s increasing focus on enterprise customers may increase fluctuations in its financial results.

As Borland increasingly seeks to license software products directly to its customers, particularly large enterprises, Borland has experienced sales cycles that are substantially more lengthy and uncertain than those associated with its traditional business of licensing software through indirect and retail channels. Borland believes that a significant percentage of its future revenue will be from enterprise customers. These transactions typically contain multiple elements, including licenses for development and deployment products, technical support, maintenance, consulting and training services. As a result, these customers generally commit significant time and resources to evaluating Borland’s software, and they require Borland to expend substantial time, effort and money in establishing the enterprise relationship and in educating them about Borland’s software products and solutions, which can sometimes result in lower operating margins. Also, sales to these types of customers generally require an extensive sales effort throughout the customer’s organization and often require final approval by the customer’s Chief Information Officer or other senior “C”-level employee. In particular, while Borland’s strategy includes leveraging the loyalty of its developer network to sell its software application infrastructure products within their enterprises, Borland believes that purchase decisions on software application infrastructure technology often involve more senior level employees than sales of development products. All of these factors substantially extend the sales cycle and increase the uncertainty of whether a sale will be made in any particular quarter, or at all. Borland has experienced and expect to continue to experience delays and uncertainty in the sales cycle as well as increased up-front expenses in connection with enterprise sales. The timing of the execution of enterprise volume licenses, or their nonrenewal by large customers, could cause Borland’s results of operations to vary significantly from quarter to quarter and could have a material adverse impact on its results of operations. In addition, the continued weakness in the market for IT investment, particularly for wide-scale enterprise-wide deployments, has lengthened, and may continue to lengthen Borland’s sales cycle, as prospective customers defer significant investments in IT infrastructure until the market for IT investment improves.

The number of factors that affect Borland’s revenues makes its future results for a particular period difficult to predict and therefore Borland may not meet expectations for a particular period.

Borland believes that its revenues have the potential to vary significantly from time to time. These fluctuations could cause Borland’s stock price to fluctuate significantly. Borland believes that these variations may result from many factors including:

•	timing, and any delay in the introduction, of upgrades to existing products or new products;

•	the mix of channels through which Borland sells its products;

•	the relative mix of demand for Borland’s various products and services;

•	the size and timing of significant orders and their fulfillment;

•	the number, timing and significance of product upgrades and new product announcements by Borland and its competitors;

•	changes in pricing policies by Borland or its competitors;

•	customer order deferrals in anticipation of upgrades or new products offered by Borland or its competitors;

•	product release cycles for Borland’s products and those of its competitors;

•	product defects that may be discovered from time to time and other product quality problems;

•	general domestic and international economic and political conditions; and

•	information technology budgets and overall capital expenditure budgets of Borland’s customers and prospective customers.

A significant portion of Borland’s customers, particularly enterprise-level customers, place orders toward the end of a given quarter. Revenue may also fluctuate based on Borland’s customers’ fiscal year budgeting cycles. Therefore, revenues may be difficult to predict, and any revenue shortfall for a quarterly period may not be known until late in the quarter. Additionally, Borland’s costs are based on projected revenues and are relatively fixed in the short term. Therefore, if Borland’s revenue levels fall below projections, net income may be significantly reduced, and, accordingly, Borland may experience a loss. As a result, Borland believes that quarterly revenues and operating results will continue to be difficult to forecast and period-to-period comparisons of Borland’s results of operations are not necessarily meaningful and should not be relied upon as indications of trends or its future performance.

Borland’s international operations and sales could be harmed by factors outside its control.

A substantial portion of Borland’s revenue is from international sales. International sales accounted for approximately 66% of Borland’s revenues in the three months ended September 30, 2002. In addition, an increasing portion of Borland’s operations consist of sales activities outside the U.S. Given Borland’s focus on international markets and the market potential for Borland’s products in such markets, Borland anticipates increased international sales going forward. However, there are inherent risks in doing business internationally, including:

•	the difficulty of staffing and managing an organization spread over various countries and continents;

•	potentially reduced or less certain protection for intellectual property rights than is available under the laws of the United States;

•	seasonal reductions in business activity during the summer months in Europe and other parts of the world;

•	shipping delays of new product releases;

•	longer payment cycles in some countries and greater difficulty in collecting accounts receivable;

•	fluctuations in foreign currency exchange rates;

•	restrictions on the expatriation of currency from a particular country;

•	export restrictions, tariffs, duties and other trade barriers;

•	changes in regulatory requirements;

•	compliance with various conflicting laws and regulations;

•	overlap of different tax structures; and

•	political or economic instability in certain parts of the world.

One or more of these risk factors could have a material adverse effect on Borland’s future international operations and sales and, consequently, on Borland’s business, operating results and financial condition. In addition, Borland’s subsidiaries generally operate in local currencies, and their results are translated monthly into U.S. dollars. If the value of the U.S. dollar increases significantly relative to foreign currencies, there could be a material adverse effect on Borland’s business, operating results and financial condition.

Borland’s business may suffer if international trade is hindered, disrupted, or economically disadvantaged.

Political and economic conditions abroad may adversely affect international sales of Borland’s products. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, could adversely affect Borland’s ability to sell its software products and services in foreign markets. Trade protection measures and import and export licensing requirements subject Borland to additional regulation and may prevent Borland from shipping products to a particular market, and increase Borland’s operating costs. In addition, Borland could be subject to regulations, fines and penalties for violations of import and export regulations. Such violations could result in penalties, including prohibiting Borland from exporting its products to one or more countries and restrictions from transacting business with the U.S. government and instrumentalities thereof, and could adversely affect Borland’s business. Changes in policies by the U.S. or foreign governments resulting in, among other things, higher taxation, currency conversion limitations, restrictions on the transfer of funds or the expropriation of private enterprises also could have a material adverse effect on Borland. Any actions by countries in which Borland conducts business to reverse policies that encourage foreign investment or foreign trade also could adversely affect Borland’s operating results.

If Borland fails to effectively manage its growth, Borland’s infrastructure, management and resources could be strained, its ability to effectively manage its business could be diminished and its operating results could suffer.

Borland’s future success is dependent on growing its company. The failure to manage Borland’s growth effectively could strain its resources, which would impede its ability to increase revenues. During the past two years, Borland has increased the number of product releases it makes each year and has introduced a number of new products and services. Borland plans to continue to expand further the number and diversity of its software solutions and their use in the future. Borland’s ability to manage its planned growth effectively will require it to:

•	successfully hire, train, retain and motivate Borland’s employees;

•	enhance Borland’s operational, financial and management systems; and

•	expand Borland’s research and development capacity.

As Borland expands and diversifies its product and customer base, Borland may be required to increase its selling, general and administrative expenses. Borland also may be required to increase staffing and other expenditures in order to meet the anticipated demands of its customers. Borland’s customers, however, do not commit to license its software for more than a short time in advance. Any increase in expenses in anticipation of future orders that do not materialize would adversely affect Borland’s profitability. If Borland cannot manage its growth effectively, Borland’s business and results of operations could be negatively impacted.

The success of Borland’s Linux-based products is dependent upon increased future adoption of Linux.

Borland is investing time and resources in developing products, such as Kylix, for the Linux operating system. Linux is a relatively new operating system that runs on a variety of hardware platforms. Linux has yet to be adopted on a widespread basis, though major hardware vendors like IBM and Sun Microsystems are supporting it. If Linux is not adopted, or is adopted more slowly than Borland anticipates, Borland’s investments in Linux-compatible products may not generate their anticipated return.

The success of Borland’s Web Services enabled products is dependent upon the adoption of Web Services.

Borland has recently enhanced its existing products with Web Services capabilities, including providing for the development of Web Services-enabled components and the integration of Web Services-enabled components. While Borland believes that the popularity of using and making available Web Services for software development could be substantial, the Web Services-based development market is nascent and only now emerging, and Borland cannot predict whether this market will develop as it anticipates or if at all. If the market does not develop as Borland anticipates, Borland’s growth may be adversely affected. In particular, Borland is anticipating a significant market opportunity to bridge the Microsoft .NET and Java platforms through Web Services. If the Web Services market does not develop as Borland anticipates or if one of these platforms achieves significantly greater market acceptance than the other, the opportunity to bridge the two platforms through Web Services may not be as significant as Borland expects and Borland will not be able to benefit from this opportunity through its development and deployment products. Alternatively, if Borland is unable to enhance its products to remain current with technological advances in the respective platforms, Borland will not be in a position to capitalize on this cross-platform Web Services opportunity.

Borland may not be able to successfully compete against current and potential competitors.

Borland’s markets are intensely competitive. Rapid change, new and emerging technologies and fierce competition characterize these markets. The pace of change has accelerated due to the emergence of the Internet, and related programming platforms and languages, including Sun Microsystem’s Java and Microsoft’s .NET and C#, as well as new operating systems such as Linux.

With respect to Borland’s JBuilder product, Borland competes primarily with the Java IDEs offered by IBM, TogetherSoft, Sun Microsystems, Oracle and JetBrains (formerly IntelliJ). With respect to Borland’s integrated Java performance assurance tools such as Borland’s Optimizeit Suite, Borland competes with Rational Software and Sitraka (Quest). With respect to Borland’s Delphi and C++Builder products, Borland competes primarily with Microsoft. With respect to Borland’s TeamSource DSP service, Borland’s potential competitors may include Merant, Microsoft, MKS and Rational Software. With respect to Borland’s Borland Enterprise Server, AppServer Edition, Borland competes primarily with BEA, IBM, Oracle and Sun Microsystems. With respect to Borland’s Borland Enterprise Server, VisiBroker Edition and Borland’s VisiBroker middleware product, Borland competes primarily with Iona. With respect to Borland Enterprise Server, Web Edition, Borland competes primarily with Microsoft and providers of the Apache Web Server. In the markets for Borland’s development products, Borland also competes with platform vendors such as Microsoft, Oracle, Sun Microsystems, Hewlett-Packard, IBM and Red Hat.

Borland attempts to differentiate its products from its competitors’ products based on scalability, functionality, interoperability, cost of ownership, performance and reliability as well as their effectiveness in addressing Borland’s customers’ needs. There can be no assurance that Borland will be able to successfully differentiate its products from those of its competitors in the future or be able to continue to enhance its product lines to meet the needs of its customers. In addition, many of Borland’s competitors have substantially greater financial, management, marketing and technical resources than Borland has. Many of Borland’s competitors have well established relationships with its current and potential customers, extensive knowledge of the market and extensive product development, sales and marketing resources. These competitors may be more successful than Borland at developing and marketing products in Borland’s markets.

Because there are relatively low barriers to entry in a number of Borland’s markets, Borland also can expect additional new competition from other established and emerging companies. Increased competition in Borland’s markets, including from companies with substantial resources, could result in price reductions, fewer customer orders, reduced gross margins and loss of market share. Any one of these results could adversely affect Borland’s business. For example, given the growth and adoption of Java, Borland is observing increased attention on the market for Java development technologies, and expects additional new entrants. For example, certain vendors which have previously not focused significant resources on the Java development market have altered their product strategies to incorporate Java development offerings. Because Borland is dependent on the market for Java development for a substantial portion of its revenue, increased competition in this market could damage Borland’s competitive position and significantly affect its operating results. Similarly, the market for development technologies to enable Web Services is receiving increased attention and is likely to become intensely competitive.

Bundling arrangements or product give-aways by Borland’s competitors, including freely available development technologies, may diminish demand for Borland’s products or pressure Borland to reduce its prices.

Certain of Borland’s competitors, such as those that are primarily hardware vendors or platform providers, generate a substantially greater proportion of their sales in markets in which Borland does not directly compete. In addition, Borland believes a number of such competitors view sales of products such as development technologies as important for enhancing the functionality of their core products, as well as the demand for such products. As a result, certain such companies may offer products that compete with Borland’s offerings bundled with their other products, such as application servers, work stations, personal computers, operating systems and databases. In such event, the effective price for products that compete with Borland’s products may be heavily discounted or offered at no charge. Such competitive pressures could require Borland to reduce the price of its products and related services and adversely affect Borland’s operating results. Similarly, certain industry alliances and arrangements exist or may be formed in the future under which companies in markets in which Borland does not compete ally with companies in Borland’s markets to bundle products in order to help increase respective market shares. Such arrangements may result in lower effective prices for products that compete with Borland’s offerings than its own prices, putting pressure on Borland’s business and diminishing its competitive position.

In addition to bundled offerings and bundling arrangements, certain competitors make available or have begun making available for no charge to their customers products that compete with Borland’s products, including its development technologies such as JBuilder. While Borland believes that products made available at minimal or no cost are not able to compete with its offerings on the basis of quality, performance, reliability and cost of ownership, among other things, freely available competitive technologies are a risk to Borland’s business. At a minimum, technologies offered at no charge increase pricing pressure and threaten to impact Borland’s results. IBM’s open source Eclipse initiative, for example, is an example of a model under which products that are competitive with Borland’s offerings may eventually become available at minimal or no cost. IBM Eclipse is attempting to create an open source toolkit in which customers can access and create development technologies at no charge. If this type of model is widely adopted, Borland’s business will be harmed.

If Borland is unable to meet rapid changes in technology and introduce competitive products, its existing products could become technologically obsolete.

The market for Borland’s products is highly competitive and is characterized by continuous technological advancement, evolving industry standards and changing customer requirements. While Borland believes that to date it has successfully developed products that incorporate the latest technologies and standards, Borland cannot be certain that it will successfully design and market new products and upgrades of its current products that are competitive and work with existing and new computer platforms and operating environments.

Additionally, Borland faces a number of competitive risks in the software market, including, but not limited to, the following:

•	Borland may introduce products later than it expects or later than competitors’ introductions;

•	competitors may introduce competing products at lower prices or potentially at no cost;

•	Borland’s products may not meet customers’ expectations regarding features and performance;

•	competitors’ products based on new technologies or new industry standards may quickly render Borland’s existing products obsolete;

•	the free availability of certain core new technologies may lower barriers to entry and minimize Borland’s competitive advantages on the basis of price and performance; and

•	in order to match actions by competitors, Borland may need to provide product upgrades at lower prices which may result in lower margins and decreased operating results.

Borland may not successfully address these risks. If Borland does not successfully address these risks, its business and operating results could be seriously harmed.

Borland’s strategic relationships and partnerships may not achieve their objectives, and the failure to do so could impede its growth.

Borland currently maintains a number of important strategic alliances and technology partnerships with industry leaders such as Microsoft, Sun Microsystems and Nokia. Borland’s current technology partners give it, among other things, early access to emerging technologies, additional resources to market Borland’s products, as well as an entry point to meet potential customers. Borland’s relationships with systems integrators and resellers also provide additional expertise to its customers and bolster its service capabilities, among other things. In the future, Borland anticipates exploring additional strategic alliances, technology partnerships and other arrangements designed to further all of these goals. Borland’s current or prospective strategic alliances and technology partnerships may not achieve their intended objectives however, and parties to Borland’s strategic alliances and technology partnerships may not perform as contemplated. Additionally, Borland’s partners may choose to terminate their arrangements with it where no binding contractual arrangements exist. Under Borland’s relationship with Nokia, for instance, Nokia is currently recommending JBuilder as its preferred IDE for Java development to its customers and/or vendors of ancillary products. This arrangement is not binding however, and Nokia may choose not to recommend JBuilder at some future date or to recommend a competitor’s products. The failure to develop or maintain Borland’s strategic alliances and technology partnerships, or Borland’s partners’ inability to perform or decision not to perform or to opt out of their arrangements with it, may impede Borland’s ability to introduce new products or enter new markets. As a result, Borland’s operating results could be materially affected.

If the wireless and mobile application market does not develop as anticipated Borland’s future growth may be negatively impacted.

Borland has recently introduced new Java-based products targeted for development applications for mobile and wireless devices, including JBuilder MobileSet and JDataStore 6. Borland has also entered into strategic relationships or technology partnerships with wireless device manufacturers, including Nokia, in order to enhance its position in this market. If the market for mobile and wireless applications does not develop as Borland anticipates or as quickly as it anticipates, the demand for Borland’s wireless products will be adversely impacted. The failure of the wireless market to develop as Borland expects, or Borland’s failure to penetrate this market, will impede Borland’s anticipated sales growth and could result in substantially reduced earnings from those Borland anticipates.

The growth in the market for mobile and wireless applications will depend on a number of factors, any of which may impact Borland’s ability to derive substantial revenue from this market in the future. These factors include:

•	rate of adoption of mobile devices by enterprises and consumers, including personal digital assistants, handheld computers, smart phones, pagers and other mobile devices;

•	rate of adoption of wireless applications and services available on such devices by enterprises and consumers;

•	success in marketing of wireless applications and services by a limited number of communication service providers, including pricing;

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the rate of build-out of and upgrades to existing wireless networks, including, but not limited to: availability of rights to cell and switch sites as well as zoning variances and other approvals for network construction; completion of cell site design, frequency planning and network optimization; completion of fixed network implementation; expansion of customer care, network management and billing systems; and vendor equipment availability;

•	availability of additional spectrum capacity to enable service providers to expand existing wireless data services and develop third generation services; and

•	health issues, including as they relate to radio frequency emissions or the use of devices while driving automobiles, and potential legal restrictions and/or litigation in conjunction therewith.

If Borland’s products for the wireless or mobile market are not widely accepted its growth may be negatively impacted.

In addition to the development and growth of the market itself, Borland’s ability to generate significant revenue in the wireless application implementation market will depend on its ability to adapt to the rapid technological shifts in this market to keep its products viable and competitive. Technological factors that may impact Borland’s ability to generate substantial revenue in the wireless market include:

•	failure of Java to gain in popularity as a programming platform for wireless and mobile application development;

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emergence of a dominant programming language or platform or operating system for mobile and wireless devices and Borland’s corresponding ability to develop technologies that facilitate software development and deployment for such technologies;

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failure of a dominant platform or operating system to emerge and Borland’s corresponding ability to develop technologies that facilitate software development and deployment across the range of such technologies or a significant subset thereof;

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increasing proliferation of mobile or wireless devices with varying technical specifications and form factors, and Borland’s corresponding ability to develop products capable of facilitating development and deployment to the range of devices with such varying requirements;

•	evolving standards and other technological changes; and

•	pace of overall technological change in the mobile and wireless markets.

If the wireless and mobile market does not develop as Borland anticipates or if Borland is unable to respond to technological shifts in the market, Borland’s anticipated sales and operating results could be adversely impacted. In addition, even if the wireless market does develop and Borland has competitive products, Borland’s failure to market and sell these products to its customers will impact its anticipated sales and operating results.

If Borland’s products do not operate with the wide variety of hardware, software and operating platforms, environments and programming languages used by its customers, Borland’s revenues would be harmed.

Borland’s customers use a wide variety of constantly changing hardware, software and operating platforms. Borland invests and will continue to invest a significant amount to develop products for new or emerging software and hardware platforms in the server, desktop, personal digital assistant, mobile, wireless and other environments that may develop from time to time. However, there is a risk that a new hardware or software platform that Borland does not provide products for could rapidly grow in popularity. In particular, Borland believes that this risk is substantial with regard to particular proprietary platforms and languages for which Borland may not be given preferential access or access at all. As a result, Borland may not be in position to develop products for such platforms or may be late in doing so. If Borland fails to introduce new products that address the needs of emerging market segments, or if Borland’s new products do not achieve market acceptance as a result of delays in development or other factors, Borland’s future growth and profitability could suffer. In addition, Borland may incur significant expenditures to develop products for emerging platforms that do not ultimately become large or profitable market segments.

If Borland’s development products for Microsoft .NET are not successful, its business would be harmed.

Borland is currently investing resources into its research and development efforts for Microsoft .NET development products. Microsoft .NET is Microsoft’s new operating environment for software applications. While Borland is releasing development products that support the .NET environment, Borland’s business would be harmed if it is unable to develop an effective development product for the .NET environment that addresses the needs of Borland’s customers, or if Borland’s competitors, particularly Microsoft, develop such products more effectively than Borland does. In addition, despite Borland’s efforts to provide effective and compatible development products for the .NET environment, customers may still elect to use an all-Microsoft development environment. Furthermore, the success of Borland’s .NET products is dependent upon Microsoft gaining market acceptance of its .NET environment. If Microsoft’s .NET environment does not gain market acceptance or gains acceptance more slowly than Borland anticipates, Borland’s investments in .NET compatible products may not generate their anticipated return. In conjunction with .NET, Microsoft has a new development language, C#. An alternative to Java, C# is an object-oriented programming language and is based on C++. Borland believes that C# is gaining in market acceptance. Borland does not, however, currently offer a development product for the C# programming language. If certain emerging programming languages, such as Microsoft’s C#, gain significantly in popularity and Borland does not offer a development technology to facilitate development in such languages, Borland’s competitiveness could be diminished and its results adversely impacted.

Because competition for qualified personnel is intense, Borland may not be able to recruit or retain qualified personnel, which could negatively impact the development and licensing of its products.

Borland believes that its ability to successfully grow and manage its business and to develop new products will depend, in large part, on its ability to recruit and retain qualified employees, particularly highly skilled software engineers and management personnel. Over the last few years, Borland has increased compensation, bonuses, stock options and other fringe benefits in order to attract and retain key personnel. In the past, some of Borland’s competitors have utilized their greater resources to provide substantial signing bonuses and other inducements to lure key personnel away from Borland. As a result,

Borland may be required to further increase compensation and benefits. Borland is not certain that these efforts will succeed in retaining its key employees, and its failure to attract and retain key personnel could significantly harm its business. Even if Borland succeeds in attracting and retaining key personnel, these increased compensation costs may not be offset through either improved productivity or higher revenue.

Furthermore, Borland does not maintain key person insurance on any of its employees or management team members, including Dale L. Fuller, Borland’s President and Chief Executive Officer. If Borland loses one or more of the members of its management team, including Mr. Fuller or other key employees, Borland will not receive insurance or other proceeds to help offset the loss to Borland of unique skills and talents or the potentially high cost of replacement personnel, and its business and operating results could be seriously harmed.

Borland’s research and development efforts may be costly and may not produce successful new products and product upgrades.

Borland’s future success will depend upon its ability to enhance its current products and develop and introduce new products on a timely basis, particularly if new technology or new industry standards render any existing products obsolete. Borland believes that it will need to incur significant research and development expenditures to remain competitive, particularly since many of its competitors have substantially greater resources. The products that Borland is currently developing or may develop in the future may not be technologically successful or may not be accepted in its market. In addition, the length of Borland’s product development cycle may be greater than Borland expects. If the resulting products are not introduced in a timely manner, or do not compete effectively with products of Borland’s competitors, its business will be harmed.

Delays in the introduction of new products may cause Borland to lose customers to its competitors or harm its reputation.

From time to time, Borland announces when it expects to introduce a new product. Borland also attempts to maintain a consistent release schedule for upgrades of existing products. In the past, some of Borland’s products have shipped later, sometimes substantially later, than when Borland originally expected. The loss of key employees may increase the risk of these delays. Some of Borland’s products are based on technology licensed from third parties. Borland has limited control over when and whether these technologies are upgraded. The failure to receive adequate notice of, the delay in release of, or the inadequacy of enhancements to technology licensed from third parties could have a material adverse effect on Borland’s ability to develop and enhance its products. Due to these uncertainties inherent in software development, it is likely that these risks will materialize from time to time in the future. Borland could lose customers as a result of substantial delays in the shipment of new products or product upgrades.

Borland depends on technologies licensed to it by third parties, particularly that of Sun Microsystems and Microsoft, and the loss or inability to maintain these licenses could prevent or delay sales or shipments of certain of its products.

Borland is dependent on licenses from third-party suppliers for some elements of its products such as various file libraries. In particular, Borland is dependent on technology licenses from Sun Microsystems with respect to Borland’s Java products and Borland is dependent on licenses from Microsoft with respect to Borland’s Delphi and C++Builder products. If any of these licenses were terminated or were not renewed, or if these third parties failed to develop new technology products or failed to notify Borland in a timely manner of any new or updated technology, Borland might not be able to ship such products or provide support for such products, including upgrades. Borland would then have to seek an alternative to the third party’s technology and, in some cases, it is possible that an alternative may not exist. This could result in delays in releasing and/or shipping Borland’s products, increased costs or reduced functionality of Borland’s products which in turn could have a material and adverse effect on Borland’s business, operating results and financial condition.

Open source technologies lower the barrier to entry in Borland’s markets and have the potential to harm its ability to sell its products and services on profitable terms.

The free availability of technology, such as Linux, may allow competitors to enter Borland’s markets more easily and at lower cost. For example, Borland’s ability to enhance its development technologies is based on access to technologies Borland obtains through costly licenses with Sun Microsystems and Microsoft, among others, providing a potential barrier to entry in Borland’s markets. If key technologies are made freely available, the advantages Borland derives from its industry relationships and financial position could be diminished. In turn, Borland’s competitive position, its revenues and growth could be negatively impacted.

Borland’s historical financial information relating to a number of its development technologies is based on sales of development applications for legacy languages and traditional hardware platforms, and as such may not be indicative of Borland’s future performance in developing and marketing software for emerging languages and emerging hardware platforms.

Borland’s historical financial information relating to a number of its development technologies is based on sales of software designed to develop applications for legacy platforms (e.g., Windows and C++) as well as traditional computer hardware platforms (e.g., mainframes, work stations, applications servers, desktop personal computers, notebook computers, etc.). While Borland continues to enhance the functionality of these products and expect sales of these technologies to continue to generate a significant percentage of its revenue, Borland expects to derive an increasing percentage of its revenue from sales of its development technologies for emerging platforms such as Java and .NET, as well as emerging hardware platforms such as wireless and mobile computing devices. Relative to Borland’s traditional business, Borland does not have a lengthy operating history in these markets upon which to evaluate its prospects, which may make it difficult to predict Borland’s actual results in future periods. Accordingly, actual results of Borland’s future operations may differ materially from its anticipated results.

If Borland cannot increase market awareness of its products and services its business could be harmed.

Borland continues to expand its marketing operations to increase market awareness of its products and services, enhance the goodwill associated with the “Borland” brand, market its products and services to a greater number of customers and generate increased revenue. Borland’s products and services increasingly require strong marketing efforts to address the various departments of an enterprise, as well as the developer community at large, and Borland’s inability to effectively market its products could impede its ability to compete effectively. In addition, the need to engage in these marketing efforts could result in a significant increase in Borland’s operating expenses.

Borland depends on a small number of distributors like Ingram Micro for a significant portion of its revenue; if Borland loses one or any of its major distributors its revenue could suffer.

Ingram Micro, one of Borland’s major distributors, accounted for approximately 17% and 14% of Borland’s total revenue for the three and nine months ended September 30, 2002, respectively. Ingram Micro accounted for approximately 13% of Borland’s total revenue during the year ended December 31, 2001 and 12% of total revenue during the year ended December 31, 2000. Borland expects that Ingram Micro will continue to be a significant distributor and a small number of distributors will continue to account for a significant portion of Borland’s revenue for the foreseeable future. Borland’s inability to increase the number of its distributors or the loss of any one major distributor like Ingram Micro could limit Borland’s ability to maintain or increase its market share, or could cause Borland’s revenue to drop quickly and unexpectedly.

Because Borland relies on independent software vendors, value-added resellers, system integrators and other channel partners to compliment its direct sales, if Borland ceases doing business with one or more of these parties, Borland’s revenue could suffer.

Borland relies on independent software vendors, value-added resellers, systems integrators and other channel partners to compliment its direct sales. A part of Borland’s strategy is also to bundle its software in the products offered by value-added resellers, or VARs, or independent software vendors, or ISVs. The pricing, terms and conditions of Borland’s agreements with these partners are individually negotiated and vary among partners. A majority of these agreements are non-exclusive. Many of Borland’s agreements do not require its customers to make a minimum number of purchases. Borland has virtually no control over the shipping dates or volumes of systems shipped by its customers. Although Borland believes its relationships with its channel partners have been successful to date, Borland cannot guarantee that these relationships will continue to be successful or to grow or that the channel partners will continue to purchase Borland’s products in the future. If Borland does not continue to get referrals from third parties or if Borland is unable to secure license agreements with these parties on profitable terms, Borland’s business may suffer.

Borland is dependent upon certain retail distribution channels.

A portion of Borland’s sales are made through retail distribution channels, which are subject to events that cause unpredictability in customer demand. Borland’s retail distributors also carry the products of its competitors. Some of Borland’s retail distributors have limited shelf space and limited capital to invest in inventory. Their decision to purchase Borland’s products is based on a combination of demand for Borland’s products, Borland’s pricing, the terms and special promotions Borland offers and other factors that Borland does not control and cannot predict. Borland’s agreements with retail distributors are generally nonexclusive and may be terminated by them or Borland without cause. Accordingly, there can be no assurance that Borland’s distributors will continue to carry Borland’s products.

Failure to expand or grow Borland’s professional services offerings and enlist others to provide services for Borland’s products could harm Borland’s business and results of operations.

Borland believes that growth in its license revenue will depend on its ability to provide its customers with comprehensive professional services and to enlist other parties to provide similar services, including independent software vendors, systems integrators, distributors and other channel partners. These professional services include maintenance, architectural consulting, training, education and project management. If Borland fails to attract, train and retain skilled personnel to deliver professional services, Borland’s business and operating results could be seriously harmed. Competition for qualified professional services personnel is intense, and Borland may be unable to attract, train and retain the number of highly qualified professional services personnel that it needs.

As part of Borland’s growth strategy, Borland has also embarked on an effort to utilize its professional services more aggressively, including using them as a means to market Borland’s products or to obtain feedback which Borland can then incorporate into its product plans. A decline in the price of or demand for Borland’s professional services offerings may harm Borland’s business and operating results and negatively impact its growth strategy.

Consolidation in Borland’s industry may impede its ability to compete effectively.

Consolidation continues to occur among companies that compete in Borland’s markets as firms seek to offer more extensive suites of software products and broader arrays of software solutions and take advantage of efficiencies and economies of scale. Additionally, a number of major hardware companies have sought to expand their software and services offerings through acquisitions. Changes resulting from this consolidation may negatively impact Borland’s competitive condition, particularly as certain products, when offered as part of a bundled suite, are offered for free or are given away to sell more hardware components. In addition, as Borland seeks to expand its product lines, skills and capacity through acquisitions, a trend toward consolidation may result in Borland’s encountering increased competition for attractive targets, and having to pay higher prices for those targets.

If Borland’s encryption technology does not satisfy its potential customers’ needs for the confidential transfer of information, sales of certain of its application infrastructure products could suffer.

Borland uses and will continue to use encryption technology licensed by third parties in some of its products, such as in Borland Enterprise Server, to provide security for the exchange of its customers’ confidential information. Encryption technologies have been breached in the past. There can be no assurance that there will not be a compromise or breach of Borland’s security technology. If such a breach were to occur, it could have a material adverse effect on Borland’s reputation and sales of its application infrastructure products.

If the license of Borland’s products that contain encryption technology is delayed by export regulations, revenues from licensing its application infrastructure products in foreign markets could be harmed.

There are numerous regulations regarding the export of encryption technology from the United States. In the past, some of Borland’s sales have been delayed while it has awaited regulatory clearance to export its encryption technology, especially to countries outside the European Union. Similar delays in the future would negatively impact Borland’s revenues.

Borland’s products may contain unknown defects that could result in a loss of revenues, decreased market acceptance, injury to Borland’s reputation and product liability claims.

Software products occasionally contain errors or defects, especially when they are first introduced or when new versions are released. Borland has not experienced any substantial problems to date from potential defects and errors, but Borland cannot assure you that its products are or in the future will be completely free of defects and errors. Errors in Borland’s software may be caused by defects in third-party software incorporated into Borland’s software. If so, Borland may be unable to fix these defects without the cooperation of these software providers. Because these defects may not be as significant to Borland’s software providers as they are to Borland, Borland may not receive the full and timely cooperation that it may require. In addition, Borland may not have the contractual right to access the source code of third-party software and, even if Borland accesses the source code, Borland may be unable to detect and fix the defect. The discovery of a defect or error in a new version or product may result in the following consequences, among others:

•	delayed shipping of the product;

•	immediate loss of revenue;

•	delay in market acceptance;

•	diversion of development resources;

•	damage to Borland’s reputation; and

•	increased service and warranty costs.

These consequences could materially and adversely affect Borland’s business, operating results and financial condition.

Borland’s products also interoperate with many components of complicated computer system implementations, such as mainframes, application servers, personal computers, application software, databases, operating systems and data transformation software. Failure of any one of these components could cause all or large portions of computer systems to fail. In such circumstances, it may be difficult to determine which software or hardware component failed, and it is likely that customers would bring a lawsuit against several companies, including Borland. Regardless of its merits, responding to any claim can be time consuming and costly and divert the efforts of Borland’s technical and management personnel. In addition, Borland may not have insurance coverage for these types of claims or its insurance coverage for these types of claims may not be adequate.

Many of Borland’s license agreements contain provisions designed to limit its liability for potential product liability claims. It is possible, however, that these provisions may not protect Borland because of existing or future federal, state, local or foreign laws or ordinances or judicial decisions. A successful product liability claim for large damages brought against Borland could have a material adverse effect on its business, operating results and financial condition.

Intentional efforts to harm or disrupt the functioning of Borland’s software or web site could harm its reputation and result in significant unexpected costs.

Borland’s products or services may be the target of intentional disruptions, such as software viruses specifically designed to impede the performance of Borland’s products. Similarly, experienced computer programmers or hackers may attempt to penetrate Borland’s network security or the security of its web site and misappropriate proprietary information or cause interruptions to the delivery of its services or products. Borland’s activities could be substantially disrupted, and its reputation and future sales could be harmed if these efforts were successful.

The price of Borland’s common stock could fluctuate significantly.

Like the publicly-traded securities of other high technology companies, the market price of Borland’s common stock has experienced significant fluctuations and may continue to fluctuate significantly. During the period from September 30, 2001 to September 30, 2002, the price of Borland’s common stock has ranged from a low of $6.48 on July 12, 2002 to a high of $18.40 on January 11, 2002.

On December 5, 2002, the most recent practicable date prior to the mailing of this Information Statement, the closing price of a share of Borland’s common stock on the Nasdaq Stock Market was $11.86. From time to time, the market price of Borland’s common stock may be significantly affected by a number of factors, including, but not limited to, the following:

•	announcements of new products or product upgrades by Borland or its competitors;

•	announcements of the acquisition of new products or business;

•	technological innovation by Borland or its competitors;

•	quarterly variations in Borland’s results of operations or those of its competitors;

•	changes in the prices of Borland’s products or those of its competitors;

•	changes in actual or projected revenue and revenue growth rates for Borland as a whole or for specific geographic areas, business units, products or product categories;

•	changes in the price-to-earnings, price-to-sales and other multiples used to value companies in the software industry;

•	changes in revenue, earnings or other estimates by research analysts who cover Borland’s stock;

•	actual or anticipated changes in information technology spending;

•	a decision by a research analyst to initiate or drop coverage on Borland’s stock or upgrade or downgrade its stock;

•	speculation by the press, product analysts or research analysts about Borland and its products, revenues and/or earnings including the growth rate of each;

•	the trading volume in Borland’s stock;

•	stock sales from time to time by Borland’s executive officers and members of its board of directors;

•	actual or anticipated changes in interest rates; and

•	general market conditions or market conditions specific to the software industry.

Sales of Borland’s common stock by significant stockholders may cause the price of its common stock to decrease.

Several outside investors in Borland may own significant portions of its common stock. If these stockholders were to sell significant amounts of their Borland stock, then the market price of Borland’s stock could be negatively impacted. The effect of such sales, or of significant portions of Borland’s stock being offered or made available for sale, could result in strong downward pressure on Borland’s stock. Investors should be aware that they could experience significant short-term volatility in Borland’s stock if such stockholders decide to sell a substantial amount of their Borland stock at once or within a short period of time.

Borland may become subject to costly and time-consuming class action litigation following significant changes in its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies. Were such litigation to be commenced against Borland, it would incur substantial costs and there would be diversion of its management’s attention and resources, which could materially adversely affect Borland’s business, results of operations and financial condition.

If Borland is unable to protect its intellectual property, it may lose a valuable asset.

As a software company, Borland’s intellectual property rights are among its most valuable assets. Borland relies on a combination of patent, copyright, trademark, trade secret laws, domain name registrations, confidentiality agreements and other contractual arrangements, and methods to protect its intellectual property rights, but these measures may provide only limited protection. The protective steps Borland has taken may be inadequate to deter misappropriations of its intellectual property rights. In addition, it may be possible for an unauthorized third party to reverse-engineer or decompile Borland’s software products. Borland may be unable to detect the unauthorized use of, or take appropriate steps to enforce, its intellectual property rights, particularly in certain international markets. Litigation may be necessary to protect Borland’s intellectual property rights, and such litigation can be time consuming and expensive. Borland has 99 issued U.S. patents, 10 issued foreign patents and additional pending applications for U.S. and foreign patents. It is possible that some or all of Borland’s patents may be challenged, invalidated or circumvented. It is also possible that Borland’s pending patent applications may never result in issued patents, and if they do result in issued patents, those patents may be invalidated. In addition, effective protection of intellectual property rights is unavailable or limited in some foreign countries, making the possibility of misappropriation of Borland’s intellectual property more likely. Current laws in the United States that prohibit copying give Borland only limited practical protection from software “pirates,” and the laws of many other countries provide very little protection. Policing unauthorized use of Borland’s products is difficult, expensive and time consuming and Borland expects that software piracy will be a persistent problem for its software products. In addition, the unique technology of the Internet may tend to increase, and provide new methods for, illegal copying. Accordingly, Borland cannot be certain that it will be able to protect its intellectual property rights against unauthorized third-party copying or use. This could materially and adversely affect Borland’s competitive position.

Borland may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of its intellectual property rights.

In the future, Borland may need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on Borland’s business, financial condition and results of operations. In addition, should any of Borland’s competitors file patent applications or obtain patents that claim inventions also claimed by Borland, Borland may choose to participate in an interference proceeding to determine the right to a patent for these inventions. Even if the outcome is favorable, this proceeding could result in substantial cost to Borland and disrupt its business.

Third party claims of intellectual property infringement may subject Borland to costly litigation or settlement terms or limited sales of its products.

From time to time, Borland has received notices claiming that it has infringed a third party’s patent or other intellectual property right. Borland expects that software products in general will increasingly be subject to these claims as the number of products and competitors increase, the functionality of products overlap and as the patenting of software functionality becomes more widespread. Further, the receipt of a notice alleging infringement may require in some situations that a costly opinion of counsel be obtained to prevent an allegation of intentional infringement. Regardless of its merits, responding to any claim can be time consuming and costly and divert the efforts of Borland’s technical and management personnel from productive tasks. In the event of a successful claim against Borland, Borland may be required to pay significant monetary damages, including treble damages if it is held to have willfully infringed, discontinue use and sale of the infringing products, expend significant resources to develop non-infringing technology and/or enter into royalty and licensing agreements that might not be offered or available on acceptable terms. If a successful claim were made against Boland and Borland failed to commercially develop or license a substitute technology, its business could be materially harmed. In addition, Borland may not have insurance coverage for these types of claims or its insurance coverage for these types of claims may not be adequate.

Increasing regulation of the Internet, imposition of sales and other taxes on products sold or distributed over the Internet and privacy concerns relating to the Internet could harm Borland’s business.

Borland intends to expand its business through, among other channels, electronic commerce on the Internet. The electronic commerce market on the Internet is relatively new and rapidly evolving. While this is an evolving area of the law in the United States and overseas, currently there are relatively few laws or regulations that directly apply to commerce on the Internet. Changes in laws or regulations governing the Internet and electronic commerce, including, without limitation, those governing an individual’s privacy rights, pricing, content, encryption, security, acceptable payment methods and quality of products or services could have a material adverse effect on Borland’s business, operating results and financial condition. Taxation of Internet commerce, or other charges imposed by government agencies or by private organizations may also be imposed. Laws and regulations applying to the solicitation, collection and processing of personal or consumer information could also be enacted. Any of these regulations could result in a decline in the use or popularity of the Internet as a medium for commerce, which could have an adverse effect on Borland’s future sales and revenue growth.

Borland’s future sales and any future profits will be substantially dependent upon the continued widespread acceptance and use of the Internet by consumers and businesses as an effective medium for exchanging information and conducting business. To be successful, consumers and businesses that historically have used traditional means of commerce to transact business must continue to accept and utilize the Internet as a medium for conducting business and exchanging information. Consumers and businesses may eventually reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies such as broadband or other technologies that enable rapid download of purchased products, insufficient commercial support and privacy and security concerns. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity could cause the Internet to lose its viability as a commercial medium.

Borland’s charter documents and Delaware law could discourage an acquisition of its company, even if an acquisition might be viewed as beneficial to its stockholders.

Borland’s stockholder rights plan, and certain provisions in each of its Restated Certificate of Incorporation, Amended and Restated Bylaws and the Delaware General Corporation Law may discourage, delay or prevent an actual or potential change in control of Borland’s company even if that change in control would be beneficial to and in the best interests of its stockholders. This could limit Borland’s stockholders’ ability to approve a transaction that they may deem to be in their best interests. In addition, Borland’s board of directors has the authority, without stockholder approval, to fix the rights and preferences of, and issue shares of one or more series of preferred stock.

In October 2001, Borland adopted a new stockholder rights plan, which replaced an existing plan that expired in December 2001, to protect its stockholders in the event of a proposed takeover that has not been recommended or approved by its board of directors. Under Borland’s current stockholder rights plan, each share of its outstanding common stock has attached to it one preferred share purchase right. Each preferred share purchase right entitles the holder, other than the acquiring person or entity, under certain circumstances, to purchase shares of Borland’s common stock at a 50% discount from its then-current market price.

Borland’s corporate headquarters is located in Northern California, which is susceptible to earthquakes.

Borland’s corporate headquarters and most of its research and development operations are currently located in Northern California, an area known for significant seismic activity. Seismic activity, such as a major earthquake, could have a material adverse effect on Borland’s business, financial condition and operating results. Borland currently does not have a formal disaster recovery plan nor does it currently maintain property and casualty insurance coverage for seismic activity. Additionally, Borland may not carry sufficient business interruption insurance to compensate it for any losses that Borland may sustain as a result of any seismic activity.

Foreign Currency Risk

Borland transacts business in various foreign countries and has established a foreign currency hedging program utilizing foreign currency forward exchange contracts to hedge intercompany balances and other monetary assets and liabilities denominated in currencies other than the functional currency of the reporting entity. The goal of the hedging program is to offset the earnings impact of foreign denominated balances. Borland does not use foreign currency forward exchange contracts for trading purposes. At month-end, foreign denominated balances and the forward exchange contracts are marked-to-market and unrealized gains and losses are included in current period net income. Unrealized gains and losses on long term foreign denominated intercompany balances are reported as part of cumulative other comprehensive income.

During the three months and nine months ended September 30, 2002, Borland has recorded net foreign exchange losses of $0.5 million and $1.5 million, respectively. The foreign exchange losses for the three months ended September 30, 2002 were generated primarily due to the strength of the dollar against the Brazilian Real. The foreign exchange losses for the nine months ended September 30, 2002 were generated primarily due to the weakness of the dollar relative to the Euro and the strength of the dollar against the Brazilian Real. It is uncertain whether these currency trends will continue. If these currency trends continue, Borland will continue to experience foreign exchange losses on its intercompany receivables and trade receivables and payables denominated in currency other than the functional currency of the reporting entity to the extent that Borland has not hedged the exposure with foreign currency forward exchange contracts. Such foreign exchange losses could have a material adverse effect on Borland’s operating results and cash flows.

During the three months and nine months ended September 30, 2002, Borland recorded a foreign currency gain of approximately $0.6 million and $0.2 million, respectively, as part of other comprehensive income due to foreign currency movements on Borland’s long-term intercompany balances. As of September 30, 2002, Borland had $9.3 million, $2.9 million and $1.8 million in long-term intercompany balances that will be denominated in Australian dollars, Singapore dollars and Brazilian Real, respectively.

The table below provides information about Borland’s derivative financial instruments, comprised of foreign currency forward exchange contracts. The information is provided in U.S. dollar equivalent amounts, as presented in Borland’s financial statements. For foreign currency forward exchange contracts, the table presents the notional amounts (at the contract exchange rates), the weighted average contractual foreign currency exchange rates and the estimated fair value as of September 30, 2002. All instruments mature within twelve months (dollar amounts in thousands).

	Notional Amount	Average Contract Rate	September 30, 2002 Net Fair Value
Foreign currency forward exchange contracts:
Euro	3,555	0.9744	50
Australian Dollar	5,655	1.8481	(19)
New Zealand Dollar	182	0.4670	(1)
Singapore Dollar	1,911	1.7790	—
South Korean Won	2,971	1.2320	(23)
Hong Kong Dollar	1,218	7.8008	—
Taiwan Dollar	375	34.9100	—
Japanese Yen	445	121.4100	(1)
British Pounds	508	1.5690	—
Swedish Krone	134	9.3127	(1)
Chinese Reminbi	833	8.2786	—
Brazilian Real	1,725	3.7400	2
Indian Rupee	912	48.7500	(7)

Total	20,424		—

Interest Rate Risk

Borland’s exposure to market risk for changes in interest rates relates primarily to its investment portfolio. Borland does not use derivative financial instruments in its investment portfolio. Borland places its cash equivalents and short-term investments in a variety of financial instruments such as commercial paper. By corporate policy, Borland limits the amount of its credit exposure to $10.0 million to any one commercial issuer.

Borland mitigates default risk by investing in securities rated of at least A2/P2 as published by Standard and Poor’s and Moody’s and by constantly positioning Borland’s portfolio to respond appropriately to a significant changes in the credit rating of any investment issuer. Borland’s portfolio includes only marketable securities with active secondary and resale markets to ensure portfolio liquidity.

The table below presents principal (or notional) amounts and related weighted average interest rates by year of maturity for Borland’s investment portfolio (dollar amounts in thousands).

	2002	2003	2004	2005	2006	Thereafter	Total
Cash equivalents
Fixed rate	$202,038	—	—	—	—	—	$202,038
Average interest rate	1.98%	—	—	—	—	—	1.98%
Short-term investments
Fixed rate	$44,467	$62,829	—	—	—	—	$107,296
Average interest rate	2.90%	2.87%	—	—	—	—	2.89%

Credit Risks

Borland’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade receivables. Borland’s cash equivalents and short-term investments are in high-quality securities placed with major banks and financial institutions. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas. Borland performs periodic credit evaluations of its customers’ financial condition and generally do not require collateral. At September 30, 2002, one customer, a U.S. based distributor, accounted for approximately 17% of total accounts receivable. As of September 30, 2002, no other group or single customer represents greater than 10% of total accounts receivable.

Additional information concerning Borland and risk factors relating to Borland’s business are contained in:

•	Borland’s Current Report on Form 8-K filed on December 3, 2002;

•	Borland’s Current Report on Form 8-K filed on November 26, 2002;

•	Borland’s Current Report on Form 8-K filed on November 15, 2002;

•	Borland’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	Borland’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Borland’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Borland’s Final Proxy Statement for its May 16, 2002 annual meeting of Borland stockholders; and

•	Borland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

All of these documents are attached to this Information Statement as Attachments 1 through 8 and are incorporated herein by reference.

Each document filed by Borland pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Information Statement and prior to the effective time of the Mergers shall be deemed to be incorporated into this Information Statement by reference and to be a part hereof from the date of filing of such document. Any document contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

TogetherSoft stockholders can review documents filed by Borland with the SEC on the Internet at www.sec.gov.

Risks Relating to TogetherSoft

Competition

Competition in the software development integration software market is intense, and TogetherSoft expects competition to increase. There is a risk that TogetherSoft’s competitors also could consolidate with each other or with other companies with greater financial and structural resources than TogetherSoft. A number of emerging companies have developed or are developing products that may compete with TogetherSoft’s products. Some of those competitors have substantially greater name recognition and technical, financial and marketing resources than TogetherSoft. As a result, they may also have a substantial advantage over TogetherSoft in developing or acquiring new products and technologies and in creating market awareness for those products, services and technologies. TogetherSoft expects its competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. To be competitive, TogetherSoft must continue to invest significant resources in research and development, sales, marketing and customer support. TogetherSoft may not have sufficient resources to make these investments, make the technological advances necessary to be competitive or be able to effectively sell its products to carriers who have prior relationships with its competitors. If TogetherSoft’s competitors become stronger than TogetherSoft, TogetherSoft may experience a reduction in demand for its products, delays or cancellations of orders, reduction in prices of its products or increases in its expenses.

Intellectual Property Protection

If TogetherSoft fails to protect its intellectual property rights, competitors may be able to use TogetherSoft’s technology or trademarks, which could weaken TogetherSoft’s competitive position, reduce revenue and increase costs. TogetherSoft’s success is heavily dependent upon proprietary technology. TogetherSoft relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions in proprietary information assignment agreements with employees and contractors to protect its proprietary rights and prevent competitors from using TogetherSoft’s technology in their products. These laws and procedures provide only limited protection, and the procedures that TogetherSoft has followed may not prevent the misappropriation of its intellectual property, particularly outside the United States.

TogetherSoft has applied for a number of patents relating to its engineering work. TogetherSoft has one issued U.S. patent (which was acquired in the recent acquisition by TogetherSoft of certain assets of WebGain, Inc.), 29 U.S. patent applications pending and 20 foreign patent applications pending. The pending patent applications may never be issued. These patents may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. TogetherSoft’s ability to sell its products and prevent competitors from misappropriating TogetherSoft’s proprietary technology and trade names is dependent upon protecting TogetherSoft’s intellectual property.

Despite TogetherSoft’s efforts to protect its intellectual property rights, it may be possible for an unauthorized third party to copy certain portions of its products or to reverse engineer or use the technology or information that TogetherSoft regards as proprietary. Policing unauthorized use of software is difficult, and the laws of many foreign countries do not protect rights in intellectual property to the same extent as do the laws of the United States. Accordingly, there can be no assurance that

TogetherSoft will be able to protect its intellectual property against unauthorized third party copying or use which could adversely affect its competitive position. Litigation may be necessary in the future to enforce TogetherSoft’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could materially adversely affect TogetherSoft’s business, future operating results and financial condition.

Industry Consolidation

Consolidation continues to occur among companies that compete in TogetherSoft’s markets as firms seek to offer more extensive suites of software products and broader arrays of software solutions and take advantage of efficiencies and economies of scale. Additionally, a number of major hardware companies have sought to expand their software and service offerings through acquisitions. Changes resulting from consolidation may negatively impact TogetherSoft’s competitive condition, particularly as certain products, when offered as part of a bundled suite, are offered for free or are given away to sell more hardware components. In addition, as TogetherSoft seeks to expand its own product lines, skills and capacity through acquisitions, a trend toward consolidation may result in TogetherSoft encountering increased competition for attractive targets, and having to pay higher prices for those targets.

Alliance Partners

TogetherSoft maintains a number of important strategic alliances and technology partnerships with industry leaders such as BEA, IBM, Sun and HP. TogetherSoft’s strategic alliances may not achieve their intended objectives, and parties to TogetherSoft’s strategic alliances and technology partnerships may not perform as contemplated. Additionally, TogetherSoft’s partners may choose to terminate their arrangements with TogetherSoft in situations where no binding contract exists or to opt out of their arrangements with TogetherSoft where permitted. The failure of TogetherSoft to develop its strategic partnerships, or TogetherSoft’s partners’ inability to perform or decision not to perform or opt out of their arrangements with TogetherSoft, may impede TogetherSoft’s ability to introduce new products or enter new markets.

Forecasting Revenue

TogetherSoft’s operating history is limited, and it is difficult or impossible to accurately forecast TogetherSoft’s revenues. In addition, TogetherSoft has limited meaningful historical financial data upon which to base planned operating expenses. Factors that may cause quarterly fluctuations in TogetherSoft’s operating results include, but are not limited to:

•	the discretionary nature of TogetherSoft’s customers’ purchase and budget cycles;

•	difficulty predicting the size and timing of customer orders;

•	long sales cycles;

•	seasonal variations in operating results;

•	introduction or enhancement of TogetherSoft’s products or TogetherSoft’s competitors’ products;

•	changes in TogetherSoft’s pricing policies or the pricing policies of TogetherSoft’s competitors;

•	an increase in TogetherSoft’s operating costs;

•	whether TogetherSoft is able to expand its sales and marketing programs;

•	the mix of TogetherSoft’s products and services sold;

•	the level of sales incentives for TogetherSoft’s direct sales force;

•	the mix of sales channels through which TogetherSoft’s products and services are sold;

•	the mix of TogetherSoft’s domestic and international sales;

•	an increase in the level of TogetherSoft’s product returns;

•	unfavorable economic conditions in the technology industry;

•	decreased spending on technology due to adverse economic conditions;

•	fluctuations in foreign currency exchange rates;

•	changes in accounting pronouncements applicable to TogetherSoft;

•	costs associated with acquisitions; and

•	global economic conditions.

In addition, the timing of TogetherSoft’s product revenues is difficult to predict because TogetherSoft’s sales cycles vary substantially from product to product and customer to customer. TogetherSoft bases its operating expenses on its expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below TogetherSoft’s expectations, TogetherSoft could not proportionately reduce operating expenses for that quarter. Therefore, a revenue shortfall would have a disproportionate effect on TogetherSoft’s operating results for that quarter. In addition, because TogetherSoft’s service revenues are largely correlated with TogetherSoft’s software sales, a decline in software sales could also cause a decline in TogetherSoft’s service revenues in the same quarter or subsequent quarters.

Although TogetherSoft has experienced growth in revenues in recent quarters, there can be no assurance that, in the future, TogetherSoft will sustain revenue growth or be profitable on a quarterly or annual basis. Further, the revenues and operating income experienced by TogetherSoft in recent quarters are not necessarily indicative of future results. As a result of these and other factors, TogetherSoft’s operating results are subject to significant variation from quarter to quarter, and TogetherSoft believes that period-to-period comparisons of TogetherSoft’s results of operations are not necessarily useful.

Managing Growth

TogetherSoft has expanded its operations since its inception and intends to continue to expand in order to pursue existing and potential market opportunities. TogetherSoft’s planned growth places a significant strain on management and operational resources. In addition, TogetherSoft has had difficulty in predicting necessary staffing levels, and on occasion has had to implement reductions-in-force in order to keep operating expenses in line with revenues. The reductions-in-force have resulted in severance payments and incurrence of other termination costs, disruptions in product development and loss of morale of remaining employees. Difficulty in predicting appropriate staffing levels to meet product development and service needs is exacerbated by fluctuations in quarterly revenues and TogetherSoft’s limited operating history, and there is a risk that TogetherSoft may have to implement additional reductions-in-force unless revenues and operating expenses become more predictable.

International Operations

The success of TogetherSoft’s international operations is dependent upon many factors which could adversely affect its ability to sell its products internationally, and could affect TogetherSoft’s profitability. TogetherSoft’s international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally, many of which are beyond TogetherSoft’s control. Factors that may adversely affect TogetherSoft’s ability to achieve and maintain profitability and TogetherSoft’s ability to sell its products internationally include, but are not limited to:

•	longer payment cycles;

•	fluctuations in currency exchange rates;

•	seasonal reductions in business activity during the summer months in Europe and other parts of the world;

•	recessionary environments in foreign economies;

•	problems in collecting accounts;

•	increases in tariffs, duties, receivable price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

•	difficulties in staffing and managing international operations;

•	compliance with applicable legal requirements;

•	limited or unfavorable intellectual property protection; and

•	difficulties in localizing TogetherSoft products for foreign markets.

Research and Development

TogetherSoft’s success depends upon its ability to enhance its current products and develop and introduce new products on a timely basis, particularly if new technology or new industry standards render any existing products obsolete. TogetherSoft believes that it will need to incur significant research and development expenditures to remain competitive, particularly since many of TogetherSoft’s competitors have substantially greater resources. The products that TogetherSoft is currently developing or may develop in the future may not be technologically successful or may not be accepted in TogetherSoft’s market. In addition, the length TogetherSoft’s product development cycle may be greater than expected.

Marketing

TogetherSoft continues to expand its marketing operations to increase market awareness of its products and services, market its products and service to a greater number of customers and generate increased revenue. TogetherSoft’s products and services increasingly require strong marketing efforts to address the various departments of an enterprise, as well as the developer community at large, and TogetherSoft’s inability to effectively market its products could impede its ability to compete effectively.

Software Product Errors

Errors in TogetherSoft’s products could result in significant costs and could impair TogetherSoft’s ability to sell its products. Because TogetherSoft’s software products are complex, they may contain errors, or “bugs,” that can be detected at any point in a product’s life cycle. These errors could materially adversely affect TogetherSoft’s reputation, which could result in significant costs to TogetherSoft and could impair its ability to sell its products. The costs TogetherSoft may incur in correcting any product errors may be substantial and could decrease TogetherSoft’s profit margins. While TogetherSoft continually tests its products for errors and works with customers through its customer support services to identify and correct bugs, errors in TogetherSoft’s products may be found in the future. To date, no discovered product errors or delays have materially affected TogetherSoft’s business. However, product errors or delays in the future could be material. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of

TogetherSoft’s products, diversion of development resources, injury to TogetherSoft’s reputation or increased service and warranty costs.

Concentrated Ownership and Control

TogetherSoft’s executive officers, directors and their affiliates beneficially own, in the aggregate, in excess of a majority of TogetherSoft capital stock (on an as-converted-to- TogetherSoft common stock basis), TogetherSoft Series A Preferred Stock and TogetherSoft Series B Preferred Stock. If they were to act together, these stockholders would have significant influence over most matters requiring approval by stockholders, including the election of directors, any amendments to TogetherSoft’s Restated Certificate of Incorporation, as amended (the “TogetherSoft Certificate”) and certain significant corporate transactions. In addition, without the consent of these stockholders, TogetherSoft could be delayed or prevented from entering into transactions that could be beneficial to TogetherSoft or its other investors. These stockholders may take these actions even if TogetherSoft’s other stockholders oppose them.

Reliance on Third-Party Software

TogetherSoft relies on some software that is licensed from third parties, including software that is integrated with internally developed software and used in TogetherSoft’s products to perform key functions. These third-party software licenses may not be available to TogetherSoft in the future on commercially reasonable terms or at all. Further, the software may not be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to or the inability to support, maintain and enhance any of this software could result in increased costs or in delays or reductions in TogetherSoft’s product shipments until equivalent software could be developed, identified, licensed and integrated.

Intellectual Property Infringement Claims

Third parties could assert that TogetherSoft’s software products and services infringe on their intellectual property rights, which could expose TogetherSoft to increased costs and litigation. TogetherSoft expects that it will be increasingly subject to infringement claims as the number of products and competitors grows and the functionality of products in different industry segments overlaps. Third parties may assert infringement claims against TogetherSoft in the future and their claims may or may not be successful.

TogetherSoft could incur substantial costs in defending itself and its customers against such third-party claims. Parties making their claims may be able to obtain injunctive or other equitable relief that could effectively block TogetherSoft’s ability to sell TogetherSoft’s products in the United States and abroad and could result in an award of substantial damages against TogetherSoft. In the event of a claim of infringement, TogetherSoft may be required to obtain one or more licenses from third parties. TogetherSoft cannot be sure that it can obtain necessary licenses from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any required license could delay shipment of TogetherSoft’s products, distract management and increase TogetherSoft’s costs.

RECOMMENDATION OF THE TOGETHERSOFT BOARD OF DIRECTORS

The TogetherSoft board of directors has unanimously approved the Merger Agreement and has determined that the Mergers are in the best interests of TogetherSoft and TogetherSoft stockholders, and recommends that TogetherSoft stockholders vote to adopt the Merger Agreement.

THE COMPANIES

In addition to the other information contained in this Information Statement, TogetherSoft stockholders should carefully consider the information contained in the Annexes and the Attachments to this Information Statement and referenced throughout this Information Statement. This Information Statement and incorporated Annexes and Attachments contain “forward looking” statements within the meaning of Section 27A of the Act and Section 21E of the Exchange Act. Although TogetherSoft and Borland believe that their plans, intentions and expectations reflected in such forward looking statements are reasonable, they can give no assurance that such plans, intentions or expectations will be achieved. Actual results will differ and such differences may be material. All forward looking statements attributable to TogetherSoft or Borland or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Information Statement, including under “Risk Factors,” or in the Annexes or Attachments incorporated herein.

Borland Software Corporation

Borland was incorporated in California in 1983 and reincorporated in Delaware in 1989. Borland maintains its executive offices at 100 Enterprise Way, Scotts Valley, California 95066-3249, and its main telephone number at that location is (831) 431-1000. Borland also maintains a Web site on the Internet at www.borland.com and a community site at http://bdn.borland.com.

Overview

As a leading global provider of technology for the development, deployment and integration of software applications, Borland’s goal is to enable enterprises to gain competitive advantage by accelerating time-to-market and to realize the profitability-enhancing potential of innovation through software development. By delivering integrated technology solutions that are designed to bridge the technical gaps between development functions, Borland seeks to enable its customers development team to work in an iterative, collaborative style. Since Borland’s technology solutions are dedicated to interoperability, its products are designed to allow enterprises of all sizes to move into Web-based computing while leveraging their legacy systems, thus enabling its customers to move into the future without abandoning the past. From Fortune 1000 companies to the Borland Developer Network comprised of millions of developers around the world, Borland provides its customers the freedom to develop applications, deploy them on most major platforms, and integrate them across the enterprise. Borland’s solutions, including those for Java, Linux, .NET, Web Services and wireless technologies, are designed to enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Borland’s customers are enterprises of many sizes, including individual developers, small independent software and services firms, as well as prominent companies worldwide, including leading companies in high technology, telecommunications and financial services. Many of its customers use Borland technology so that they can create and ship software and system products conforming to high performance specifications. Borland has strategic relationships and/or technology partnerships with leading technology companies such as Apple, BEA, Ericsson, Hitachi, IBM, Intel, Macromedia, Microsoft, Nokia, Red Hat, Siemens, Sun Microsystems and Sybase.

The key strengths and benefits of Borland’s products and services include:

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Comprehensive Solution.    With products and services for each of the key steps in the software application lifecycledevelopment, deployment and integration Borland gives its customers the ability to create and implement applications critical to their businesses rapidly and effectively, as well as support by one vendor to resolve issues across underlying technologies.

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Accelerating Application Development.    Borland products, individually and collectively, are designed to help make the process of creating software applications faster. Borland uses its nearly 20 years of experience to develop tools designed to speed the process of application development and thereby help its customers deliver results faster.

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Performance Leadership.    When a Borland product is installed, Borland believes it provides for a user experience that is as good or better than anything available in the marketplace. Borland’s products have won numerous awards and maintain a large and dedicated customer base.

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Freedom of Choice.    Borland products eliminate lock-in, which is prevalent with solutions from major system vendors. Borland products do not promote one software platform over another; they are designed to enable all major technology platforms for productive implementation. One key reason its products eliminate lock-in is that Borland provides interoperability between competing technologies.

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Standards-Based.    Borland aggressively adopts standards whenever possible. As a result, Borland products are standards-based when standards exist or are emerging. Standards promote interoperability and mass adoption of technologies.

•	Simplicity and Control. Borland products are designed to simplify the process of developing and deploying applications, improving efficiency and productivity and speeding time to market.

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Lower Cost of Ownership.    Borland products are designed to lower cost of ownership because they promote productivity and reduce computing infrastructure investment wherever possible. Borland’s small foot-print, highly optimized products also help to accomplish this.

Borland’s goal is to become the leading provider of technology solutions for the rapid and effective creation and implementation of software applications, particularly in areas such as Java and J2EE, .NET, Web Services, Linux, wireless and mobile computing. Key elements of Borland’s strategy to achieve this goal include:

•	Targeting large enterprises with Borland’s comprehensive application development lifecycle solutions;

•	Widening Borland’s lead in Java products;

•	Promoting platform independence and interoperability, including Web Services;

•	Leveraging Borland’s strategic alliances and technology partnerships, including critical areas such as wireless and mobile application development;

•	Focusing on the needs of its installed base, e.g., the Borland Developer Network;

•	Capitalizing on the strength of the Borland brand, with new product and service offerings and through international expansion; and

•	Undertaking selective strategic acquisitions, including those that extend the breadth of its application lifecycle management solutions.

To achieve this goal, Borland offers products and services for addressing various dimensions of the software implementation processdevelopment, deployment and integration. Innovation, quality, performance, ease of use and interoperability are the hallmarks of Borland’s products. Borland’s products provide critical tools for enterprises to implement applications critical to their business rapidly and effectively. For the development phase, Borland offers its JBuilder, Delphi, Kylix and C++Builder integrated development environments (“IDEs”), as well as its TeamSource DSP solution and Optimizeit, its Java performance and testing solution. Borland’s deployment and integration products include its Borland Enterprise Server line of application servers, including Borland Enterprise Server, AppServer Edition for high-end EJB deployments, VisiBroker Edition to facilitate legacy integration and its Web Edition for JavaServer Pages (“JSP”)/Servlet-based application deployments. Borland’s deployment products also include JDataStore, an embedded database for web and mobile applications, and InterBase, Borland’s high-performance embedded SQL database. Borland’s efforts in sales and marketing include a sales model that combines indirect and direct sales efforts.

Borland also provides training, consulting and support services through its dedicated professional services organization. In addition, Borland provides service and support for software developers worldwide through an online developer community, http://bdn.borland.com, and an e-commerce site, http://shop.borland.com, which offers a range of technical information, value-added services and third-party products.

Industry Background

In today’s highly competitive business environment, a company’s operational success is greatly dependent on the strength of its information technology assets, particularly its software. Enterprises strive to stay ahead of the competition by investing significant resources in new software applications that enhance the productivity and profitability of their operations.

Because software is fundamental to an enterprise’s business, technology to help streamline the software implementation process is a requirement for business success. Software development in particular can be a time-intensive, frustrating and costly process. Speedy and effective development of applications not only saves money, but becomes vital when productivity-enhancing applications are needed to counter the effects of changing business conditions or emerging competitive threats. In this context, technology that simplifies and automates the development process – including an application’s design, creation and troubleshooting in one environment – is invaluable. This type of technology is critical to allowing enterprises to produce and install robust, productivity-enhancing applications in a timely and efficient manner. In particular, using multiple, un-integrated development products for various design and development functions increases the amount of time needed to complete development projects because information from one development product must be carried over to another product.

Enterprises faced with a long and costly development process may risk seeing the competition acquire a critical edge.

The growth and expansion of the Internet has further increased the pressure on enterprises to implement new software applications quickly. The Internet has also increased the challenges involved in doing so. Through a variety of means such as e-commerce storefronts, online marketplaces and various forms of Internet communications, the Internet gives corporations the flexibility to revise their products and service offerings frequently and allows organizations to keep up with the growing and changing needs of their customers. However, programming languages best adapted for the creation of e-business applications, particularly modular or object-oriented programming languages such as Java, are sophisticated, and many developers lack the requisite skills and tools to use the power of these languages. In addition, in order to allow applications to scale to numerous users and to protect the integrity of underlying data, e-business applications typically require their own dedicated deployment environments: “application servers” which host a program’s core business logic and reside on a “middle-tier” server within a distributed network, between front-end computers with a browser-based graphical user interface, or GUI, and back-end systems including the database. An additional challenge is that e-business applications need to be integrated seamlessly with existing systems and data. Technology that simplifies and automates the process of creating and deploying e-business applications can mean the difference between an enterprise rapidly exploiting the promise of the Internet or being relegated to a legacy of lost opportunity and competitive failure.

In addition to efficient development and deployment, timely and effective management of applications is also vital to the implementation process. Monitoring and management technology provides critical insight into the responsiveness of applications to the performance demands of the enterprise and the Internet. Such technology also preserves the integrity of applications for future modification and extension.

Several other recent or emerging trends further highlight the overwhelming need for technology to help streamline application software implementation for enterprises:

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Like the Java platform, the emergence of new platform technologies, including Linux as an open and cost-effective alternative to the proprietary Windows or Solaris operating systems, has created the need for products to simplify these new technologies for use by unfamiliar developers. Products that both facilitate development to new platforms like Linux as well as provide capabilities for re-purposing existing software code for deployment to such platforms are a particularly vital resource.

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Technology that facilitates interoperability is the essence of the emerging paradigm of Web Services. With Web Services, dynamic software components and applications from disparate platforms and systems are delivered via the Internet, interconnecting businesses. Technology to assist in integrating Web Services components, as well as creating them, deploying them to particular platforms and sharing them over the Internet, is increasingly in demand.

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With enterprises implementing mobile strategies and telecommunications carriers rolling out new services, sophisticated software applications are being extended to mobile and wireless devices. The variety of these devices is substantial, creating a need for technology that permits companies to develop and deploy mobile and wireless applications efficiently without worrying about differing technical and physical characteristics.

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Increasingly complex software components—such as pre-written, reusable, combinable building blocks of Java software code known as Enterprise JavaBeans, or EJB—have created a need for technology to ease assembly and maintenance of these components. Development, deployment and maintenance of scalable enterprise-level applications using EJBs has significant potential benefits, but is challenging.

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Shifting or evolving technology standards makes compliance challenging, creating a need for technology that automatically enables applications in development for the latest industry standards. These standards include extensible markup language, or XML, for enabling components as Web Services, wireless application protocol, or WAP, for wireless applications, Java 2 Platform, Enterprise Edition, or J2EE, for enterprise applications in Java and the subtly varying approaches to these and other standards used by a host of different technology vendors.

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With companies seeking to enhance their returns on existing technology investments, application and systems integration is necessary but is among the most complex and costly parts of the software implementation process. Technology facilitating interoperability among new platforms and between new platforms and functioning legacy systems helps companies overcome these challenges.

To be effective, implementation solutions must provide simplicity and control, allowing companies to leverage emerging technologies and standards rather than be constrained by them. Effective implementation solutions must also be complete, providing technologies for each of the development, deployment and integration phases of the implementation process. Effective implementation solutions must be platform-neutral and facilitate interoperability, allowing for maximum flexibility and freedom of choice in an increasingly cross-platform world. Effective implementation solutions must also provide for lower cost of ownership and enhanced return on investment. These implementation solutions can help enterprises truly realize the profitability-enhancing potential of innovation.

Borland’s Business and its Evolution

As a leading global provider of technology for the rapid and effective implementation of software applications, Borland enables enterprises to realize the profitability-enhancing potential of innovation. By delivering comprehensive “best-in-class” technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web-based computing while leveraging their legacy systems. From Fortune 1000 companies to the Borland Developer Network, Borland provide its customers the freedom to develop applications, deploy them on most major platforms, and integrate them across the enterprise. Borland’s solutions, including those for Java, Linux, .NET, Web Services and wireless technologies, are designed to enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Borland’s history highlights its long-standing focus on delivering effective and dependable application software implementation products. Borland has pioneered many new product categories and has continually refined its technology and offerings to meet the evolving demands of business environments. As an early mover in the software development space, Borland led C and C++ development and launched one of the first full-featured integrated development environments (“IDE”) for the personal computer, or PC, Turbo Pascal. Turbo Pascal made possible the commercial development of PC applications. Later, in 1993, Borland was the first to market with a complete shrink-wrapped client/server development solution, the Borland Client/Server Pack. In 1995, with the widespread adoption of the Microsoft Windows operating system, Borland introduced Delphi, another pioneering technology. Delphi combined the RAD benefit of visual component-based design with the power of a native code compiler and scalable database access. Then Borland combined this RAD feature with its C/C++ compiler to create the most productive enterprise C++ development platform, C++Builder. In 1997, Borland began expanding its offerings to serve a broader range of customers, including launching its award-winning Java development environment, JBuilder. JBuilder has become an industry leader for all categories of Java development. Also in 1997, Borland acquired Visigenic Software, Inc., enabling Borland to extend its application development expertise to enterprise application deployment. In 2001, Borland launched Kylix, a software application development environment for the Linux operating system. Kylix simplifies the porting of Delphi-based applications for Windows to the Linux operating system. 2001 saw Borland introduce JBuilder MobileSet for wireless applications, Web Services-enabled upgrades to Borland’s existing best-in-class development technologies and Borland’s hosted developer services platform TeamSource DSP. 2002 saw Borland introduce more than 15 new products and/or product releases, including Delphi 7 Studio Architect that included preview capabilities for the Microsoft® .NET Framework and C++ Mobile Edition for developing wireless applications.

Borland’s current suite of products includes key pieces now required to rapidly and effectively implement software applications critical to Borland’s customers’ businesses. Borland’s products address the various dimensions of an application’s lifecycle: development, deployment and integration. For the development phase, Borland’s award-winning IDEs include JBuilder, Delphi, Kylix and C++Builder, each focused on a different platform (Java, Windows/.NET, Linux and C++, respectively). Within coherent visual frameworks, Borland’s IDEs provide easy-to-use aides, templates and utilities for developers to rapidly build and troubleshoot complex software applications. Borland also offers TeamSoursce DSP, which includes hosted infrastructure, utilities and services for collaborative distributed development teams. For the deployment and integration phase, Borland’s products include the Borland Enterprise Server family of application servers as well as JDataStore and InterBase, Borland’s small-footprint embedded databases. Borland Enterprise Server is a high-performance environment for the deployment and integration of e-business applications within distributed networks. Borland Enterprise Server comes in three versions: Borland’s AppServer Edition for EJB-based enterprise-level deployments, Borland’s midrange VisiBroker Edition based on Borland’s award-winning VisiBroker object request broker, or ORB, integration technology, and Borland’s Web Edition designed for effective and reliable deployment of JavaServer Pages, or JSPs, and servlets. JDataStore is designed to be embedded in web and mobile applications, while InterBase is intended for desktop and small server applications. Borland’s professional services organization provides consulting, training and support services for all of Borland’s software products.

Key strengths and benefits of Borland’s offerings include:

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Comprehensive Solution.    Borland’s portfolio of products and services address various dimensions of the software application implementation “lifecycle” – development, deployment and integration. Borland’s IDEs provide developers with frameworks in which to design, build, check, test and debug large-scale applications. On-going support for Borland’s products, as well as expert consulting and training, is provided by Borland’s own professional services organization. As a result, customers who purchase Borland’s offerings can efficiently design, create, debug, test, deploy and maintain applications, with the added benefit of having a single vendor to train personnel and resolve problems as they arise across the underlying technology. Borland Software Platform for J2EE combines Borland’s products into one offering to provide enterprises with a single comprehensive solution for the implementation of their enterprise applications.

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Best-in-class and Performance Leadership.    Borland believes that the Borland brand is synonymous with quality and performance, and is known for providing a developer experience that is superior to anything else in the marketplace. As a result, Borland’s products are favored by professionals at other leading software and technology companies so they can create, deliver, and deploy world class solutions. A critical element of Borland’s performance leadership and enhanced user experience is its incorporation of new and emerging technologies. In 2002 Borland’s mobile device development strategy expanded from Java solutions for Nokia, Siemens, and Sprint PCS to include mobile C++ development for the Symbian operating system. Borland’s first products and roadmap for .NET were unveiled in 2002 to demonstrate a continued commitment to developers on all major platforms, and Borland’s integration of Web Services into all development products enables customers to bridge the gap between Java and .NET. In turn, Borland’s commitment to innovation, quality, and performance has been honored by industry experts worldwide. Borland’s recent product awards include eight Java Pro Reader’s Choice Awards for JBuilder and Borland Enterprise Server (2002), Web Services Journal Reader’s Choice Award for Delphi (2002) and Jolt Productivity Award for JBuilder and Delphi (2002).

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Freedom of Choice.    Borland’s platform-neutral products give Borland customers maximum flexibility in their information technology decisions. Customers on Windows, Solaris, Linux, and Mac OS X operating systems have access to Borland development environments. Databases from Oracle, Microsoft, Informix, IBM, Sybase and others are easily accessed through Borland development solutions along with Borland’s own JDataStore and InterBase databases. Applications can be developed for and deployed to web and application servers from BEA, Microsoft, Sun, Oracle, Sybase, Apache and AOL, or customers can choose the Borland Enterprise Server. In short, Borland’s customers have numerous choices for their system configurations and are not locked into any particular solution, technology or vendor. In addition, with Borland’s VisiBroker technology, the foundation for Borland Enterprise Server, Borland allows client and server applications to communicate seamlessly across the competing hardware, operating systems and development languages. The result is both a highly flexible and fully integrated solution for software implementation.

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Standards-Based.    A deep commitment to open industry standards is a key reason Borland can offer maximum flexibility and interoperability to its customers. VisiBroker, for example, is the leading implementation of CORBA (Common Object Request Broker Architecture), the industry standard for enterprise class distributed systems. Another example is that Delphi was the first IDE to provide integral and native support for the Web Services interoperability architecture and its associated standards, including XML and Simple Object Access Protocol, or SOAP. Standards also promote mass adoption of new technologies, and Borland’s focus on standards allows Borland to extend the benefits of these technologies to its customers. As an executive member of the Java Community Process (JCP), a leading standards body, Borland offered the first EJB compliant implementation through its Borland Enterprise Server.

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Simplicity and Control.    Borland’s products are designed to simplify the process of implementing software applications, enhancing control and increasing productivity. One key methodology employed by Borland’s technology that improves efficiency is component-based development. Using a visual “drag and drop” interface, developers using Borland’s IDEs can combine pre-built, reusable components from Borland’s extensive component libraries or even import them from outside sources, including over the Internet through Web Services. Separately, many of the frustrating and time consuming parts of the development process can be done automatically in Borland’s IDEs, including the creation and editing of complex code and documentation. Code that is required based on an application’s visual design or for particular platform deployments is generated automatically. Documenting the complexities of the development process is also mechanized. With a coherent visual console, Borland’s tightly integrated Borland Enterprise Server in turn are designed to simplify deployment and integration of resulting applications, particularly those using complex components.

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Low Cost of Ownership.    By enhancing productivity and reducing computing infrastructure investment wherever possible, Borland’s products lower the cost of ownership of technology which then saves Borland’s customers money. As a result, customers can channel scarce resources into growing their businesses. Borland’s comprehensive solution streamlines the implementation process through the various dimensions of the application lifecycle. Borland’s integration technology helps companies make the most of their past investments, enabling new and legacy technologies to co-exist productively and allowing Borland’s customers to move into Web-based futures without having to abandon their past. Finally, Borland’s small print, highly optimized products fit seamlessly into Borland’s customer’s environments.

Products and Services

Borland offers leading products and services for addressing various dimensions of the software implementation process – development, deployment and integration. Innovation, quality, performance, ease of use and interoperability are the hallmarks of Borland’s products. Borland’s products provide key pieces necessary for enterprises to implement applications critical to their business rapidly and effectively. For the development phase, Borland offers its JBuilder, Delphi, Kylix and C++Builder IDEs, as well as its hosted TeamSource DSP solution and Optimizeit, its Java performance and testing solution. Borland’s deployment and integration products include its Borland Enterprise Server line of application servers, including Borland Enterprise Server, AppServer Edition for high end EJB deployments, VisiBroker Edition to facilitate legacy integration and its Web Edition for JavaServer Pages (JSP)/Servlet-based application deployments. Borland’s deployment products also include JDataStore, an embedded database for web and mobile applications, and InterBase, its high-performance embedded SQL database.

•	Application Development:

—	JBuilder family, including Borland Enterprise Studio for Java and Optimizeit

—	Delphi, including Borland Enterprise Studio for Windows

—	Kylix

—	C++Builder

—	TeamSource DSP

•	Application Deployment and Integration:

—	Borland Enterprise Server (AppServer, VisiBroker and Web Editions)

—	JDataStore

—	InterBase

Product Awards and Honors

The following are some of the awards and honors Borland has received for its products over the last four years:

JBuilder:

•	Reader’s Choice 2002, Java Pro

•	Productivity Award 2002, Jolt

•	Reader Award 2001, Visual Systems Journal

•	Reader’s Choice 2001, Java Pro

•	Editors’ Choice 2001, Java World

•	Excellence Awards 2001, eWeek

•	Reader’s Choice 2000, Java Pro

•	Editor’s Choice Award, 1999, Java Developers Journal

•	Readers’ Choice 1999, Java World

Borland AppServer:

•	World Class Award for Borland AppServer 4.5, April 2001, Java Developers Journal

Borland Enterprise Server:

•	Reader’s Choice 2002, Java Pro

Delphi:

•	Reader’s Choice Award 2002, Best Integrated Services Environment, Web Services Journal

•	Productivity Award 2002, Jolt

•	Award for Excellence 1999, Application Development Tool, Quality Award, Data News

C++Builder:

•	Best Development Tool 1999 for C++Builder 4, PC Plus

Kylix:

•	Best In Show, LinuxWorld Expo, 2002

•	Best Developer Tool, LinuxWorld Expo, 2002

•	Show Favorite Award for Best Development Tool, LinuxWorld Expo, 2001

VisiBroker:

•	Reader’s Choice Award 2000, Java Developers Journal

•	Software Development Product Excellence Award 2000

Optimizeit:

•	Java Report 4 Cup Rating 2001

•	Editor’s Choice Award 2001, Java Developers Journal

•	Reader’s Choice Award 2001(runner up), Java Developers Journal

A more comprehensive list of Borland’s awards and honors can be found on Borland’s web site at www.borland.com.

Professional Services

In addition to Borland’s award winning products, Borland offers expert consulting and training services, as well as comprehensive technical support capabilities. Borland also offers certification services. Service offerings provided by Borland’s Professional Sales Organization include:

Consulting services.    Borland offers a variety of both packaged and custom consulting services that include architectural assessment, prototyping, legacy migration, application integration, performance evaluation, application deployment and data conversions. Borland works closely with third party consulting firms and systems integrators who provide reengineering, technology assessments, customization, project management and implementation services.

Training services.    Borland offers education and training services to assist customers in learning about Borland’s products and current technology trends. These programs range from introductory sessions to highly advanced seminars. Training services are offered at either customer sites or locations designated by Borland and are led by Borland’s employees or consultants.

Support services.    Borland provides a wide range of support services covering application development, deployment and integration issues. Borland offers such services on-site or through the telephone or the Internet from Borland’s three major worldwide support centers in the U.S., Singapore and the Netherlands. A comprehensive range of support programs allow customers to choose the adequate level of support for their business, from personalized support for corporate needs to minimum assistance levels for small businesses. Qualified technical support engineers are prepared to handle support needs on a case-by-case basis or in an ongoing partnership with Borland’s customers.

Certification services.    Borland’s certification program permits certain individuals and companies to become Borland Product Certified or a Certified Borland Instructor. The Borland Product Certification Exam tests for knowledge of a Borland product’s features, associated technologies and their use in developing software applications. The exams concentrate on the features of the product’s core language, integrated development environment, visual components, debugging techniques or development of deployment products.

Customers

Borland’s customers range from leading Fortune 1000 companies worldwide to individual developers. Borland has for some time targeted the enterprise markets of financial services, high technology and telecommunications. Borland believes that its products have been widely adopted in these markets because their performance benefits, including their scalability, extensibility and reliability, are particularly important for these customers. Also, in the fourth quarter of 2001, Borland was added to the United States General Services Administration schedule. As a result, Borland is now specifically targeting the public sector vertical, where Borland believes the market opportunity for its products is significant. Borland also intends to target other vertical markets where its extensive relationships and partnerships can be leveraged effectively.

Strategic Alliances and Technology Partnerships

Borland has strategic alliances and technology partnerships with many leading technology companies, including co-marketing, licensing, bundling and OEM arrangements. In addition to providing Borland direct revenue, these relationships open up additional sales channels for Borland and give Borland access to valuable technology and expertise. Besides leading technology companies, Borland also maintains relationships with systems integrators and with channel partners. Integrators and channel partners help bolster Borland’s service capabilities, provide additional expertise to Borland’s customers, and open up new revenue opportunities for Borland. Borland anticipates increasing its focus on developing and expanding strategic relationships, particularly those, such as technology vendors with large installed bases and systems integrators, that will enable Borland to penetrate broader and more lucrative customer markets.

Sales and Marketing

Borland’s sales strategy combines a strong indirect sales channel with a growing direct sales organization. This balanced effort allows Borland to target both small-to-medium size businesses and individuals with Borland’s existing products, as well as large enterprises with Borland’s comprehensive solutions. In addition to direct sales, Borland markets and distributes products worldwide through a strong network of independent distributors, dealers, value-added resellers, or VARs, specialty catalogue vendors and independent software vendors, or ISVs. Borland’s VARs include major independent software vendors such as Oracle and i2. Borland also markets its products through its own e-commerce Internet site.

Borland conducts operations and sells products outside the U.S. and maintains overseas offices in a number of foreign countries: Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Italy, Finland, Japan, Mexico, the Netherlands, Russia, Singapore, South Korea, Spain, Sweden, Taiwan and the United Kingdom. All of these foreign offices license and support Borland’s products both within their local jurisdictions and other foreign countries where Borland does not directly operate. Additionally, Borland markets and sells Borland’s products in international territories not covered by any of Borland’s foreign offices through independent distributors, VARs and ISVs.

Borland’s activities in support of Borland’s direct and indirect sales efforts both domestically and internationally and Borland’s on-going efforts to improve the visibility of Borland’s brand include, among other things:

•	creation of sales brochures and other marketing materials;

•	extensive sales training;

•	user conferences, including Borland’s own Borland Users’ Conference (BorCon);

•	appearances at industry trade shows such as Comdex and JavaOne;

•	technical seminars;

•	cooperative marketing programs;

•	advertising in trade and technical publications;

•	public relations, including with general interest, financial and technical press;

•	industry analyst briefings;

•	trade and industry association activities, including active participation in both the Business Software Alliance (BSA) and the Software and Information Industry Association (SIIA);

•	anti-piracy enforcement efforts;

•	sales promotions;

•	targeted mailings to current and potential customers;

•	trade missions; and

•	book publishing arrangements, which may include book evaluation copies of Borland’s software products.

Product Licensing

Borland’s software licenses are generally perpetual, fully paid-up named user or machine per processor licenses. Borland’s IDE products are generally licensed on a named user basis. A named user means one named individual for whom the product was licensed. The total number of named users may not exceed the total number of licenses acquired. Only named users may access the product over a network.

Borland’s enterprise products are generally licensed on a named user basis for development purposes and licensed on a machine per processor basis for deployment purposes. Machine per processor means a specific hardware system, on which the enterprise product is running and is licensed according to the number of processors in the machine.

Borland also offers a support program with several options. Customers may choose a support program that entitles a licensee to receive either (i) all upgrades to the licensed product that are released in the succeeding 12-month period, (ii) certain other support services, or both (i) and (ii).

Borland’s packaged training courses are offered in the form of open-enrollment public courses and in-house courses at customer facilities. Additionally, Borland offers consulting services that are generally priced on a time-and-materials basis.

Research and Development

Borland believes that its success will continue to depend heavily on its ability to develop new products and upgrades to meet the requirements of Borland’s customers and the market. Borland prides itself on the depth, quality and consistency of its research and development effort and will continue to place significant focus and spend significant resources on this effort. Current research and development efforts are directed at enhancing Borland’s current technology and products, developing new products, testing, quality assurance and documentation.

Borland’s research and development activities are organized principally by product group, with each of Borland’s respective product groups assuming responsibility for development efforts. The approaches within each group tend to be highly collaborative, with developers acting collectively to advance promising, commercially viable technologies that extend the range and breadth of Borland’s lifecycle solutions. Close communication with a talented installed base of customers also gives Borland access to new ideas, concepts and technologies as well. Borland also uses its customer base to derive critical feedback on product development and new release efforts, including feedback gained through Borland’s professional services engagements. Borland is paying particular attention to research and development efforts in promising growth markets, including Java, Linux, .NET, Web Services and wireless, as those markets impact Borland’s traditional development business and Borland’s emerging application infrastructure business. The principal products Borland uses for its development efforts are its own products.

In addition to research and development facilities in Scotts Valley, California, San Mateo, California and Chicago, Illinois, Borland currently maintains research and development facilities in Japan and Singapore.

Competition

The software industry is an intensely competitive industry characterized by rapid change, new and emerging technologies and fierce competition. The pace of change has accelerated due to the emergence of the Internet, corporate Intranets and new programming languages. Borland faces intense competition in the development and marketing of its software products and services.

With respect to Borland’s JBuilder product, Borland competes primarily with the Java IDEs offered by IBM, TogetherSoft, Sun Microsystems, Oracle and JetBrains (formerly IntelliJ). With respect to Borland’s integrated Java performance assurance tools such as our Optimizeit Suite, Borland competes with Rational Software and Sitraka (Quest). With respect to Borland’s Delphi and C++Builder products, Borland competes primarily with Microsoft. With respect to Borland’s TeamSource DSP service, our potential competitors may include Merant, Microsoft, MKS and Rational Software. With respect to Borland’s Enterprise Server, AppServer Edition, Borland competes primarily with BEA, IBM, Oracle and Sun Microsystems. With respect to Borland’s Enterprise Server, VisiBroker Edition and VisiBroker middleware product, Borland competes primarily with Iona. With respect to Borland Enterprise Server, Web Edition, Borland competes primarily with Microsoft and providers of the Apache Web Server. In the markets for Borland development products, Borland also competes with platform vendors such as Microsoft, Oracle, Sun Microsystems, Hewlett-Packard, IBM and Red Hat.

All of Borland’s markets are intensely competitive. However, Borland believes that its product quality, performance and price, Borland brand, vendor and product reputation, product architecture, quality of technical support and 20-year history make Borland competitive in all of its markets. In particular, Borland believes that its platform independent positioning and interoperability capabilities, including its ability to integrate with many existing technologies and systems (including, in some cases, those of Borland’s competitors), give Borland an important sources of competitive strength.

Manufacturing

Borland’s product development groups produce a set of master CD-ROMs or diskettes and documentation for each of Borland’s products which are then sent to manufacturing. All of Borland’s manufacturing and order fulfillment are performed by outside contractors, under the supervision of Borland’s domestic logistics organization, and includes replication of CD-ROMs or diskettes, printing and production of documentation and packaging materials and assembly of final product packages for shipment to customers. Borland’s products are principally sold in CD-ROM format together with user documentation. Borland believes that there are adequate supplies and sources for the raw materials used in Borland’s products and that there are multiple sources available for CD-ROM replication, printing and production of packaging materials and printing of documentation.

Borland delivers some of its products directly to Borland’s customers via electronic download from the Internet. Borland’s TeamSource service is provided on a third-party hosted server that is accessed by Borland’s customers via the Internet. While Borland is dependent on having access to adequate bandwidth to deliver these downloads at acceptable transmission speeds, Borland believes that there is adequate availability of necessary bandwidth and multiple vendors available to Borland to purchase necessary bandwidth or to deliver these downloads on its behalf.

Borland has final quality control tests performed internally on its products that Borland believes effectively accomplish its product quality assurance goals.

Intellectual Property

Borland regard its software as proprietary. Borland relies on a combination of patent, copyright, trademark, trade secret laws, non-disclosure and other contractual agreements to protect its intellectual property. Borland has 99 issued U.S. patents, 10 issued foreign patents and additional pending applications for U.S. and foreign patents. Despite Borland’s efforts to protect its intellectual property rights, it may be possible for an unauthorized third party to copy certain portions of Borland’s products or to reverse-engineer or obtain and use technology or other information that Borland regards as proprietary. In addition, the laws of many foreign countries do not protect rights in intellectual property to the same extent as do the laws of the United States. Accordingly, there can be no assurance that Borland will be able to protect its intellectual property against unauthorized third-party copying or use which could adversely affect Borland’s competitive position.

From time to time Borland receives notices from third parties claiming infringement by Borland’s products of third-party patent, trademark and other intellectual property rights. Regardless of the merit of any such claim, responding to these claims could be time consuming and expensive, and may require Borland to enter into licensing or royalty agreements which may not be offered or available on terms acceptable to Borland. If a successful claim is made against Borland and Borland fails to develop or license a substitute technology, Borland’s business could be materially and adversely affected. Borland expects that its software products will increasingly be subject to such claims as the number of products and competitors in Borland’s industry segment increases, the functionality of products overlap and industry participants become more aggressive in using patents offensively.

Borland’s Java products require proprietary technology made available by Sun Microsystems, Inc. Borland licenses the Java 2 Platform, Standard Edition specification, the Java 2 Platform, Enterprise Edition specification and the Java 2 Platform, Micro Edition specification from Sun Microsystems under a license agreement that provides for a five-year term and that expires on December 28, 2005. While Borland would expect to renew this agreement, Sun is not obligated to do so. Upon expiration of this license, Borland will continue to have the right to distribute its software products containing the version of Java technology incorporated at the time of expiration. However, in the event of termination of the license upon material breach of the terms of the license or upon an action for infringement of intellectual property rights relating to the Java technology by Borland against Sun Microsystems or any of its other licensees, Borland is required to return or destroy all copies of the Java technology, including derivative works. Furthermore, if Sun Microsystems stops making this proprietary technology available to Borland on commercially reasonable terms, and Borland is unable to develop or otherwise identify effective alternatives to licensing this technology, Borland’s business could be harmed.

Employees

As of October 31, 2002, Borland employed approximately 1103 employees, approximately 568 in the United States and 535 in foreign countries. From time to time, Borland has also engaged temporary contract employees both in foreign countries and within the United States. As of October 31, 2002, Borland engaged approximately 83 temporary contract employees, approximately 39 in the United States and 44 in foreign countries. None of Borland’s U.S. employees are represented by a labor union and Borland experienced no work stoppages. Employees of some of Borland’s foreign subsidiaries are represented by workers’ councils or other similar organizations as required by local law. Borland believes that relations with its employees are good.

Acquisition of Starbase Corporation

On October 8, 2002, Borland entered into an Agreement and Plan of Merger with Starbase Corporation, a Delaware corporation, and Galaxy Acquisition Corp. (“Galaxy”), a Delaware corporation and wholly-owned subsidiary of Borland. Starbase provides software configuration and requirements management tools to assist in managing development projects from inception to deployment and maintenance. Pursuant to the Starbase merger agreement, on October 11, 2002, Borland commenced a tender offer for all outstanding shares of Starbase’s common stock at a price of $2.75 per share for total consideration of approximately $24.0 million in cash, subject to certain conditions, including the tender, without withdrawal prior to the expiration of the offer, of at least a majority of Starbases outstanding shares of common stock, including shares subject to Starbase stock options with an exercise price per share less than $2.75.

In connection with the Starbase merger agreement, Borland also agreed to make available to Starbase bridge financing of $2.0 million to fund its operations until the transaction is completed. Subject to certain exceptions, the bridge financing will mature upon the earliest of (a) the date the Starbase merger agreement is terminated, (b) the date on which an event of default occurs as defined by the bridge financing documents (including a breach by Starbase of the Starbase merger agreement) or (c) December 15, 2002. Upon the consummation of the merger of Galaxy with and into Starbase pursuant to the Starbase merger agreement, the obligations under the bridge financing shall be deemed satisfied in full. The bridge loan bears an annual interest rate of eight percent and is secured by substantially all the assets of Starbase, including without limitation its intellectual property.

Simultaneous with the execution of the Starbase merger agreement, all of the directors and certain of the executive officers of Starbase entered into agreements pursuant to which they agreed to tender shares of Starbase held by them, which represent in the aggregate approximately 0.94% percent of the outstanding shares of Starbases common stock as of October 8, 2002.

Borland and Galaxy commenced the offer on October 11, 2002. The offer and withdrawal rights expired at 12:00 midnight, EST, on November 22, 2002.

The Starbase merger agreement also provides that following consummation of the offer and the satisfaction or waiver of certain conditions, Galaxy will be merged with and into Starbase with Starbase surviving the merger as a wholly-owned subsidiary of Borland, and all remaining outstanding publicly-held shares of Starbase common stock (other than shares held by Starbase stockholders who properly exercise their appraisal rights under applicable law) will be converted into the right to receive $2.75 per share in cash.

TogetherSoft stockholders should also review the following Borland documents filed with the SEC:

•	Borland’s Current Report on Form 8-K filed on December 3, 2002;

•	Borland’s Current Report on Form 8-K filed on November 26, 2002;

•	Borland’s Current Report on Form 8-K filed on November 15, 2002;

•	Borland’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	Borland’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Borland’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Borland’s Final Proxy Statement for its May 16, 2002 annual meeting of Borland stockholders; and

•	Borland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

All of these documents are attached to this Information Statement as Attachments 1 through 8 and are incorporated herein by reference.

Also attached as Attachment 12 and incorporated herein by this reference are unaudited pro forma financial statements giving effect to the Mergers.

Targa Acquisition Corp. I and Targa Acquisition Corp. II

Each Merger Sub is a wholly owned subsidiary of Borland recently incorporated in the State of Delaware. Neither Merger Sub engages in any operations and each exists solely to facilitate the Mergers.

TogetherSoft Corporation

Overview

Dedicated to improving the ways developers work together, TogetherSoft creates and delivers software that enables enterprises to create high-quality applications quickly and on-budget. TogetherSoft is a leader among software development vendors. TogetherSoft solutions are used in some of the world’s most innovative companies including Sprint PCS, Charles Schwab & Co., Boise Office Solutions and J.D. Edwards.

The three products that make up the Together product family include Together ControlCenter, Together Solo and Together WebSphere Studio Edition. Each addresses many dimensions of the software application lifecycle and enables more effective modeling, building and deploying of software solutions.

TogetherSoft’s key strengths and benefits include:

•	Industry thought leadership—Behind the thought leadership of founder Peter Coad, TogetherSoft has pioneered and improved the ways people work together.

•	Superior technology—TogetherSoft combines a superior modeling tool with an industry leading IDE to provide a full development solution recognized as a best of breed solution throughout the industry.

•	Seamless integrations—Together products are designed to seamlessly integrate into existing environments and to leverage current customer investments in software development solutions.

•	Leadership in developer community—TogetherSoft has become well accepted by developers by delivering innovative technology and executing on what development teams need to be successful.

•	Proven return on investment—TogetherSoft solutions are designed to improve developer productivity and to enable teams to maximize the return on their software development solutions.

•
Support of strategic partners—By leveraging relationships with strategic industry partners, TogetherSoft is able to extend reach into the marketplace and demonstrate valuable integrated solutions to a broad base of software developers.

Industry Overview

The role of software continues to evolve in today’s businesses, and software is a vital part of today’s economic landscape. As software is utilized to make businesses more efficient and profitable, the products used to create software become more innovative. Competitive advantage is often obtained by finding new uses of this important enabler.

The same principles that guide businesses to become more productive also guide the software development industry itself. In addition to making software more productive, software is also utilized to make software developers more productive. New software development languages and platforms for rapid application development (“RAD”) continue to enable today’s enterprise applications to be developed more efficiently. Software development tools take advantage of these new technologies to automate tedious and repetitive tasks.

Two software development initiatives that are rapidly gaining momentum in the software development industry are J2EE and .NET. Of these two competing technologies, J2EE has been gaining traction in the software industry since the mid 1990s. Industry giants IBM, BEA and Sun continue to advance this technology as well as compete for market share. The .NET initiative is newer but has been gaining ground due to the market power of its champion, Microsoft. These two initiatives bring greater levels of complexity to the software development community.

New systems must often co-exist with legacy systems. In some cases these legacy systems will be integrated with new technology; at other times they are simply phased out in favor of new technologies. To integrate these systems, new technologies such as Web Services are entering the market. Web Service technology allows interfaces to be defined to legacy and new systems and published for use. In addition, Web Services hold promise for exposing system interfaces to a greater number of applications. However, native Web Service development is a tedious task. Software development tools move this task from tedious to simple by automating most of it.

In addition to technological complexity, large projects introduce their own complications based on the size of teams and the size of the overall project. Also, the size of today’s software project continues to grow. Size becomes a complexity issue as the number of communication channels grows exponentially with the number of people on a given project. The result is that software development of today’s enterprise projects has become more difficult.

To offset the complexity of software development, many teams have recognized the value of following established software development processes. A dozen well-defined software development processes indicate a maturation of the industry. These processes are being embraced by the software development community and customized to meet the needs of the team, project and organization. The number of companies standardizing on a software development process continues to increase. The goal is to focus on the business’ core competency, rather than defining a software development process.

TogetherSoft believes that to be effective with new technology and increased project complexity requires software development tools that can simplify the software development landscape. IDEs can help automate the tedious tasks and simplify the technological aspects of this landscape. New technologies such as patterns, methods of capturing architecture in a language independent manner, and refactoring, changing the design of the code to be equivalent but more malleable, are part of this tooling.

However, this does not address project complexity. To address this factor, more development teams are turning to modeling software, using standards such as the Unified Modeling Language (UML). The result is that this language is rapidly becoming an addition to the modern IDE. UML also provides a bridge to many of today’s software development processes. To be effective, the IDE must contain support for software technology as well as support for modeling and today’s software development processes.

The resulting synergies created by such a software development environment create higher levels of productivity in TogetherSoft’s development community. Software development tools must allow companies to leverage new technologies to provide solutions that meet the needs of the competitive business environment. The solutions must fit in the total software development lifecycle as outlined by a software development process. Finally, software development tools must increase a company’s return on investment and provide a lower cost of ownership.

Product Strategy

Business Strategy

TogetherSoft is a global software and services company that is dedicated to improving the ways people work together. TogetherSoft strives to deliver software and services that enable enterprises to develop better assets faster by providing proven and predictable ways to manage change, mitigate risk and deliver frequent, tangible, team-driven results.

Chronic miscommunication and faulty processes eventually destroy even the best business projects. TogetherSoft’s products are designed to facilitate cross-functional communication and untangle the knots in business processes, enabling software development teams to quickly deliver high-quality computer applications with a minimum of tedious tasks.

TogetherSoft’s products are designed to reduce interruptions and mundane tasks, permitting developers to focus on modeling, building and deploying software. TogetherSoft markets its products to managers as a way to improve the productivity of their developers and to gain real-time transparency into the status of major software projects.

TogetherSoft’s goal is to extend its leadership position by providing an innovative software development platform that combines modeling with an IDE. TogetherSoft intends to concentrate on providing an application development solution that can be used to develop software for deployment on platforms such as J2EE compliant application servers and Microsoft’s .NET application servers. TogetherSoft also intends to continue to be language independent through support of multiple programming languages such as Java, CORBA IDL, C/C++, C#, XML and Visual Basic.

In order to provide customers with open non-proprietary solutions, TogetherSoft intends to extend its existing support for standards such as Object Management Group’s Model Driven Architecture (OMG MDA), the UML and XML Metadata Interchange (XMI).

In order to expand its potential target markets, TogetherSoft also intends to provide solutions that integrate its modeling capabilities with industry leading IDEs and frameworks, such as Borland’s JBuilder, IBM’s WebSphere Studio and BEA’s WebLogic Workshop.

TogetherSoft intends to leverage its strategic alliances and technology partnerships to create wider sales opportunities across an expanding set of geographies. TogetherSoft intends to foster grass roots support of its technology amongst up and coming software developers through the expansion of its existing academic program. TogetherSoft intends to provide more automated tools to support software development methodologies such as Extreme Programming (XP), Feature Driven Development (FDD) and Unified Process (UP).

Maintaining TogetherSoft’s ability to integrate customers’ current software development infrastructure by supporting a broad set of integrations to third party products eases the introduction of its software. TogetherSoft intends to continue to maintain and expand support for products in areas such as databases, J2EE application servers, configuration management solutions, requirements management systems, testing tools, J2EE framework solutions, defect tracking systems and operating systems such as Windows, Unix and Linux.

TogetherSoft also intends to extend its existing collection of audits and metrics capabilities to provide project managers with a console style view of the status of their software development projects at any time.

Product Overview

The Together family of products consists of three products: Together ControlCenter, Together Solo and Together WebSphere Studio Edition.

Together ControlCenter 6.0, released in March 2002, is an application development environment that encompasses design, development and deployment. The environment combines UML-based application modeling with a full-featured IDE for creating and deploying applications. By providing these capabilities within a single product, TogetherSoft believes development organizations can realize enhanced productivity and quality application design, development and deployment.

Development teams worldwide recognize Together ControlCenter for its simultaneous roundtrip engineering, extended refactorings, robust pattern support, integrated quality assurance support (including audits and metrics), automatic migration between application servers and up-to-the-minute documentation generation. ControlCenter enables development teams to employ sophisticated and agile software development methods such as Extreme Programming (XP), Feature Driven Development (FDD) and Rational Unified Process (RUP), which are critically important in fast-paced development environments.

Together Solo 6.0, released in March 2002, is a subset of the flagship Together ControlCenter product. TogetherSoft Solo’s target market is small development teams. Together Solo includes the non-enterprise features of Together ControlCenter, such as UML diagram editor, programming editor, patterns and simultaneous round-trip engineering for Java, C++, C#, VB 6, VB .NET and IDL.

Together WebSphere Studio Edition 6.0, scheduled for release in December 2002, extends the IBM WSS enterprise development environment by adding stronger modeling capability and provides an integrated model-build-deploy solution for IBM users from within the WebSphere framework. The Together WebSphere Studio Edition integrates the analysis, design, implementation, testing and deployment of complex enterprise applications, creating an extended environment that leverages IBM technology.

Together WebSphere Studio Edition enables developers to more efficiently collaborate while improving the quality of enterprise class applications with real-time synchronization between models and code. Furthermore, TogetherSoft’s superior modeling technology and pattern support enable reuse for future projects, further increasing overall team productivity. TogetherSoft’s seamless integration with WebSphere Studio Edition provides a common interface for IBM teams and reduces the learning curve and development time.

In addition to the family of products, TogetherSoft is committed to providing product integrations to ensure Together products seamlessly integrate into existing environments and leverage current customer investments in software development solutions. Dozens of integrations are provided in the product and as separate downloads covering technologies for requirements management, change management, database and testing tools, leading application servers and more.

Services Overview

TogetherSoft offers comprehensive services to ensure the success of customers. In addition to expanding a customer’s use of tools, TogetherSoft services are designed to improve the overall software development environment by demonstrating more efficient ways to develop software. Workshop training, mentoring services, practical guides, publications and tutorials are available through professional services.

Workshops focus on leveraging people and technology to reach business goals. Each workshop is an intense, interactive and effective learning experience. The TogetherSoft series of workshops delivers exclusive content, accelerated learning and hands-on experience to teams. Instructors work with participants to transfer their valuable knowledge and skills. Trainer certification is also available for qualifying partners.

Custom mentoring is provided when customers want assistance and guidance on a topic customized to their business. All mentors are senior-level software professionals, well versed in object and Internet technologies and experienced in team facilitation and group dynamics. Working one-on-one with teams, mentors share the wisdom they’ve gained from building hundreds of object models.

Industry Awards

TogetherSoft has been recognized by the following award organizations:

2002

■	Ranked #1 in FAST 50 awards by the Triangle Business Journal

■	“Software Company of the Year”—NCEITA 21

■	Named Third in the 50 Fastest Growing Technology Companies in North Carolina by Deloitte & Touche

■	Best Modeling Tool for Java—JavaPro Reader’s Choice

■	Best UML Modeling Tool—Java Magazine Editor’s Choice

■	Best Development Tool—WebSphere Advisor Editor’s Choice

■	Fastest Growing Company in the Triangle—CED (Center for Entrepreneurial Development)

■	Best Java Developer Studio by Java Developer Journal’s Reader’s Choice Award

■	Most Innovative Java Product by Java Developer Journal’s Reader Choice Award

2001

■	“Software Company of the Year”—NCEITA 21

■	Ranked #141 in Fast 500—Deloitte & Touche

■	Productivity Award—Software Development Magazine

2000

■	Most Innovative Product for Together J—JavaPro Reader’s Choice Award

■	Reader’s Choice Award for Together J—Java Developer Journal

Competition

The software industry is an intensely competitive market characterized by rapidly evolving technologies, vendor consolidation and fierce competition.

TogetherSoft pioneered the combination of what have traditionally been two markets: design driven development and IDEs. As result, products in both markets may be deemed to compete with TogetherSoft’s modeling and development platform. However, most customers approach TogetherSoft for its superior functionality in the traditional design driven development space.

TogetherSoft’s primary competitors in the design driven development market include Rational Software (Rational XDE and Rational Rose) and Embarcadero Technologies (Describe). Smaller modeling competitors include MagicDraw (MagicDraw), Telelogic (Tau) and Gentleware (Poseidon for UML).

TogetherSoft is positioned as a leader in the highly competitive AMD marketplace. Superior technology, product reputation, integration capability, knowledgeable sales teams, quality technical support and the ability to quickly adapt to customers’ needs provide TogetherSoft with the necessary source of competitive strength.

Licensing

TogetherSoft software licenses are perpetual, fully paid-up per machine licenses. All products support both a node locked and floating license capability. A node locked license is tied to a specific machine and is issued to a specific name. Floating licenses are issued to a specific company by quantity and can be used by any single machine within a company. However, when in use, the floating license is checked out and cannot be used by any other machine. When the product is no longer in use, the license is returned and can be used by another machine.

TogetherSoft support has a Premium Support program for those who want the highest available level of hands-on technical support. Members of Premium Support, as well as those using a trial version of its software, enjoy access to support 24 hours a day, 7 days a week. TogetherSoft’s technicians, located in six support centers around the globe, deliver prompt and accurate answers to questions.

Customers who enter TogetherSoft’s premium support program are entitled to all enhancements and upgrades to the licensed product as long as the support contract is maintained.

Intellectual Property

TogetherSoft is aggressive in protecting its proprietary software through the use of patents, copyright, trademarks and other various agreements. It is TogetherSoft’s patent strategy to patent its new inventions and to proactively examine its competitors’ patents to determine where TogetherSoft can develop its products and to lay claim for its new processes. It is the intent of this strategy to comprehensively protect TogetherSoft’s technology as well as to avoid its competitors’ patents. TogetherSoft has one U.S. patent issued (which was acquired in the recent purchase by TogetherSoft of certain assets of WebGain, Inc.), 29 U.S. patent applications pending and 20 foreign patent applications pending.

Despite its efforts to protect its intellectual property rights, it may be possible for an unauthorized third party to copy certain portions of its products or to reverse engineer or use the technology or information that TogetherSoft regards as proprietary. Policing unauthorized use of software is difficult, and the laws of many foreign countries do not protect rights in intellectual property to the same extent as do the laws of the United States. Accordingly, there can be no assurance that TogetherSoft will be able to protect its intellectual property against unauthorized third party copying or use which could adversely affect its competitive position.

Litigation may be necessary in the future to enforce TogetherSoft’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could materially adversely affect TogetherSoft’s business, future operating results and financial condition.

Customers

TogetherSoft customers range from leading worldwide Fortune 1000 companies to individual developers. These customers serve various markets, including financial services, telecommunications and networks, specialty retail, computer/technology, system integrators and government agencies. TogetherSoft products have been adopted due, in part, to the value proposition that Together products provide, including innovation, scalability, extensibility and reliability.

Alliance Partners

TogetherSoft recognizes the value of partnership. Through affiliation with industry leaders who share its strategic vision, TogetherSoft provides customers with a collaborative software development environment, which enables them to increase productivity and reduce the development cost of applications. TogetherSoft partners have access to approximately 4000 of its worldwide customers.

TogetherSoft offers six categories of partnership: Strategic Alliance, Systems Integrator, Technology, Referral, Training and Academic. TogetherSoft and strategic partners such as BEA, IBM, Sun and HP participate in joint marketing opportunities including seminars, webinars, white papers, email news blasts, press releases and reciprocal website links.

Operations

Sales and Marketing

The global sales strategy for TogetherSoft consists of both a direct sales organization and indirect resellers. The direct sales organization is comprised of inside sales, field sales and technical sales mentors located throughout the world. The U.S.-based inside sales organization is located in Raleigh, North Carolina, and the United States is served exclusively by the direct sales channel. By selling software through a direct sales channel, sales representatives are able to establish a closer relationship with customers and better understand customer needs.

TogetherSoft conducts operations and sells products outside the U.S. and maintains overseas offices in a number of foreign countries including: Germany, the Netherlands, Canada, Finland, France, Italy, Sweden, the United Kingdom and Japan.

Internationally, TogetherSoft is also served by global resellers who extend distribution into countries without TogetherSoft offices.

TogetherSoft’s activities in support of its direct sales efforts both domestically and internationally and its on-going efforts to improve the visibility of its brand include, among other things:

•	Extensive sales training delivered internationally

•	Creation of sales brochures and other marketing materials

•	Speaking opportunities and appearances at industry trade shows

•	Technical seminars and webinars

•	Public relations, including general interest and technical press

•	Sales promotions

•	Targeted mailings to current and potential customers

Research and Development

TogetherSoft’s success will continue to depend heavily on the ability to develop new products and upgrades to meet the requirements of customers, prospects and the market. TogetherSoft is proud of the depth, quality and consistency of its research and development effort and will continue to place significant focus and spend significant resources on research and development. Current research and development efforts are directed at enhancing its current technology and products, developing new products, testing, quality assurance and documentation.

Research and development activities are organized principally by product group, with each of TogetherSoft’s respective product groups assuming responsibility for development efforts. Approaches within each product group tend to be highly collaborative, with developers acting collectively to advance commercially viable technologies that extend the range and breadth of TogetherSoft’s lifecycle solutions. Close communications with a talented installed base of customers also provides access to new ideas, concepts and technologies. TogetherSoft’s customer base is used to derive critical feedback on product development and new release efforts, including feedback gained through professional services engagements. TogetherSoft pays particular attention to research and development efforts in promising growth markets, including J2EE, Web Services and .NET, as well as in those markets that impact TogetherSoft’s traditional development business.

TogetherSoft’s research and development facilities are located in Raleigh, North Carolina, St. Petersburg, Russia and Prague, Czech Republic.

Manufacturing

All of TogetherSoft’s products and documentation are distributed to customers via the web. Downloads are provided on TogetherSoft.com, and all distribution is handled internally by TogetherSoft development, marketing and information technology groups.

Customers download TogetherSoft’s products from the web and then receive a license key from the sales teams to use the product. This online distribution system ensures adequate supplies for all customers. While TogetherSoft is dependent on customers having access to adequate bandwidth to receive these downloads at acceptable transmission speed, TogetherSoft believes its customers all have access to acceptable Internet connections.

TogetherSoft internally performs quality control tests on its products that TogetherSoft believes effectively accomplish its product quality assurance goals.

Employees

As of October 31, 2002, TogetherSoft employed approximately 375 employees, including approximately 135 in the United States and 240 in foreign countries. Of these 375 employees, approximately 35 in the United States are in the sales force and approximately 31 in foreign subsidiaries are employed in the sales force. From time to time, TogetherSoft has also engaged temporary contract employees both in foreign countries and within the United States. As of October 31, 2002, TogetherSoft engaged approximately 35 temporary contract employees, approximately 10 in the United States and 25 in foreign countries. None of TogetherSoft’s U.S. employees are represented by a labor union, and TogetherSoft has experienced no work stoppages. None of the employees of TogetherSoft’s foreign subsidiaries are represented by workers’ councils. TogetherSoft believes that relations with its employees are good.

Reference is made to TogetherSoft’s audited balance sheet as of, and related audited statements of income and statements of stockholders’ equity for the years ended, December 31, 2000 and 2001 and unaudited balance sheet as of, and related unaudited statement of income and statement of stockholders’ equity for the nine-month period ended, September 30, 2002, copies of which are attached hereto as Attachments 9 through 11 and are incorporated herein by reference.

INFORMATION REGARDING ADOPTION OF THE MERGER AGREEMENT

Purpose of the TogetherSoft Special Meeting

The TogetherSoft Special Meeting will be held on January 13, 2003. At the TogetherSoft Special Meeting, TogetherSoft stockholders will be asked to consider and vote on a proposal to adopt the Merger Agreement and on a proposal to establish the Secondary Escrow Fund.

Record Date and Voting Power

The TogetherSoft Record Date is December 5, 2002. Holders of TogetherSoft common stock will be entitled to one vote per share of TogetherSoft common stock held on the TogetherSoft Record Date. Holders of TogetherSoft preferred stock will be entitled to one vote per share of TogetherSoft preferred stock held on the TogetherSoft Record Date, except as described below. Persons who hold only TogetherSoft Options or TogetherSoft Warrants and no outstanding shares of TogetherSoft common or preferred stock will not receive a proxy and are not entitled to vote at the TogetherSoft Special Meeting.

Required Vote

Under the Delaware General Corporation Law (the “DGCL”) and the TogetherSoft Certificate, the Merger Agreement must be adopted, and the Secondary Escrow Fund must be approved, by (collectively, the “Required Stockholder Vote”):

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the affirmative vote of the holders of a majority of shares of TogetherSoft common stock and TogetherSoft preferred stock outstanding on the TogetherSoft Record Date, voting together as a single class, on an as-if-converted to TogetherSoft common stock basis; provided, however, that in connection with this vote, each share of TogetherSoft Series B Preferred Stock will represent 0.5162 of a vote;

•	the affirmative vote of the holders of a majority of the shares of TogetherSoft Series B Preferred Stock outstanding on the TogetherSoft Record Date; and

•	the affirmative vote of the holders of at least a majority of the outstanding shares of TogetherSoft Series A Preferred Stock.

As of the TogetherSoft Record Date, Object International, Inc., TA IX, L.P., TA Atlantic and Pacific IV, L.P., TA Investors LLC, TA Executives Fund LLC, Dietrich Charisius, Peter Coad, John B. Goodrich, Kurt Jaggers, Hanspeter Siegrist, John R. (Beau) Vrolyk, Jeffrey Lunsford, John Sherbin II, Todd Olson, Keith Boswell, Michael Terry and Frank Schröder (the “Voting Agreement Stockholders”), who hold in the aggregate approximately 28,719,117 shares (66.81%) of the outstanding shares of TogetherSoft capital stock on an as-if converted to TogetherSoft common stock basis (with each share of TogetherSoft Series B Preferred Stock representing 0.5162 of a vote), approximately 23,823,825 shares (76.06%) of the outstanding shares of TogetherSoft Series A Preferred Stock and approximately 9,192,741 shares (95.71%) of the outstanding shares of TogetherSoft Series B Preferred Stock, have agreed to vote in favor of the adoption of the Merger Agreement.

Because the Voting Agreement Stockholders own more than the number of shares of TogetherSoft capital stock necessary to adopt the Merger Agreement by the Required Stockholder Vote, TogetherSoft expects that the Merger Agreement will be adopted by the Required Stockholder Vote.

No vote of Borland’s stockholders is required to approve the issuance of shares of Borland common stock in the Mergers.

THE MERGER AGREEMENT AND THE MERGERS

The description of the Merger Agreement and the Mergers contained in this Information Statement is qualified in its entirety by reference to the Merger Agreement, the full text of which is attached hereto as Annex A and is incorporated herein by reference. We encourage you to read the entire Merger Agreement very carefully.

General Description of the Mergers

Upon the consummation of the transactions contemplated by the Merger Agreement, Merger Sub I will be merged with and into TogetherSoft, immediately followed by the merger of TogetherSoft with and into Merger Sub II. Following the Mergers, the separate existence of TogetherSoft will cease. Merger Sub II will continue as the surviving corporation and a wholly owned subsidiary of Borland.

Effective Times of the Mergers

The consummation of the transactions contemplated by the Merger Agreement will occur on the third business day following the satisfaction or waiver of the conditions set forth in the Merger Agreement, or at such other date as Borland and TogetherSoft mutually agree. The parties will cause the consummation of the Mergers by filing Certificates of Merger with the Secretary of State of the State of Delaware.

Reasons for the Mergers

Overview

The boards of directors and management teams of both Borland and TogetherSoft believe that the proposed Mergers represent an opportunity for delivering increased value to the respective stockholders of each company and for addressing a number of challenges and opportunities facing our companies. Several of these opportunities and challenges are described below.

Borland and TogetherSoft share the belief that the combination of design and analysis technologies with traditional development environments will redefine the software development lifecycle and establish a new category of development environments, “design driven development,” which would change the way that software applications are developed, deployed and supported. Furthermore, Borland and TogetherSoft share the belief that enterprise customers are increasingly seeking best-in-class solutions that are also well integrated and that these customers are willing to make strategic commitments to vendors that provide such integrated product offerings.

For developers both inside and outside the enterprise, Borland and TogetherSoft believe that the combination of design and analysis with development in a new design-driven development paradigm will make individual developers and development teams more productive, allow more flexibility in the deployment of applications to multiple target platforms and provide developers with an increased ability to modify and reuse software developed with these products.

Among enterprise customers, decisions to use specific application development vendors and products have traditionally been tactical. In light of the economics and enhanced productivity inherent in a well-integrated application development lifecycle suite, Borland and TogetherSoft believe that customers will make long-term strategic investments in vendors and products in order to establish comprehensive development environments for their businesses. The combination of the two companies can thus expand the scope of Borland’s leadership across the enterprise software development marketplace.

By integrating the design and development phases of the application development lifecycle, Borland and TogetherSoft believe that the Mergers provide a unique opportunity to redefine Borland as the leader in the new consolidated category of design-driven development. In addition, when taken together with an anticipated successful completion of Borland’s tender offer for all outstanding shares of Starbase, Borland and TogetherSoft believe that this combination would create a company that could provide an integrated application development lifecycle solution and take a leadership position in defining how enterprise customers will develop software applications using either Java or Microsoft’s .NET technologies.

Furthermore, the increased scale of the business would allow for a greater utilization of Borland’s worldwide distribution and support infrastructure, creating potential operating economies and providing the full set of products to markets and customers that the companies have not been able to address as independent entities.

Strategic Benefits of the Mergers

Borland and TogetherSoft believe that the Mergers present a unique opportunity to accelerate Borland’s leadership role as a key vendor of application development lifecycle solutions, while strengthening their sales forces and relationships with important constituencies, all in a single transaction. As shorter development cycles challenge enterprise customers to organize their teams around the competing objectives of both faster and better application development, it will be increasingly important to have product offerings that are both best-in-class and tightly integrated. In particular, the companies anticipate that the product categories of design and analysis and development will consolidate into a new category that the companies call “design-driven development.”

The Mergers would greatly expand and strengthen Borland’s product offerings by providing greater expertise and technology in the design and analysis segment of the marketplace. The combination would make Borland a compelling strategic partner and would provide a strongly integrated solution for enabling accelerated development, quality deliverables and lower overall cost for development. Borland believes that this combination can accelerate its leadership position as a premier provider of application lifecycle solutions.

Design Driven Development: Complementary Leadership

Borland and TogetherSoft offer complementary solutions that, taken together, would give the combined company industry-leading product offerings spanning the software development lifecycle. TogetherSoft’s ControlCenter is the leader in application design and analysis, providing simultaneous roundtrip engineering, UML diagrams, testing, quality assurance and audits and metrics. Borland does not currently offer these design and analysis features, or offers only partial implementations. TogetherSoft is also the leader in integrating design and analysis with development environments – an emerging trend that both companies believe will become standard for n-tier application development. Combining these offerings with Borland’s strength in Java and Microsoft development environments, which Borland and TogetherSoft believe would be further enhanced by TogetherSoft’s technology, provides the combined company with an opportunity to define a new consolidated category called design-driven development and fills out the combined company’s application development lifecycle leadership.

Increasingly, enterprise software developers are deciding that development products need to be selected strategically and jointly rather than tactically and individually. Productivity and rapid development depend upon the integration between products as much as on the capabilities of the products themselves. A focus on best-in-class technologies is not in itself sufficient. A combination of best-in-class products and tight integration between these products is expected to provide customers with a clear strategic choice for defining a comprehensive application lifecycle development environment for their businesses.

Borland has the opportunity to become a strategic provider of application development lifecycle solutions to enterprise customers. According to Gartner, over 90% of these companies will have a need for both Java and .NET development. The combined company would be able to provide a comprehensive development environment for both of these application development standards. By becoming a strategic vendor to these companies, Borland has the opportunity to address a larger share of the overall software application development market, projected by IDC to grow to over $15 billion by 2006.

Sales Force: Expands Coverage

Borland and TogetherSoft recognize the importance of improving our overall account coverage to compete effectively for important customer engagements around the world. The combined company would have a sales force of 316 by combining Borland’s current sales force of 250 with TogetherSoft’s current sales force of 66, thereby greatly enhancing the combined company’s ability to reach its customers in all industries in which the combined company would operate.

Important Constituencies: Improves Positioning

Borland and TogetherSoft also believe that the Mergers would enable the combined company to deliver greater value to its stockholders by better serving its customers, as well as its partners and employees.

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Customers.    The combined company would have a broader, deeper portfolio of compelling products, services and technologies than either Borland or TogetherSoft alone, together with the enhanced capability to integrate those products and services into solutions tailored to meet the needs of its diverse customer base.

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Partners.    The combined company would be a more compelling partner because its commitment to open standards, together with the combined company’s large customer base, would attract developers who are choosing their initial development platforms. Borland and TogetherSoft consider this key to their strategy, as the delivery of integrated end-to-end solutions requires that providers of software and microprocessors, among others, develop their products to be compatible with our products and that independent systems integrators develop alliances with our solutions organizations.

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Employees.    The combined company would be well positioned to attract and retain the best employees because of its stronger, healthier businesses and increased depth of leadership—attributes that could create greater long-term opportunity for growth and career advancement.

TogetherSoft’s Reasons for the Mergers

At a meeting held on October 29, 2002, the TogetherSoft board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Mergers), after determining that such transactions were fair to and in the best interests of TogetherSoft and its stockholders. In approving the Merger Agreement and the transactions contemplated thereby, the TogetherSoft board of directors consulted with and relied upon information and reports prepared or presented by TogetherSoft’s management and legal and financial advisors. The TogetherSoft board considered a number of factors, including, without limitation, the following:

•	the financial condition and results of operations of TogetherSoft and the projection of TogetherSoft’s cash flows and capital requirements;

•	the opportunity for TogetherSoft, as part of the combined company, to compete more effectively in an increasingly competitive and rapidly changing marketplace;

•	Borland’s existing broad direct and indirect distribution channels, which could take TogetherSoft years to develop independently;

•	Borland’s financial strength and proven ability to execute on its business plan, as demonstrated by ten consecutive quarters of profitability;

•	Borland’s proven ability to consistently introduce new products to market;

•	Borland’s core values of integrity, excellence, and customer satisfaction, which complement TogetherSoft’s core values;

•	Borland’s processes and templates for systematically growing its business while also engendering creativity and innovation among its developers;

•	Borland’s enduring excellence in reputation, products, development talent, sales, marketing, and management;

•	Borland’s position as a premier software development tools provider worldwide;

•	the broad reach of Borland’s products, extending to millions of developers worldwide;

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Borland’s core competencies in functions programmers use most, including: editing, user interfaces, compiling, debugging, and data management, which complement TogetherSoft’s core competencies in functions architects, modelers, and designers use most, including: modeling, simultaneous synchronization of models and software code, patterns, audits and metrics;

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the TogetherSoft board’s belief, based upon presentations by TogetherSoft’s management and financial advisors, that the Merger Consideration (as defined below) was fair in light of the financial condition, results of operations, business and prospects of TogetherSoft;

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the presentation delivered by U.S. Bancorp Piper Jaffray to the TogetherSoft board on October 29, 2002, regarding the financial aspects of the proposed transaction and the opinion of U.S. Bancorp Piper Jaffray delivered to the TogetherSoft board dated the same date and the underlying analysis conducted by U.S. Bancorp Piper Jaffray, to the effect that, based upon and subject to the various considerations set forth in the opinion, the aggregate consideration to be paid in Merger I to TogetherSoft stockholders as a whole was fair, from a financial point of view, to TogetherSoft stockholders as of October 29, 2002;

•	the history of the negotiations with Borland;

•	the likelihood that the Mergers will be consummated in light of the fact that the Mergers are not subject to any financing or due diligence conditions;

•	the limits on Borland’s ability to terminate the Merger Agreement;

•	information with regard to current economic and market conditions (including current conditions in the software industry);

•	the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations to complete the Mergers;

•	the consents and approvals required to complete the Mergers and the favorable likelihood of obtaining all such consents and approvals; and

•	the fact that TogetherSoft stockholders will obtain shares of a publicly held company with a trading market.

In reaching its conclusion to approve the Merger Agreement, TogetherSoft’s board of directors also considered many risks, including, but not limited to, the following:

•	the fact that the number of shares of Borland common stock to be issued in Merger I is fixed and will not be adjusted for changes in the market price of Borland common stock;

•	the number of contingencies and closing conditions that must be satisfied or waived before the closing of Merger I;

•	the possibility that the Mergers may not be treated as a tax-free reorganization;

•	the risks attendant to Borland’s business as set forth in its most recent report on Form 10-K;

•	the possibility that the Mergers may not be completed or may take a significantly longer period of time to complete;

•	the fact that TogetherSoft may not terminate the Merger Agreement in the event of a material adverse effect on Borland’s business, financial condition or operating results;

•	the effect of the public announcement of the execution of the Merger Agreement on, among other things, TogetherSoft’s operations, including its customers and employees; and

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the fact that certain terms of the Merger Agreement prohibit TogetherSoft and its representatives from soliciting third-party bids and from accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms would reduce the likelihood that a third party would make a bid for TogetherSoft.

The foregoing discussion of information and factors considered and given weight by the TogetherSoft board of directors is not intended to be exhaustive, but is believed to include all of the material factors, both positive and negative, considered by the TogetherSoft board of directors. In view of the variety of factors considered in connection with its evaluation of the merger with Borland, the TogetherSoft board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the TogetherSoft board of directors may have given different weights to different factors.

Borland’s Reasons for the Mergers

At a meeting held on October 28, 2002, the Borland board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Mergers), after determining that such transactions were fair to and in the best interests of Borland and its stockholders. In approving the Merger Agreement and the transactions contemplated thereby, the Borland board of directors consulted with and relied upon information and reports prepared or presented by Borland’s management and Borland’s legal and financial advisors. The board considered, among other things, the following:

•	the presentations by Borland’s management at the October 28, 2002 board of directors meeting and previous board of directors meeting;

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the presentation by Borland’s financial advisor, Bear Stearns & Co. Inc. (“Bear Stearns”) at the October 28, 2002 board of directors meeting and a previous board of directors meeting, the opinion of Bear Stearns, expressed orally, to the effect that, as of October 28, 2002, the Merger Consideration to be paid to stockholders of TogetherSoft pursuant to the Mergers was fair, from a financial point of view, to Borland;

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that Borland has more than sufficient funds to internally fund the acquisition of TogetherSoft and that no third-party financing would be required for Borland to consummate the acquisition of TogetherSoft;

•	the strategic fit between Borland and TogetherSoft;

•	the success that Borland recently had in integrating the acquisition of Redline Software, Inc. (VMGear) and other recent acquisitions;

•	the opportunity for numerous synergies including, among other things:

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the potential that combining Borland’s customer base, marketing expertise, geographic footprint, brand, and direct and indirect distribution channels with TogetherSoft’s expertise in the area of application modeling can result in a significant increase in the revenues derived from TogetherSoft’s products;

—	the potential that Borland’s significantly greater financial and other resources can enhance the competitive position of TogetherSoft’s design and modeling solutions;

—	the potential that Borland will be able to take advantage of cross-marketing opportunities;

—	the potential acceleration of new product development created by combining the technical resources of TogetherSoft with those of Borland;

—	the potential ability to reduce certain selling costs following the closing of the Mergers by merging the sales organizations of both companies; and

—	the potential ability to reduce certain marketing costs following the closing of the Mergers by transitioning all of TogetherSoft’s products to the Borland brand.

•	the belief that, with the acquisition of TogetherSoft, Borland would be better able to respond to the needs of customers looking for JAVA solutions;

•	the potential positive impact of the acquisition of TogetherSoft on Borland’s other businesses;

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that, as a result of the Mergers, Borland would obtain (i) valuable technology and products that it can market and sell with its other suites of products and (ii) knowledgeable, valuable and committed employees that complement its strong employee base;

•	the reputation of TogetherSoft’s products in the marketplace and among leading industry analysts;

•	the technical expertise held by TogetherSoft’s software engineers;

•	the customer relationships held by TogetherSoft’s sales personnel;

•	the complementary corporate cultures of Borland and TogetherSoft, which should facilitate the integration of the two companies;

•	the terms of the Merger Agreement and related agreements, including the respective representations, warranties and covenants of the parties;

•	the limited ability of TogetherSoft to terminate the Merger Agreement;

•	the amount of the termination fee relative to other transactions, and the circumstances under which such fees would be paid to Borland pursuant to the Merger Agreement;

•	the terms and conditions of the Voting Agreement, including the willingness of certain stockholders of TogetherSoft to enter into such agreement;

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that certain members of TogetherSoft’s management team had agreed to enter into non-competition agreements providing, among other things, that they will not engage in any activities competitive with the current business engaged in by TogetherSoft;

•	the other agreements to be entered into in connection with the acquisition of TogetherSoft;

•	the results of the due diligence review of TogetherSoft’s business conducted by Borland’s management and its legal and financial advisors;

•	the history of Borland’s negotiations with TogetherSoft relating to the terms of Borland’s acquisition of TogetherSoft and the Merger Agreement;

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the terms and conditions of the employment agreements to be entered into by each of Messrs. Peter Coad, Dietrich Charisius, Todd Olson, Frank Schröder, Alexander Aptus, Michael Terry and Jeffrey Lunsford with Borland;

•	the consents and approvals required to consummate the acquisition of TogetherSoft and the favorable prospects for receiving all such consents and approvals;

•	the reasonable likelihood of the consummation of the transactions contemplated by the Merger Agreement;

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TogetherSoft’s technical and engineering expertise, which could enhance the ability of the two companies to combine their technological resources to develop new products with increased functionality and bring them to market faster;

•	the ability of the combined company to offer complementary product lines and improve product offerings;

•	the entry into a new strategic market segment for Borland, with the potential for above average growth through an established market leader;

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that TogetherSoft’s significant revenue traction and large, growing customer base distinguish it from other acquisition candidates that lack the scale to provide future revenue and operating leverage, and which could be characterized as tactical “fill-in” acquisitions;

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that TogetherSoft’s industry-leading application design and construction tools will strengthen Borland’s product line, enabling Borland to enhance customer relationships, to differentiate itself from other software tools vendors, and to provide a more comprehensive solution;

•	that IDC estimates the market for analysis, modeling and design tools to be approximately $1.1 billion by 2006, and that TogetherSoft had approximately 7.5% share of this market in 2001; and

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that Borland’s established infrastructure in the Asia-Pacific region represents a significant opportunity to drive TogetherSoft revenue in markets where TogetherSoft has achieved limited customer traction to date.

In reaching its conclusion to approve the Merger Agreement, Borland’s board of directors also considered many risks, including, but not limited to, the following:

•	the risk that the potential benefits sought by the acquisition of TogetherSoft may not be realized or may not be realized as quickly as anticipated;

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the management time associated with integrating TogetherSoft’s operations with those of Borland and the potential alternative opportunities that may be foregone due to this significant diversion of management’s time;

•	the results of the due diligence review of TogetherSoft’s business conducted by Borland’s management and its legal and financial advisors;

•	the risk that Borland may not be able to retain key TogetherSoft personnel, in particular those in sales and software engineering positions;

•	the effect of the public announcement of the execution of the Merger Agreement on, among other things, TogetherSoft’s operations, including its customers and employees;

•	the possibility that the acquisition of TogetherSoft may not be completed or may take a significantly longer period of time to complete;

•	the effect that any failure by Borland to consummate the acquisition of TogetherSoft could have on Borland, including its ability to consummate future acquisitions; and

•	the risk that Borland may not be able to integrate multiple acquisitions simultaneously.

The foregoing discussion of information and factors considered and given weight by the Borland board of directors is not intended to be exhaustive, but is believed to include all of the material factors, both positive and negative, considered by the Borland board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition of TogetherSoft, the Borland board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Borland board of directors may have given different weights to different factors.

Opinion of U.S. Bancorp Piper Jaffray

TogetherSoft retained U.S. Bancorp Piper Jaffray to act as its financial advisor, and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by TogetherSoft stockholders in the transaction.

U.S. Bancorp Piper Jaffray delivered to the board of directors of TogetherSoft on October 29, 2002 its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the opinion and described below, that the proposed aggregate consideration to be paid in Merger I to TogetherSoft stockholders as a whole pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders. Notwithstanding the foregoing, U.S. Bancorp Piper Jaffray was not engaged to opine upon, and U.S. Bancorp Piper Jaffray’s opinion did not address in any way, the fairness of the consideration paid pursuant to the Merger Agreement to Object International, Inc., Dietrich Charisius, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Investors LLC and TA Executives Fund LLC. U.S. Bancorp Piper Jaffray is a holder of a warrant to purchase shares of TogetherSoft Series B Preferred Stock as well as a warrant to purchase shares of TogetherSoft Common Stock, and an affiliate of U.S. Bancorp Piper Jaffray is a holder of TogetherSoft Series B Preferred Stock, and the opinion of U.S. Bancorp Piper Jaffray did not address the fairness of the consideration paid to the stockholders listed in the previous sentence because each of these stockholders is affected by the redistribution of merger consideration as described under “Merger Consideration” in the third and fourth paragraphs on page 83 and is either a member of, or represented on, the board of directors of TogetherSoft and was active in negotiations related to the redistribution. A copy of U.S. Bancorp Piper Jaffray’s written opinion is attached to this document as Annex B and is incorporated into this document by reference.

While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by TogetherSoft stockholders in the proposed Merger I, which was determined through negotiations between TogetherSoft and Borland. In addition, U.S. Bancorp Piper Jaffray was authorized to contact and did contact four potential parties with respect to a business combination with TogetherSoft, but U.S. Bancorp Piper Jaffray was not authorized to solicit and did not solicit other potential parties with respect to a business combination or any other transaction with TogetherSoft. U.S. Bancorp Piper Jaffray’s opinion, which was solely for the benefit of the TogetherSoft board of directors and shall not be otherwise relied upon, addresses only the fairness, from a financial point of view, of the proposed aggregate consideration payable to the TogetherSoft stockholders as a whole in the proposed Merger I, does not address TogetherSoft’s underlying business decision to proceed with or effect the Mergers or structure thereof, or the relative merits of the Mergers compared to any alternative business strategy or transaction in which TogetherSoft might engage and does not constitute a recommendation to any TogetherSoft stockholder as to how to vote in the Mergers.

In arriving at its opinion, U.S. Bancorp Piper Jaffray’s review included:

•	a draft dated October 29, 2002 of the Merger Agreement;

•	a draft dated October 29, 2002 of the Escrow Agreement;

•	business, financial and operating information relative to TogetherSoft;

•	publicly available business and financial information relative to Borland;

•	publicly available market and securities data of Borland and of selected public companies deemed comparable to TogetherSoft and Borland;

•	to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger; and

•	internal financial forecasts of TogetherSoft and of Borland prepared by management of the respective companies.

In addition, U.S. Bancorp Piper Jaffray visited the headquarters of TogetherSoft and Borland and conducted discussions with members of senior management of both companies concerning the financial condition, operating performance and balance sheet characteristics of TogetherSoft, Borland and the combined company following the merger.

The following is a summary of the material analyses and other information that U.S. Bancorp Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of TogetherSoft:

Implied Consideration

Giving effect to the aggregate amounts of cash and Borland common stock to be exchanged in Merger I (based on the closing price for Borland common stock as of October 28, 2002), the outstanding TogetherSoft common stock, the outstanding TogetherSoft Series A Preferred Stock, the outstanding TogetherSoft Series B Preferred Stock and TogetherSoft capital stock equivalents, less the estimated proceeds to Borland from the exercise of TogetherSoft Options and estimated Excess Legal Expenses, U.S. Bancorp Piper Jaffray calculated the aggregate implied value of the stock and cash consideration payable in Merger I for TogetherSoft capital stock to be approximately $173.240 million. U.S. Bancorp Piper Jaffray calculated the implied “enterprise value” (equity value plus debt and capital leases less cash) of TogetherSoft to be approximately $159.385 million. U.S. Bancorp Piper Jaffray also calculated that the fully diluted shares issued to TogetherSoft stockholders and holders of TogetherSoft Options would be an aggregate of 10.8% of the total Borland common stock and Borland common stock equivalents based on share information furnished by management of Borland.

TogetherSoft Comparable Company Analysis

U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to TogetherSoft to corresponding data and ratios from eight publicly traded companies deemed comparable to TogetherSoft. This group included BEA Systems, Inc., Borland Software Corporation, Compuware Corporation, Embarcadero Technologies, Inc., Mercury Interactive Corporation, Progress Software Company, Rational Software Corporation and SERENA Software, Inc. This group was selected from companies engaged primarily in the software development, deployment and tools industry which U.S. Bancorp Piper Jaffray deemed comparable to TogetherSoft’s business.

This analysis produced multiples of selected valuation data as follows:

TogetherSoft(1)
Comparable Companies
		Low	Mean	Median	High
Enterprise value to latest twelve months revenue	3.2x	0.8x	2.7x	2.4x	5.6x
Enterprise value to estimated calendar year 2002 revenue(2)	3.0x	0.9x	2.6x	2.3x	5.3x
Enterprise value to estimated calendar year 2003 revenue(2)	2.4x	0.9x	2.4x	2.1x	4.6x
Enterprise value to latest twelve months earnings before interest and taxes	NEG	7.8x	17.4x	15.5x	35.5x
Enterprise value to estimated calendar year 2002 earnings before interest and taxes(2)	NM	8.9x	17.3x	15.4x	33.1x
Enterprise value to estimated calendar year 2003 earnings before interest and taxes(2)	12.2x	7.7x	14.0x	13.0x	25.7x
Equity value to latest twelve months earnings	NEG	13.6x	28.4x	28.4x	43.5x
Equity value to estimated calendar year 2002 earnings(2)	NM	14.5x	28.0x	27.9x	39.8x
Equity value to estimated calendar year 2003 earnings(2)	21.5x	14.9x	23.2x	22.6x	31.9x

(1)	Based on implied value of merger consideration (computed based on Borland closing stock price on October 28, 2002).
(2)	TogetherSoft estimates based on TogetherSoft management estimates. Estimates for comparable companies based on First Call Consensus and publicly available research analyst estimates.

Comparable Transaction Analysis

U.S. Bancorp Piper Jaffray reviewed nine acquisition transactions involving companies that it deemed comparable to TogetherSoft. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions that were announced between October 28, 2001 and October 28, 2002;

•	transactions in which 100% of a domestic public or private target company was acquired;

•	transactions involving target companies with similar primary SIC codes as TogetherSoft;

•	transactions with a transaction value of $50 million to $300 million;

•	transactions involving target companies with latest twelve month revenues of more than $10 million; and

•	transactions which were not share repurchases or hostile transactions.

U.S. Bancorp Piper Jaffray performed its analysis on the following transactions:

Acquiring Company	Target Company
Novell Inc.	SilverStream Software Inc.
Mentor Graphics Corp.	Innoveda Inc.
MSC Software Corp	Mechanical Dynamics Inc.
Ascential Software Corp.	Vality Technology Inc.
TIBCO Software Inc.	Talarian Corp.
Mentor Graphics Corp.	IKOS Systems Inc.
Allen Systems Group	Landmark Systems Corp.
IBM Corp.	CrossWorlds Software Inc.
Digi International Inc.	NetSilicon Inc. (Osicom Tech.)

U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for TogetherSoft derived from the implied value payable in Merger I.

	TogetherSoft	Comparable Transactions
		Low	Mean	Median	High
Enterprise value to latest twelve months revenue	3.2x	0.6x	2.1x	1.7x	4.3x

TogetherSoft Discounted Cash Flow Analysis

U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for TogetherSoft in which it calculated the present value of the projected hypothetical future cash flows of TogetherSoft using internal financial planning data prepared by TogetherSoft management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for TogetherSoft based on the net present value of its implied annual cash flows and a terminal value for TogetherSoft in 2005 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 35% and a range of terminal value multiples of 2.0x to 3.0x of forecasted 2005 revenue. This analysis yielded the following results:

Aggregate Equity Value of TogetherSoft
(in thousands)
Low	$101,852
Mid	131,506
High	168,183

Pro Forma Analysis

U.S. Bancorp Piper Jaffray analyzed the expected pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for calendar year 2003 using TogetherSoft and Borland management estimates. Without considering any synergies the combined company may realize following consummation of the transaction, U.S. Bancorp Piper Jaffray determined that the transaction could be accretive for each calendar quarter in 2003 and for the full 2003 calendar year to the projected stand-alone earnings per share of Borland.

Analysis of Borland Common Stock

U.S. Bancorp Piper Jaffray reviewed general background information concerning Borland, including recent financial and operating results and outlook, the price performance of Borland common stock over the previous twelve months relative to the Nasdaq Stock Market and the comparable companies described below, published research analyst estimates and the stock price and volume over selected periods. U.S. Bancorp Piper Jaffray also reviewed the stock trading history of Borland common stock at the dates or for the periods indicated below.

Closing price on October 28, 2002	$11.41
5 trading day closing average	10.47
10 trading day closing average	10.08
20 trading day closing average	9.13
Year-to-date closing average	10.29
52 week high trade	18.40
52 week low trade	6.48

Borland Comparable Company Analysis

U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to Borland to corresponding data and ratios from seven publicly traded companies deemed comparable to Borland. This group included BEA Systems, Inc., Compuware Corporation, Embarcadero Technologies, Inc., Mercury Interactive Corporation, Progress Software Company, Rational Software Corporation and SERENA Software, Inc. This group was selected from companies engaged primarily in the software development, deployment and tools industry which U.S. Bancorp Piper Jaffray deemed comparable to Borland’s business.

This analysis produced multiples of selected valuation data as follows:

	Borland(1)	Comparable Companies
		LOW	MEAN	HIGH
Enterprise value to latest twelve months revenue	2.4x	0.8x	2.7x	5.6x
Enterprise value to estimated calendar year 2002 revenue(2)	2.3x	0.9x	2.7x	5.3x
Enterprise value to estimated calendar year 2003 revenue(2)	2.0x	0.9x	2.4x	4.6x
Enterprise value to latest twelve months earnings before interest and taxes	24.1x	7.8x	16.4x	35.5x
Enterprise value to estimated calendar year 2002 earnings before interest and taxes(2)	25.2x	8.9x	16.2x	33.1x
Enterprise value to estimated calendar year 2003 earnings before interest and taxes(2)	16.7x	7.7x	13.6x	25.7x
Equity value to latest twelve months earnings	36.2x	13.6x	27.2x	43.5x
Equity value to estimated calendar year 2002 earnings(2)	35.7x	14.5x	26.9x	39.8x
Equity value to estimated calendar year 2003 earnings(2)	27.2x	14.9x	22.6x	31.9x

(1)	Based on Borland closing stock price on October 28, 2002.
(2)	Estimates based on First Call Consensus and publicly available research analyst estimates.

Borland Discounted Cash Flow Analysis

U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Borland in which it calculated the present value of the projected hypothetical future cash flows of Borland using internal financial planning data prepared by Borland management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Borland based on the net present value of its implied annual cash flows and a terminal value for Borland in 2005 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 15% to 25% and a range of terminal value multiples of 2.0x to 3.0x of forecasted 2005 revenue. This analysis yielded the following results:

Per Share Equity Value of Borland
Low	$9.46
Mid	11.47
High	14.01

Aggregate Equity Value of Borland
(in thousands)
Low	$673,804
Mid	817,418
High	998,137

In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to TogetherSoft, Borland or the Mergers. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which TogetherSoft and Borland were compared and other factors that could affect the public trading value of the companies.

For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by TogetherSoft and Borland, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of TogetherSoft and Borland that the information provided to it by TogetherSoft and Borland was prepared on a reasonable basis in accordance with industry practice, and the financial planning data and other business outlook information reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray expressed no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based.

For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the merger will constitute a reorganization for federal income tax purposes. U.S. Bancorp Piper Jaffray also assumed the merger will be consummated pursuant to the terms of the Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that neither Borland nor TogetherSoft is a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the merger. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals and consents for the Mergers, no restrictions will be imposed that have a material adverse effect on the contemplated benefits of the Mergers or the purchase price. U.S. Bancorp Piper Jaffray undertook no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either TogetherSoft or Borland or their respective affiliates was a party or may be subject and U.S. Bancorp Piper Jaffray’s opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of TogetherSoft or Borland and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed TogetherSoft and Borland as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Borland common stock have traded or at which such shares may trade following announcement of the Mergers or at any future time. U.S. Bancorp Piper Jaffray’s opinion addressed only the aggregate merger consideration to be received by stockholders of TogetherSoft as a whole and no other transaction terms or arrangements. In addition, with TogetherSoft’s consent, U.S. Bancorp Piper Jaffray did not analyze any class of securities separately, nor did U.S. Bancorp Piper Jaffray express any opinion regarding the consideration allocated or paid to any specific class of securities. U.S. Bancorp Piper Jaffray assumed for purposes of its opinion that the entire aggregate consideration will be payable to the stockholders of TogetherSoft, including, without limitation, any portion of the consideration held in escrow under the Escrow Agreement, except that U.S. Bancorp Piper Jaffray assumed, in accordance with TogetherSoft management’s estimates, that there would be a reduction in the aggregate consideration of $750,000 for Excess Legal Expenses (as defined in the Merger Agreement). The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Borland for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, U.S. Bancorp Piper Jaffray ECM Fund I, LLC, an affiliate of U.S. Bancorp Piper Jaffray, beneficially owns 302,057 shares of TogetherSoft Series B Preferred Stock and (ii) U.S. Bancorp Piper Jaffray holds a TogetherSoft Warrant to purchase 642,744 shares of TogetherSoft Series B Preferred Stock and a TogetherSoft Warrant to purchase 155,927 shares of TogetherSoft common stock.

Under the terms of the engagement letter dated April 12, 2002, as amended, TogetherSoft has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to 1.25% of the aggregate consideration paid to TogetherSoft or TogetherSoft stockholders in connection with the acquisition of TogetherSoft, for U.S. Bancorp Piper Jaffray’s financial advisory services, provided that such fee shall in no event be less than $1,500,000. TogetherSoft also agreed to pay U.S. Bancorp Piper Jaffray a fee of $200,000 for rendering its opinion, that will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, TogetherSoft has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors. We encourage you to read the written opinion of U.S. Bancorp Piper Jaffray, which is attached to this Information Statement as Annex B and is incorporated herein by reference, carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. U.S. Bancorp Piper Jaffray’s opinion is addressed to the TogetherSoft board of directors and does not constitute a recommendation to any TogetherSoft stockholder as to any matters relating to the Mergers.

Merger Consideration

In connection with Merger I, TogetherSoft stockholders will be entitled to receive an aggregate amount of 9,050,000 shares of Borland common stock and $82,500,000 in cash on a fully diluted basis, subject to adjustment as described below (the “Merger Consideration”). The Merger Consideration will be reduced by the amount by which certain legal expenses incurred by TogetherSoft in connection with the Mergers exceed the sum of (a) $500,000 plus (b) the amount incurred by TogetherSoft in connection with the 3(a)(10) hearing process (the “Excess Legal Expenses”). It is currently estimated that the Excess Legal Expenses will be equal to approximately $1,500,000. Accordingly, it is currently estimated that the Merger Consideration calculated as of the Closing will be approximately $81,941,935 in cash and 8,966,937 shares of Borland common stock, assuming the average of the closing sale prices of a share of Borland common stock as reported on the Nasdaq National Market for each of the ten consecutive trading days preceding but not including the second business day prior to the closing date of Merger I (the “Parent Average Stock Price”) equals $11.34 (the closing price of a share of Borland common stock on the Nasdaq National Market on October 29, 2002).

Pursuant to the TogetherSoft Certificate, upon an event such as Merger I, the holders of outstanding shares of TogetherSoft Series B Preferred Stock (the “Series B Holders”) are entitled to receive $2.1782 per share in cash (the “Series B Preference Amount”). After the Series B Holders have received the entire amount of cash set forth in the previous sentence, the holders of outstanding shares of TogetherSoft Series A Preferred Stock (the “Series A Holders”) are entitled to receive $0.33333 per share in cash (the “Series A Preference Amount”) prior and in preference to the holders of outstanding shares of TogetherSoft common stock (the “Common Holders”). After the Series B Preference Amount and the Series A Preference Amount, if any, have been paid to the Series B Holders and the Series A Holders, the remaining Merger Consideration will be distributed to the Series B Holders and the Common Holders and to the holders of outstanding TogetherSoft Options and TogetherSoft Warrants upon exercise of such securities.

Notwithstanding the foregoing, certain Series A Holders who hold an aggregate of 23,823,825 shares of TogetherSoft Series A Preferred Stock believe it is appropriate, in connection with the Mergers and the distribution of the Merger Consideration, and have agreed to reduce the amount of cash and Borland common stock otherwise payable to such Series A Holders by an amount sufficient to ensure that the aggregate dollar value of cash and Borland common stock exchanged for each outstanding share of TogetherSoft Series B Preferred Stock in connection with Merger I will be equal to $5.726257 per share, subject to reduction under certain circumstances, (the “Redistribution Amount”). The Merger Agreement provides that the Redistribution Amount shall be redistributed to the Series B Holders immediately prior to the effective time of Merger I in proportion to the respective amounts of Merger Consideration otherwise payable to such Series B Holders in connection with Merger I.

In order to ensure that the portion of the Merger Consideration payable to the Common Holders is unaffected by the redistribution of the Redistribution Amount, certain Series A Holders have agreed not to convert any outstanding shares of TogetherSoft Series A Preferred Stock held by them into shares of TogetherSoft common stock. In addition, the Merger Agreement provides that the Series A Holders are to receive the same amount of cash and Borland common stock such Series A Holders would have received if such Series A Holders had converted the outstanding shares of TogetherSoft Series A Preferred Stock held by them into shares of TogetherSoft common stock immediately prior to the effective time of Merger I, less each such Series A Holder’s pro rata portion of the Redistribution Amount. As a result, the entire Redistribution Amount will be paid by Series A Holders who have agreed to the redistribution.

The following examples of the calculation of the distribution of the Merger Consideration to TogetherSoft stockholders are for illustrative purposes only and are based on a number of assumptions, which are described below.

Merger Consideration Example 1:    Assuming that (a) the Parent Average Stock Price equals $11.34, (b) each outstanding TogetherSoft Warrant is net exercised pursuant to the terms of such TogetherSoft Warrant, (c) certain persons holding an aggregate of 23,823,825 shares of TogetherSoft Series A Preferred Stock do not convert such shares held by them into TogetherSoft Common Stock prior to the effective time of Merger I and (d) the Excess Legal Expenses equal $1,500,000, each share of the respective classes and series of capital stock of TogetherSoft outstanding immediately prior to the effective time of Merger I shall be converted into the right to receive the following (less amounts to be contributed to the General Escrow Fund, the Special Escrow Fund and the Secondary Escrow Fund); provided, however, that if, at the effective time of Merger I, the number of outstanding shares of TogetherSoft Series A Preferred Stock is greater than 23,823,825, then (x) the amounts set forth below for the TogetherSoft Series A Preferred Stock shall increase and (y) the amounts set forth below for the TogetherSoft Series B Preferred Stock and TogetherSoft Common Stock shall remain unchanged:

TogetherSoft Series B Preferred Stock

•	0.1965 of a share of Borland common stock; and

•	$3.4979 in cash.

TogetherSoft Series A Preferred Stock

•	0.1468 of a share of Borland common stock; and

•	$0.9829 in cash.

TogetherSoft Common Stock

•	0.1616 of a share of Borland common stock; and

•	$1.0854 in cash.

Merger Consideration Example 2:    Assuming that (a) the Parent Average Stock Price equals $15.00, (b) each outstanding TogetherSoft Warrant is net exercised pursuant to the terms of such TogetherSoft Warrant, (c) certain persons holding an aggregate of 23,823,825 shares of TogetherSoft Series A Preferred Stock do not convert such shares held by them into TogetherSoft Common Stock prior to the effective time of Merger I and (d) the Excess Legal Expenses equal $1,500,000, each share of the respective classes and series of capital stock of TogetherSoft outstanding immediately prior to the effective time of Merger I shall be converted into the right to receive the following (less amounts to be contributed to the General Escrow Fund, the Special Escrow Fund and the Secondary Escrow Fund); provided, however, that if, at the effective time of Merger I, the number of outstanding shares of TogetherSoft Series A Preferred Stock is greater than 23,823,825, then (x) the amounts set forth below for the TogetherSoft Series A Preferred Stock shall increase and (y) the amounts set forth below for the TogetherSoft Series B Preferred Stock and TogetherSoft Common Stock shall remain unchanged:

TogetherSoft Series B Preferred Stock

•	0.1634 of a share of Borland common stock; and

•	$3.2747 in cash.

TogetherSoft Series A Preferred Stock

•	0.1607 of a share of Borland common stock; and

•	$1.0781 in cash.

TogetherSoft Common Stock

•	0.1615 of a share of Borland common stock; and

•	$1.0837 in cash.

Merger Consideration Example 3:    Assuming that (a) the Parent Average Stock Price equals $8.00, (b) each outstanding TogetherSoft Warrant is net exercised pursuant to the terms of such TogetherSoft Warrant, (c) certain persons holding an aggregate of 23,823,825 shares of TogetherSoft Series A Preferred Stock do not convert such shares held by them into TogetherSoft Common Stock prior to the effective time of Merger I and (d) the Excess Legal Expenses equal $1,500,000, each share of the respective classes and series of capital stock of TogetherSoft outstanding immediately prior to the effective time of Merger I shall be converted into the right to receive the following (less amounts to be contributed to the General Escrow Fund, the Special Escrow Fund and the Secondary Escrow Fund); provided, however, that if, at the effective time of Merger I, the number of outstanding shares of TogetherSoft Series A Preferred Stock is greater than 23,823,825, then (x) the amounts set forth below for the TogetherSoft Series A Preferred Stock shall increase and (y) the amounts set forth below for the TogetherSoft Series B Preferred Stock and TogetherSoft Common Stock shall remain unchanged:

TogetherSoft Series B Preferred Stock

•	0.2410 of a share of Borland common stock; and

•	$3.7984 in cash.

TogetherSoft Series A Preferred Stock

•	0.1280 of a share of Borland common stock; and

•	$0.8551 in cash.

TogetherSoft Common Stock

•	0.1617 of a share of Borland common stock; and

•	$1.0874 in cash.

Borland will have the option, but not the obligation, to issue additional shares of Borland common stock to TogetherSoft stockholders if necessary to obtain the tax opinion described in Section 6.6 of the Merger Agreement.

For additional information regarding the Merger Consideration, we encourage you to read Section 1.5 of the Merger Agreement in its entirety.

Other Matters Relating to Exchange of TogetherSoft Stock for Borland Stock

Unvested Shares and Repurchase Rights

If any shares of TogetherSoft common stock outstanding immediately prior to the effective time of Merger I are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with TogetherSoft, then the cash payable and the shares of Borland common stock issued in exchange for such shares of TogetherSoft capital stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The certificates representing such shares of Borland common stock may be marked with appropriate legends.

Exchange of Stock Certificates

TogetherSoft stockholders should not send to Borland or TogetherSoft their certificates representing shares of TogetherSoft capital stock at this time. Within five business days after the closing of Merger I, Borland will send to TogetherSoft stockholders instructions relating to the exchange of their certificates representing shares of TogetherSoft capital stock for cash and certificates representing shares of Borland common stock.

Fractional Shares

No fractional shares of Borland common stock will be issued in connection with the Mergers. Instead, TogetherSoft stockholders who would otherwise be entitled to receive a fraction of a share of Borland common stock will receive additional cash in the amount determined by multiplying the fraction by the Parent Average Stock Price.

Treatment of TogetherSoft Options

At the effective time of Merger I, Borland will assume each outstanding TogetherSoft Option. All rights with respect to TogetherSoft common stock under outstanding TogetherSoft Options will be converted into rights to receive cash and Borland common stock. Following the closing of Merger I, Borland will mail to each holder of assumed TogetherSoft Options a written notice setting forth the amount of cash subject to the assumed TogetherSoft Option, the number of shares of Borland common stock subject to the assumed TogetherSoft Option and the exercise price per share of Borland common stock issuable upon exercise of the assumed TogetherSoft Option. After the effective time of Merger I, each assumed TogetherSoft Option may be exercised for shares of Borland common stock and cash, provided, however, that a percentage of the Borland common stock issued and cash paid upon exercise of such TogetherSoft Options by certain key employees of TogetherSoft shall be held in escrow pursuant to the terms of the Merger Agreement and the Escrow Agreement, which is attached to this Information Statement as Annex C and is incorporated by reference herein. All rights and restrictions on the exercise of the TogetherSoft Option (including the term, exercisability, vesting schedule and all other provisions of the TogetherSoft Option) will not change and will continue in full force and effect and apply to the assumed TogetherSoft Option. For additional information regarding the assumption of TogetherSoft Options, we encourage you to read Section 1.6 of the Merger Agreement in its entirety.

Treatment of TogetherSoft Warrants

At the effective time of Merger I, each outstanding TogetherSoft Warrant that remains unexercised immediately prior to the effective time of Merger I and that by the terms of such TogetherSoft Warrant may be terminated as of the effective time of Merger I shall be terminated in accordance with the terms of such TogetherSoft Warrant.

At the effective time of Merger I, each outstanding TogetherSoft Warrant that remains unexercised immediately prior to the effective time of Merger I and that by the terms of such TogetherSoft Warrant may not be terminated as of the effective time of Merger I shall be assumed by

Borland in accordance with the terms of such TogetherSoft Warrant. All rights with respect to TogetherSoft capital stock under outstanding assumed TogetherSoft Warrants will terminate. After the effective time of Merger I, each assumed TogetherSoft Warrant may be exercised for shares of Borland common stock and cash, provided, however, that a percentage of the Borland common stock issued and cash paid upon exercise of such TogetherSoft Warrants shall be held in escrow pursuant to the terms of the Merger Agreement and the Escrow Agreement, which is attached to this Information Statement as Annex C and is incorporated by reference herein. All other terms and conditions of the TogetherSoft Warrants will not change and will operate in accordance with their terms. For additional information regarding the termination or assumption of TogetherSoft Warrants, we encourage you to read Section 1.7 of the Merger Agreement and the Escrow Agreement in their entirety.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of TogetherSoft, Borland and the Merger Subs. The representations and warranties of TogetherSoft, which are set forth in Section 2 of the Merger Agreement, relate to, among other things:

•	the due organization of TogetherSoft;

•	TogetherSoft’s certificate of incorporation, bylaws, books and records;

•	TogetherSoft’s capital structure;

•	TogetherSoft’s financial statements;

•	changes in TogetherSoft’s business since December 31, 2001;

•	title to TogetherSoft’s assets;

•	TogetherSoft’s bank accounts and receivables;

•	TogetherSoft’s equipment and real property;

•	TogetherSoft’s intellectual property;

•	TogetherSoft’s contracts;

•	TogetherSoft’s liabilities;

•	TogetherSoft’s compliance with certain legal requirements;

•	TogetherSoft’s governmental authorizations;

•	TogetherSoft’s taxes;

•	TogetherSoft’s employees, labor matters and benefit plans;

•	environmental laws that apply to TogetherSoft and TogetherSoft’s compliance with such laws;

•	TogetherSoft’s insurance policies;

•	transactions between TogetherSoft and certain related parties;

•	TogetherSoft’s compliance with certain laws;

•	legal proceedings involving TogetherSoft;

•	the authorization, execution, delivery and enforceability of the Merger Agreement by TogetherSoft;

•	consents and approvals required to be obtained by TogetherSoft;

•	TogetherSoft’s status as a quasi-California corporation;

•	the absence of any pending alternative acquisition proposal;

•	the vote required by TogetherSoft’s stockholders to adopt the Merger Agreement;

•	the fairness opinion received by TogetherSoft’s board of directors;

•	payments to be made by TogetherSoft for brokers’ and finders’ fees in connection with the Mergers;

•	amounts owed by TogetherSoft to its legal counsels; and

•	the accuracy and completeness of TogetherSoft’s representations and warranties and the information related to TogetherSoft included in this Information Statement.

For additional information regarding the representations and warranties of TogetherSoft, we encourage you to read Section 2 of the Merger Agreement in its entirety.

The representations and warranties of Borland and the Merger Subs, which are set forth in Section 3 of the Merger Agreement, relate to, among other things:

•	Borland’s filings with the SEC and Borland’s financial statements;

•	the due organization of Borland;

•	the authorization, execution, delivery and enforceability of the Merger Agreement by Borland and the Merger Subs;

•	the valid issuance of Borland common stock to be issued in connection with the Mergers;

•	matters relating to the Merger Subs;

•	consents and approvals required to be obtained by Borland or the Merger Subs;

•	legal proceedings pending against Borland; and

•	the accuracy and completeness of Borland’s representations and warranties and the information related to Borland included in this Information Statement.

For additional information regarding the representations and warranties of Borland and the Merger Subs, we encourage you to read Section 3 of the Merger Agreement in its entirety.

Operation of Businesses Prior to the Mergers

TogetherSoft and Borland have agreed to undertake and not to engage in certain activities prior to the effective time of the Mergers. In particular, TogetherSoft and Borland have agreed to certain restrictions regarding the operation of the businesses of TogetherSoft and Borland, respectively, prior to the Mergers. These activities and restrictions are described in Sections 4 and 5 of the Merger Agreement. For additional information regarding the operation of the businesses of TogetherSoft and Borland prior to the Mergers, we encourage you to read Sections 4 and 5 of the Merger Agreement in their entirety.

No Solicitation

TogetherSoft has agreed that during the period from October 29, 2002 through the earlier of the effective time of Merger I, the date of valid termination of the Merger Agreement or the date on which material breach of the Merger Agreement by Borland would give TogetherSoft the right to terminate the Merger Agreement pursuant to Section 9.1(g) of the Merger Agreement (the “Pre-Closing Period”), TogetherSoft will not directly or indirectly, and will not authorize and will use reasonable efforts not to permit any representative of TogetherSoft directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) furnish any information regarding TogetherSoft to any person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition (as defined below).

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by Borland) contemplating or otherwise relating to any Acquisition.

“Acquisition” means any transaction involving:

•	the sale, license, disposition or acquisition of all or at least a majority of TogetherSoft’s business or assets;

•	the issuance, disposition or acquisition of a greater than 40% interest in the total outstanding and voting securities of TogetherSoft; or

•
any merger, consolidation, business combination, reorganization or similar transaction involving TogetherSoft in which the stockholders of TogetherSoft immediately prior to the transaction own less than 50% of the surviving entity.

TogetherSoft has agreed to promptly notify Borland in writing upon TogetherSoft gaining knowledge of any inquiry, proposal or offer relating to a possible Acquisition that is received by TogetherSoft or any of its affiliates during the Pre-Closing Period. TogetherSoft will promptly advise Borland orally and in writing of any Acquisition (including the identity of the person making or submitting such Acquisition and the terms thereof) that is made or submitted by any person during the Pre-Closing Period, and will keep Borland informed with respect to the status of any such Acquisition Proposal and any material modification to such Acquisition Proposal. TogetherSoft has also agreed to promptly request each person that has executed, within 12 months prior to October 29, 2002, a confidentiality or other agreement in connection with its consideration of a possible Acquisition or equity investment to return all confidential information heretofore furnished to such person by or on behalf of TogetherSoft to the extent that such a request is consistent with such agreement. For additional information regarding TogetherSoft’s commitment to proceed with the Mergers and exclusivity, we encourage you to read Section 4.4 of the Merger Agreement in its entirety.

Conditions of the Mergers

The obligations of Borland, the Merger Subs and TogetherSoft to consummate the Mergers are subject to the satisfaction of certain conditions. The conditions to the obligations of Borland and the Merger Subs to consummate the Mergers, which are summarized below and described in Section 7 of the Merger Agreement, include the following:

•	the material accuracy of the representations and warranties made by TogetherSoft as of October 29, 2002 and as of the closing of Merger I as if made on the closing of Merger I;

•	the compliance or performance in all material respects of TogetherSoft’s covenants and obligations;

•	the issuance by the California Commissioner of Corporations of a permit under Section 25121 of the California Corporations Code;

•	the adoption of the Merger Agreement by the Required Stockholder Vote (See “Information Regarding Adoption of the Merger Agreement”), provided that TogetherSoft stockholders holding not more than 5% of the shares of TogetherSoft capital stock have exercised, or are eligible to exercise, appraisal rights under the DGCL;

•	obtaining all consents required to be obtained by TogetherSoft in connection with the Mergers;

•	the receipt by Borland and TogetherSoft of certain documents;

•
the filing by TogetherSoft with the Internal Revenue Service of a statement of TogetherSoft’s determination that the assets of TogetherSoft do not constitute a U.S. real property interest as of the effective time of Merger I;

•	the absence of any Material Adverse Effect (as defined in the Merger Agreement) on TogetherSoft since October 29, 2002;

•	the expiration or termination of the applicable waiting period under the HSR Act or any similar waiting period under any applicable foreign antitrust law;

•	absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of either of the Mergers issued by any court of competent jurisdiction;

•	the absence of any pending or threatened legal proceeding in which a governmental body is or is overtly threatened to become a party or is otherwise involved;

•
the absence of any pending legal proceeding in which, in the reasonable judgment of Borland, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on TogetherSoft, (a) relating to either of the Mergers and seeking to obtain from Borland or TogetherSoft any damages or other relief that may be material to Borland or TogetherSoft, (b) seeking to prohibit or limit in any material respect Borland’s ownership rights with respect to TogetherSoft capital stock, (c) that would materially and adversely affect the right of Borland, TogetherSoft or the surviving corporation to own the assets or operate the business of TogetherSoft in the manner currently operated or (d) seeking to compel Borland or TogetherSoft to dispose of or hold separate any material assets as a result of the Mergers or any of the other transactions contemplated by the Merger Agreement;

•	the receipt of executed employment and noncompetition agreements from each of Peter Coad, Jeffrey Lunsford, Todd Olson, Michael Terry, Dietrich Charisius, Frank Schröder and Alexander Aptus;

•
none of Peter Coad, Jeffrey Lunsford, Todd Olson, Michael Terry, Dietrich Charisius, Frank Schröder and Alexander Aptus having ceased to be employed by, or expressed an intention to terminate any of their employment with, TogetherSoft, Borland or the surviving corporation;

•	the termination of each of the employee benefit plans of TogetherSoft referenced in Section 6.8 of the Merger Agreement;

•	the termination of each of the agreements referenced in Section 6.7 of the Merger Agreement; and

•	certain other conditions.

For additional information regarding the conditions to the obligations of Borland and the Merger Subs to consummate the Mergers, we encourage you to read Section 7 of the Merger Agreement in its entirety.

The obligations of TogetherSoft to consummate the Mergers are subject to the satisfaction of certain conditions. The conditions to the obligations of TogetherSoft to consummate the Mergers, which are summarized below and described in Section 8 of the Merger Agreement, include the following:

•	the material accuracy of the representations and warranties made by Borland and Merger Subs as of October 29, 2002 and as of the closing of Merger I as if made on the closing of Merger I;

•	the material compliance or performance of the covenants and obligations of Borland and Merger Subs;

•	the issuance by the California Commissioner of Corporations of a permit under Section 25121 of the California Corporations Code;

•	the adoption of the Merger Agreement by the Required Stockholder Vote (See “Information Regarding Adoption of the Merger Agreement”);

•	the receipt by TogetherSoft of certain documents;

•	the expiration or termination of the applicable waiting period under the HSR Act or any similar waiting period under any applicable foreign antitrust law;

•	the approval for listing of the shares of Borland common stock to be issued in Merger I on the Nasdaq National Market; and

•	absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of either of the Mergers issued by any court of competent jurisdiction.

For additional information regarding the conditions to the obligation of TogetherSoft to consummate the Mergers, we encourage you to read Section 8 of the Merger Agreement in its entirety.

Commercially Reasonable Efforts

During the Pre-Closing Period, Borland and the Merger Subs have agreed to use commercially reasonable efforts to cause the conditions to the obligation of TogetherSoft to consummate the Mergers to be satisfied on a timely basis. During the Pre-Closing Period, TogetherSoft has agreed to use commercially reasonable efforts to cause the conditions to the obligations of Borland and the Merger Subs to consummate the Mergers to be satisfied on a timely basis.

Termination of Agreements

TogetherSoft has agreed to use commercially reasonable efforts to cause to be terminated the following agreements affecting the rights of holders of TogetherSoft capital stock:

•	the Series B Stock Purchase Agreement;

•	the Investor Rights Agreement; and

•	the Voting Agreement.

Employee Benefit Matters

TogetherSoft has agreed to terminate any bonus plan or other similar arrangement, all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements and any 401(k) plans immediately prior to the closing of the Mergers; provided, however, that Borland has agreed to honor the terms of a bonus plan TogetherSoft’s board adopted, which plan is effective October 8, 2002 through December 31, 2002. Borland has agreed that in the event of the termination of any participant in such bonus plan without cause, such participant shall receive the bonus he or she would have otherwise received had he or she remained employed through the date the bonuses are paid. Borland has agreed that all former TogetherSoft employees who become Borland employees after the closing of the Mergers will be entitled to participate in Borland’s employee benefit plans. Borland has also agreed to maintain, for a period of one year following the closing of the Mergers, benefits for continuing TogetherSoft employees equivalent to those provided by TogetherSoft under a particular resolution adopted by the TogetherSoft board of directors. During the first year following the closing of the Mergers, Borland has agreed to provide four-weeks’ severance for continuing TogetherSoft employees who are terminated without cause. For additional information regarding employee benefit matters, we encourage you to read Section 6.8 of the Merger Agreement in its entirety.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Mergers may be abandoned at any time prior to the closing under the following circumstances, which are more fully described in Section 9 of the Merger Agreement:

•	by mutual written consent of Borland and TogetherSoft;

•	by either Borland or TogetherSoft if Merger I has not been consummated by February 28, 2003;

•
by either Borland or TogetherSoft if a court of competent jurisdiction or other governmental body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting either of the Mergers;

•
by either Borland or TogetherSoft if (a) the TogetherSoft Special Meeting has been held and the TogetherSoft stockholders have taken a final vote on a proposal to adopt the Merger Agreement and (b) the Merger Agreement was not adopted at the TogetherSoft Special Meeting (and was not adopted at any adjournment or postponement thereof) by the Required

Stockholder Vote; provided that a party will not be permitted to terminate the Merger Agreement if the failure to have the Merger Agreement adopted by the Required Stockholder Vote is attributable to a failure on the part of the that party to perform any covenant of that party in the Merger Agreement;

•	by Borland (at any time prior to the adoption of the Merger Agreement by the Required Stockholder Vote) if a Triggering Event (as defined below) has occurred;

•
by Borland if (a) any of TogetherSoft’s representations and warranties contained in the Merger Agreement were inaccurate as of October 29, 2002, or become inaccurate as of a date subsequent to October 29, 2002, such that the condition set forth in Section 7.1 of the Merger Agreement would not be satisfied or (b) any of TogetherSoft’s covenants contained in the Merger Agreement have been breached such that the condition set forth in Section 7.2 of the Merger Agreement would not be satisfied; provided, however, that TogetherSoft will have the opportunity under the Merger Agreement to cure any such breach or inaccuracy; or

•
by TogetherSoft if (a) any of Borland’s representations and warranties contained in the Merger Agreement were inaccurate as of October 29, 2002, or become inaccurate as of a date subsequent to October 29, 2002, such that the condition set forth in Section 8.1 of the Merger Agreement would not be satisfied or (b) if any of Borland’s covenants contained in the Merger Agreement have been breached such that the condition set forth in Section 8.2 of the Merger Agreement would not be satisfied provided, however, that Borland will have the opportunity under the Merger Agreement to cure any such breach or inaccuracy.

In the event that TogetherSoft executes an agreement providing for an Acquisition within nine months after the termination of the Merger Agreement, then:

•
as of the closing of such Acquisition, TogetherSoft shall pay to Borland, in cash, a nonrefundable fee in the amount equal to $4,650,000 plus an amount equal to the legal and accounting expenses, not to exceed $750,000, incurred by Borland in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, if the Merger Agreement was terminated by Borland or TogetherSoft pursuant to Section 9.1(b) (relating to the failure to consummate Merger I prior to February 28, 2003) or Section 9.1(d) (relating to the failure to adopt the Merger Agreement by the Required Stockholder Vote) of the Merger Agreement and at or prior to the time of the termination of the Merger Agreement an Acquisition shall have been disclosed, announced or commenced, or submitted or made to TogetherSoft or any of its representatives; or

•
as of the signing of a definitive agreement relating to such Acquisition, TogetherSoft shall pay to Borland, in cash, a nonrefundable fee in the amount equal to $9,250,000, if the Merger Agreement was terminated by Borland pursuant to Section 9.1(e) (relating to the occurrence of a Triggering Event) of the Merger Agreement.

A “Triggering Event” will occur if (a) TogetherSoft, its subsidiaries or its representatives breaches or takes any action inconsistent with the “no-shop” provisions in the Merger Agreement; (b) the board of directors of TogetherSoft fails to reaffirm its recommendation in favor of the transaction to TogetherSoft stockholders; (c) TogetherSoft fails to hold the TogetherSoft Special Meeting as promptly as practicable after the California Commissioner issues the Permit in the Fairness Hearing or (d) after the public announcement of an acquisition proposal for TogetherSoft, TogetherSoft (i) fails to issue a press release announcing its opposition to such proposal within five (5) business days or (ii) otherwise fails to actively oppose such proposal.

Escrow and Indemnification

General Escrow Fund

At the effective time of Merger I, a portion (valued at an aggregate of $15,000,000 at the closing of Merger I) of the shares of Borland common stock and cash to be received by TogetherSoft stockholders in the Mergers will be deposited in escrow (the “General Escrow Fund”) with the Escrow Agent to serve as security for the indemnification obligations of TogetherSoft under Section 10.2(a) of the Merger Agreement. TogetherSoft stockholders that receive Merger Consideration are required to indemnify, severally (and not jointly) in proportion to their original contribution to the General Escrow Fund, Borland and certain affiliated persons (the “Indemnitees”) against:

•
any inaccuracy in or breach of any representation or warranty set forth in the Merger Agreement (without giving effect to any Material Adverse Effect or other materiality qualification contained or incorporated in such representation or warranty or to any update to the disclosure schedule delivered by TogetherSoft to Borland prior to the closing);

•	any breach of any covenant or obligation of TogetherSoft to Borland or either Merger Sub;

•	certain liabilities arising out of license agreements to which TogetherSoft or its subsidiaries are a party that provide for less than $50,000 annual payments on a per customer basis;

•	certain liabilities arising out of the failure of TogetherSoft’s software to perform in accordance with product specifications;

•	certain liabilities arising out of any “virus” or other code designed or intended to disrupt, damage or destroy TogetherSoft’s software;

•	certain liabilities arising out of TogetherSoft’s Russian or Czech operations;

•	certain liabilities associated with the loss of tax deduction due to the application of Section 280G of the Code; and

•
any legal proceeding relating to any inaccuracy or breach of the type referred to above (including any legal proceeding commenced by the Indemnitees for the purpose of enforcing any of its rights under Section 10 of the Merger Agreement).

The portion of the General Escrow Fund that is not the subject of an unresolved claim for damages will be released to the Indemnitors within five business days after the date that is 18 months after the closing date of Merger I (the “General Escrow Termination Date”). In the event that there is an unresolved claim for damages (or a contested portion of such claim) on the General Escrow Termination Date, shares of Borland common stock and cash with a value equal to 110% of the unresolved claim (or contested portion of such claim) will be retained in the Escrow Fund after the General Escrow Termination Date.

Except for liability based on fraud and claims pursuant to Section 10.2(b) of the Merger Agreement (relating to TogetherSoft’s Russian and Czech operations), the right of the Indemnitees to make claims upon the General Escrow Fund is the sole and exclusive remedy of the Indemnitees for monetary damages after the closing of the Mergers relating to any breach of representation, warranty, covenant or agreement contained in the Merger Agreement.

For additional information regarding the General Escrow Fund, we encourage you to read Section 10.2(a) of the Merger Agreement and the Escrow Agreement in their entirety.

Special Escrow Fund

At the effective time of Merger I, a portion (valued at an aggregate of $11,000,000 at the closing of Merger I) of the shares of Borland common stock and cash to be received by TogetherSoft stockholders in the Mergers will be deposited in escrow (the “Special Escrow Fund”) with the Escrow Agent to serve as security for the indemnification obligations of TogetherSoft under Section 10.2(b) of the Merger Agreement. TogetherSoft stockholders that receive Merger Consideration are required to indemnify, severally (and not jointly) in proportion to their original contribution to the Special Escrow Fund, the Indemnitees against certain liabilities associated with the Russian and Czech operations of TogetherSoft’s business.

Within five business days after September 1, 2005 (the “First Special Escrow Release Date”), 55% of the Special Escrow Fund will be released to the Indemnitors. However, in the event that there is an unresolved claim for damages (or a contested portion of such claim) on the First Special Escrow Release Date, shares of Borland common stock and cash with a value equal to 110% of the unresolved claim (or contested portion of such claim) will be retained in the Escrow Fund after the First Special Escrow Release Date. The remaining portion of the Special Escrow Fund that is not the subject of an unresolved claim for damages will be released to the Indemnitors within five business days after January 31, 2007 (the “Special Escrow Termination Date”). In the event that there is an unresolved claim for damages (or a contested portion of such claim) on the Special Escrow Termination Date, shares of Borland common stock and cash with a value equal to 110% of the unresolved claim (or contested portion of such claim) will be retained in the Escrow Fund after the Special Escrow Termination Date. Upon resolution of each claim not resolved at the time of the First Special Escrow Release Date and the Special Escrow Termination Date, any remaining funds that were withheld to resolve a claim but were not needed for the resolution of the claim will promptly be distributed ratably among the Indemnitors.

For additional information regarding the Special Escrow Fund, we encourage you to read Section 10.2(b) of the Merger Agreement and the Escrow Agreement in their entirety.

Appointment of the Stockholders’ Agents

By adopting the Merger Agreement, the Indemnitors will be deemed to have appointed Peter Coad as Primary Stockholders’ Agent and Kurt Jaggers as Secondary Stockholders’ Agent. The Primary Stockholders’ Agent will be entitled to act on behalf of all Indemnitors with respect to claims for indemnification. A decision, act, consent or instruction of the Primary Stockholders’ Agent will constitute a decision of all of the Indemnitors and will be final, binding and conclusive upon each of such TogetherSoft stockholders. The Merger Agreement and the form of Escrow Agreement provide that Borland may deal exclusively with the Primary Stockholders’ Agent on all matters relating to the Escrow Agreement and the indemnification obligations of TogetherSoft stockholders, but the Primary Stockholders’ Agent may not act without the consent of the Secondary Stockholders’ Agent. The Merger Agreement and the form of Escrow Agreement also provide that Borland may rely conclusively on any document executed or purported to be executed on behalf of any Indemnitor by the Primary

Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Primary Stockholders’ Agent, as fully binding on the Indemnitor.

The Indemnitors have agreed to indemnify and hold harmless the Primary Stockholders’ Agent for any loss, liability or expense incurred without recklessness, bad faith or intentional misconduct on the part of the Primary Stockholders’ Agent that arise out of or in connection with the Primary Stockholders’ Agent’s duties under the Merger Agreement, including reasonable fees and expenses of any legal counsel or other professional retained by the Primary Stockholders’ Agent.

Secondary Escrow Fund

Pursuant to the Secondary Escrow Agreement, an additional $250,000 that would otherwise be paid to TogetherSoft stockholders in connection with Merger I will not be delivered to TogetherSoft stockholders immediately following the Mergers. Instead, such funds will be deposited with an escrow agent in a separate escrow fund, to be available to reimburse Peter Coad, in his capacity as the Primary Stockholders’ Agent, for fees and expenses he incurs in the performance of his duties as Primary Stockholders’ Agent. This escrow would be funded by a ratable reduction in the vested cash portion of the consideration payable to TogetherSoft stockholders in connection with Merger I. If the Primary Stockholders’ Agent incurs fees associated with his duties as Primary Stockholders’ Agent, he will be reimbursed for such fees from this escrow. Such fees would include costs of defending any claims made against the General or Special Escrows that the Stockholders’ Agent determines to be non-meritorious claims. The purpose of this escrow is to provide some immediate source of payment for expenses incurred by the Primary Stockholders’ Agent in connection with his duties. Any fees reimbursed out of this escrow will not be reimbursed from the General or Special Escrow on their respective distribution dates. Any funds remaining in this escrow account after all claims on the General and Special Escrows have been resolved will be distributed ratably to those stockholders who contributed funds to this additional escrow account.

For additional information regarding the Secondary Escrow Fund, we encourage you to read the Secondary Escrow Agreement and the section entitled “Additional Matter Being Submitted to a Vote of TogetherSoft Stockholders.”

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

In connection with the recommendation of the TogetherSoft board of directors, TogetherSoft stockholders should be aware that certain executive officers, directors and security holders of TogetherSoft have certain interests in the Mergers that are in addition to the interests of TogetherSoft stockholders generally.

Indemnification

The TogetherSoft directors and officers have continuing indemnification against liabilities that provide them with interests in the Mergers that are different from, or are in addition to, your interests. Borland has agreed to honor TogetherSoft’s obligations under indemnification agreements between TogetherSoft and its directors and officers in effect before the completion of the Mergers and any indemnification provisions of TogetherSoft’s certificate of incorporation and bylaws, for six years from the completion of Merger I.

Severance

Mr. Lunsford, TogetherSoft’s Chief Executive Officer, previously entered into an employment agreement with TogetherSoft and an amendment to such agreement with Borland under which Borland has agreed to pay one year’s salary upon Mr. Lunsford’s voluntary termination of employment or his termination without cause after the closing of Merger I. Mr. Boswell, TogetherSoft’s Vice President of Marketing and Business Development, entered into an employment agreement with TogetherSoft providing for six months’ salary to be paid upon an involuntary termination of employment within six months after an acquisition of TogetherSoft. Borland has agreed to honor, for one year (and in some instances, for 18 months) after the closing of Merger I, TogetherSoft’s existing severance plans, policies and agreements, provided that any continuing employee who is terminated without cause within 12 months of the closing of the Mergers shall receive a minimum of four weeks severance. Please also see “Stock Options,” below, for a description of option vesting acceleration provisions which may be triggered, in part and in some cases entirely, by a change in control of TogetherSoft.

Offer Letters

To facilitate the integration of Borland and TogetherSoft after the Merger, Borland has extended offer letters to the following TogetherSoft executives of TogetherSoft for employment with Borland following the closing of the Merger: Jeffrey Lunsford; Peter Coad; Dietrich Charisius; Todd Olson; Michael Terry; Frank Schröder; and Alexander Aptus. Each of these TogetherSoft executives/employee stockholders has executed or is expected to execute an offer letter with Borland upon the closing of Merger I, and is thus expected to be employed by, and entitled to customary compensation and other benefits from, Borland following the closing of Merger I.

Stock Options

The stock option agreements of each of the individuals on TogetherSoft’s management team provide that 75% of the unvested shares subject to each such individual’s stock options will vest upon the closing of the Mergers. In the event any such person is terminated as the result of an “involuntary termination” following the closing of the Mergers, the remaining unvested shares subject to any such option will immediately vest and become exercisable. In addition to the foregoing, the remaining unvested shares subject to Jeffrey Lunsford’s stock options will immediately vest and become exercisable in the event he voluntarily terminates his employment or in the event he is terminated without cause. Additionally, any continuing employee who is terminated without cause within 12 months following the closing of the Mergers will have his or her stock options vest (at a minimum) as to the number of shares that would have otherwise vested had such individual remained employed for at least four (4) weeks following such termination.

Series B Liquidation Preference

TA Associates, Inc. and U.S. Bancorp Piper Jaffray, and their respective affiliates, together hold substantially all of the outstanding shares of TogetherSoft Series B Preferred Stock. The value of the Borland common stock issuable and cash payable in exchange for each share of TogetherSoft Series B Preferred Stock in Merger I is being increased to an amount greater than the liquidation preference for such shares of TogetherSoft Series B Preferred Stock as provided in TogetherSoft’s certificate of incorporation. As described in the third and fourth paragraphs under “Merger Consideration” on page 83, the Borland common stock issuable and cash payable to the TogetherSoft Series A Preferred Stock in connection with the Mergers will be reduced by an amount equal to the difference between the liquidation preference of TogetherSoft Series B Preferred Stock as provided in TogetherSoft’s certificate of incorporation before Merger I and the aggregate value of the Borland common stock issuable and cash payable to the holders of TogetherSoft Series B Preferred Stock in Merger I. The entire cost of this redistributed consideration will be borne by those holders of TogetherSoft Series A Preferred Stock who have agreed to bear such cost. U.S. Bancorp Piper Jaffray has provided an opinion concerning the fairness of the consideration issuable and payable in this transaction with respect to TogetherSoft stockholders. Kurt Jaggers is a member of TogetherSoft’s board of directors and is a managing director of TA Associates, Inc., which is either the general partner or managing member of each of the following entities that hold TogetherSoft Series B Preferred Stock: TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Investors LLC and TA Executives Fund LLC. These relationships and ownership interests may cause TA Associates’ and U.S. Bancorp Piper Jaffray’s interests to differ from the interests of TogetherSoft stockholders generally.

Securities Held by TogetherSoft’s Outside Legal Counsel

Certain individuals currently or previously associated with Wilson Sonsini Goodrich & Rosati, P.C., TogetherSoft’s outside legal counsel, hold equity interests in TogetherSoft. As of September 30, 2002, Shannon D. Whisenant, an associate of Wilson Sonsini Goodrich & Rosati, P.C., held 4,591 shares of TogetherSoft Series B Preferred Stock. As of September 30, 2002, John B. Goodrich, a retired partner of Wilson Sonsini Goodrich & Rosati, P.C. and a current director and corporate secretary of TogetherSoft, held (a) 46,470 shares of TogetherSoft Series B Preferred Stock; (b) TogetherSoft Warrants exercisable for 23,989 shares of TogetherSoft Series B Preferred Stock at $1.00 per share; and (c) TogetherSoft Options exercisable for 150,000 shares of TogetherSoft Common Stock exercisable at $2.33 per share. As of September 30, 2002, WS Investment Company, LLC (2000), an entity affiliated with Wilson Sonsini Goodrich & Rosati, P.C., held 23,235 shares of TogetherSoft Series B Preferred Stock and TogetherSoft Warrants exercisable for 11,994 shares of TogetherSoft Series B Preferred Stock at $1.00 per share.

CALIFORNIA FAIRNESS HEARING

The Mergers are subject to the approval by the California Commissioner of Corporations after a fairness hearing (the “Fairness Hearing”) to be held at the offices of the California Department of Corporations located at 1390 Market Street, Suite 810, San Francisco, California on January 7, 2003 at 11:00 a.m. (Pacific Standard Time), where Borland and TogetherSoft will present information regarding their respective companies and the anticipated effect of the Mergers on their respective organizations. After considering Borland’s application for a permit authorizing the exchange of Borland securities for the outstanding securities of TogetherSoft and the information and views presented at the Fairness Hearing, the California Commissioner of Corporations will determine whether the terms and conditions of the Mergers are fair and if so, will issue a permit (the “Permit”), the issuance of which is a condition to the consummation of the Mergers. If the Permit is issued, the issuance of Borland securities to security holders of TogetherSoft will be exempt from registration with the SEC under Section 3(a)(10) of the Act (as described below) and will generally be freely tradable, except as noted in this Information Statement.

Section 3(a)(10) of the Act provides for an exemption from the registration requirements of the Act for the issuance of securities in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any governmental authority expressly authorized by law to grant such approval. Section 25142 of the California Corporations Code expressly authorizes the California Commissioner of Corporations to hold a fairness hearing, whether or not such a hearing is required under California law. Therefore, an acquiring company may request a fairness hearing pursuant to the California Corporations Code to take advantage of the exemption provided under Section 3(a)(10) of the Act, even if such a hearing is not otherwise required by law. The Section 3(a)(10) exemption is available without any action by the SEC, and the acquiring company need not make any filing with the SEC in order to avail itself of the exemption.

At the Fairness Hearing, representatives of Borland and TogetherSoft will present facts relating to, and answer questions from the representative of the California Commissioner of Corporations about, the Mergers and the related transactions. Each TogetherSoft stockholder, each holder of TogetherSoft Options and each holder of TogetherSoft Warrants will be entitled to participate in the Fairness Hearing and to ask questions of the representative of the California Commissioner of Corporations and the representatives of Borland and TogetherSoft. After the conclusion of the Fairness Hearing, the representative of the California Commissioner of Corporations will determine whether to issue the Permit. If the Permit is issued upon the conclusion of the Fairness Hearing, TogetherSoft will provide notice of the TogetherSoft Special Meeting and will commence the solicitation of proxies in connection with the adoption of the Merger Agreement.

A FINDING BY THE COMMISSIONER OF CORPORATIONS THAT THE TERMS AND CONDITIONS OF THE MERGERS ARE FAIR IS NOT A RECOMMENDATION OF THE TRANSACTION.

RESALE OF BORLAND SHARES

Any Borland common stock issued to “affiliates” of TogetherSoft (which generally include officers and directors of TogetherSoft and persons who hold at least 10% of the outstanding shares of capital stock of TogetherSoft) may not be sold, transferred or otherwise disposed of, except in accordance with Rule 145 promulgated under the Act. Rule 145 provides that such sales or transfers of Borland common stock by affiliates within one year of the closing of Merger I may only be made in compliance with the manner of sale, public information and volume limitation requirements of Rule 144 promulgated under the Act.

Notwithstanding the foregoing, certain of TogetherSoft’s stockholders have each entered into a lock up agreement with Borland whereby each such stockholder has agreed that, subject to limited exceptions, until the second anniversary of the closing of Merger I or the date of valid termination of the Merger Agreement, such stockholders will not transfer any of the shares of Borland common stock issuable to such stockholder upon the closing of Merger I (the “Subject Securities”); provided, however, that fifty percent (50%) of the Subject Securities will be released from such restrictions upon the first anniversary of the closing of Merger I. Notwithstanding the foregoing, such stockholder may transfer the Subject Securities in certain situations, provided that any transferee agrees to receive and hold such Subject Securities subject to the same restrictions.

BORLAND STOCK PRICE INFORMATION

The following table sets forth the high and low sales price per share of Borland common stock as reported on the Nasdaq Stock Market for the calendar quarters presented below:

	High	Low

Fiscal Year ended December 31, 2000

First Quarter ended March 31, 2000	$16.94	$6.09

Second Quarter ended June 30, 2000	$7.63	$4.03

Third Quarter ended September 30, 2000	$6.63	$5.00

Fourth Quarter ended December 31, 2000	$6.97	$4.16

Fiscal Year ended December 31, 2001

First Quarter ended March 31, 2001	$11.50	$5.41

Second Quarter ended June 30, 2001	$15.75	$6.25

Third Quarter ended September 30, 2001	$16.39	$6.75

Fourth Quarter ended December 31, 2001	$17.49	$7.76

Fiscal Year ended December 31, 2002

First Quarter ended March 31, 2002	$18.40	$11.29

Second Quarter ended June 30, 2002	$13.04	$8.78

Third Quarter ended September 30, 2002	$11.50	$6.48

Interim Period ended December 5, 2002	$14.85	$7.55

As of December 5, 2002, the most recent practicable date prior to the mailing of this Information Statement, the closing sale price of a share of Borland common stock was $11.86.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of shares of TogetherSoft capital stock for shares of Borland common stock pursuant to the Mergers that are generally applicable to TogetherSoft stockholders. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to TogetherSoft stockholders as described herein.

TogetherSoft stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular TogetherSoft stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, financial institutions or insurance companies, who are foreign persons, who do not hold their TogetherSoft capital stock as capital assets, who acquired or hold their shares in connection with stock option or stock purchase plans or (except as discussed below under “Unvested Stock”) in other compensatory transactions, or who hold their shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction. In addition, the following discussion does not address the tax consequences of the Mergers under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Mergers (whether or not any such transactions are undertaken in connection with the Mergers), including, without limitation, any exercise of any TogetherSoft Option or any transaction in which shares of TogetherSoft capital stock are acquired or shares of Borland common stock are disposed of. This discussion does not address the tax consequences of the Mergers to holders of TogetherSoft Options, TogetherSoft Warrants or promissory notes. ACCORDINGLY, TOGETHERSOFT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Taken together, the Mergers are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. TogetherSoft and Borland will use commercially reasonable efforts to cause the Mergers to constitute a reorganization and cause their respective counsel to deliver the Tax Opinions to that effect. However, the closing of the Mergers is not conditioned on the receipt by TogetherSoft or Borland of the Tax Opinions. If the Tax Opinions are delivered, they will be subject to certain assumptions, limitations and qualifications and will be based on the truth and accuracy of certain representations and covenants to be delivered by Borland, Merger Sub I, Merger Sub II and TogetherSoft as of the Effective Time of Merger I. These include, among others, representations and assumptions:

•	concerning the valuation discounts applicable to shares of Borland common stock subject to stockholder lockup agreements (the “Lockup Discounts”);

•
that the fair market value (taking into account the valuation discounts described above and determined on the day before the closing of Merger I) of all the Borland common stock issued to TogetherSoft stockholders in Merger I in exchange for their outstanding TogetherSoft capital stock will equal or exceed 40% of the total value of consideration given to TogetherSoft stockholders in Merger I in exchange for their outstanding TogetherSoft capital stock; and

•	that Merger II will occur promptly after Merger I.

If any of these conditions are not satisfied, or if any of the other representations, covenants or assumptions upon which the Tax Opinions are based is inaccurate, the tax consequences of the Mergers could differ materially from those summarized below under “Federal Income Tax Consequences If the Mergers Qualify As a Reorganization.” No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) in connection with the Mergers. If delivered, the Tax Opinions will neither bind the IRS nor preclude the IRS from adopting a contrary position. The IRS may disagree with the Lockup Discounts that are represented and assumed for purposes of the Tax Opinions. In addition, if Merger II is not consummated, Merger I will not qualify as a reorganization, and if Merger II is not consummated promptly after Merger I, Merger I may not qualify as a reorganization. See “Federal Income Tax Consequences If the Mergers Do Not Qualify As a Reorganization.”

Federal Income Tax Consequences If the Mergers Qualify As a Reorganization.    Assuming the Mergers, taken together, constitute a reorganization for purposes of the Code, then, subject to the assumptions, limitations and qualifications referred to herein and in the Tax Opinions, the Mergers will result in the following federal income tax consequences:

•
TogetherSoft stockholders who exchange their TogetherSoft capital stock for Borland common stock and cash in Merger I will recognize gain in the amount of such cash, limited, however, by such TogetherSoft stockholder’s total gain (which is the difference between the fair market value of the Borland common stock and cash received by such TogetherSoft stockholder in Merger I less such TogetherSoft stockholder’s basis in its TogetherSoft capital stock exchanged therefor). A TogetherSoft stockholder’s recognized gain will be capital gain, and will be long-term capital gain if such TogetherSoft stockholder held the TogetherSoft capital stock surrendered for more than one year at the effective time of Merger I, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a dividend within the meaning of Section 356(a)(2) of the Code. If a loss, rather than a gain, results from the application of the TogetherSoft stockholder’s cost basis for the stock surrendered against the total consideration received, that loss will not be recognized.

•
The aggregate tax basis of the Borland common stock received by a holder of TogetherSoft capital stock in Merger I and under the escrow will be the same as the aggregate tax basis of the TogetherSoft capital stock surrendered in Merger I (reduced by any tax basis allocable to fractional shares exchanged for cash) less the cash received in Merger I plus the gain recognized by such TogetherSoft stockholder in Merger I (if any). Until the escrowed shares are released, the interim basis of the Borland common stock received by TogetherSoft stockholders will be determined as though the maximum number of shares of Borland common stock were received by the TogetherSoft stockholders. A TogetherSoft stockholder’s tax basis in any shares of Borland common stock not ultimately received under the terms of the escrow should be added to the adjusted basis of the remaining shares of Borland common stock received in Merger I by that TogetherSoft stockholder.

•	The holding period of the Borland common stock received by a TogetherSoft stockholder in Merger I will include the holding period for shares of TogetherSoft capital stock surrendered in Merger I.

•
A holder of TogetherSoft capital stock who receives cash instead of a fractional share of Borland common stock will be treated as if such TogetherSoft stockholder received that fractional share (with an allocable share of basis and with a holding period as described above), and then sold that fractional share to Borland for the amount of cash received. The sale of a fractional share interest generally will result in capital gain or loss to the TogetherSoft stockholder measured by the difference between the basis of the fractional share interest and the proceeds of sale.

•
A TogetherSoft stockholder who exercises dissenters’ rights with respect to a share of TogetherSoft capital stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of such share of TogetherSoft capital stock. Such capital gain or loss will be long-term capital gain or loss if the shares of TogetherSoft capital stock exchanged by such dissenting TogetherSoft stockholder have been held for more than one year. However, the amount of cash received may be treated as dividend income if the dissenting TogetherSoft stockholder actually or constructively owns Borland common stock after Merger I.

•	None of Borland, TogetherSoft, Merger Sub I nor Merger Sub II will recognize any gain solely as a result of the Mergers.

Escrowed Cash and Shares.    Although the tax treatment of amounts placed in escrow is not entirely clear, in the event the Mergers, taken together, constitute a reorganization, the following special considerations will be applicable with respect to amounts placed in escrow to satisfy potential claims for indemnification under the Merger Agreement:

•
TogetherSoft stockholders should be treated as having received the Borland common stock placed in escrow upon the consummation of Merger I. Assuming such treatment applies, TogetherSoft stockholders will not recognize gain or loss upon the forfeiture of shares of Borland common stock from the escrow to Borland or any other beneficiary. No amount should be included in the income of the TogetherSoft stockholders by reason of any release of shares of Borland common stock from the escrow account to the TogetherSoft stockholders.

•
For a TogetherSoft stockholder who recognizes a gain in Merger I, the installment sale method may be available for the portion of the gain attributable to cash consideration placed in escrow other than the cash placed in the Secondary Escrow Fund to reimburse the fees and expenses of the Primary Stockholder’s Agent. The installment sale method allows taxpayers to report gain recognized on a sale as payments of the sale proceeds are received if payment of all or part of the consideration is deferred to a year after the year in which the sale takes place. The amount of income reported in each year is the portion of the payment received in that year which is equal to the ratio of the gross profit to the total contract price. The gross profit is the difference between the selling price and the taxpayer’s basis. If cash consideration is distributed from the escrow in a year after the year in which Merger I closes and assuming the installment sale method is applicable, gain with respect to the cash distributed from the escrow would be recognized only in the year the escrowed funds are distributed.

•
If the installment method applies, a portion of any cash distributed to TogetherSoft stockholders from the escrow may be deemed to be interest income. The interest amount would equal the excess of the amount received over its present value at the effective time of Merger I, calculated using the short-term applicable federal rate (the “AFR”) as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations that is published monthly by the IRS. Although not free from doubt, the amount so treated should be reduced (but not below zero) by the amount of any income earned by the escrowed cash that is taxable to the TogetherSoft stockholders. Any such amount treated as interest will be ordinary income and will not be treated as merger consideration.

•
If you recognize a gain in Merger I but the installment method does not apply (or if you elect out of the installment sale method) with respect to the escrowed cash, you would report the entire amount of your gain, up to the amount of non-stock consideration in the year in which Merger I is consummated. The amount attributed to the escrow in such circumstances would likely be its estimated present value as of the time of Merger I, taking into account all facts and circumstances. If, in a subsequent year, a portion of the cash escrow is returned to Borland, you would have a capital loss equal to your share of the escrowed cash returned to Borland. The deductibility of capital losses may be limited.

•
The installment sale method would not apply with respect to a TogetherSoft stockholder who recognizes a loss on the exchange of TogetherSoft shares in Merger I. Such TogetherSoft stockholders would report all the merger consideration, including the amount held in escrow, as received in the year in which the Merger I closes. Although not free from doubt, the amount attributed to the escrow in such circumstances will likely be based on its estimated present value as of the time of Merger I, based on such factors as the likely amount to be received by the TogetherSoft stockholders, possible claims against the escrow, the income to be earned by the escrow and the application of a time value of money discount factor.

•
The installment sale method would not apply with respect to the cash placed in the Secondary Escrow Fund to reimburse the fees and expense of the Primary Stockholder’s Agent. Instead, this cash will be taxable to the TogetherSoft Stockholders as if it were received by them at the closing of Merger I.

•
You are urged to consult with your own tax advisor concerning the taxation of any consideration held in or distributed from the escrow, including eligibility for, and the application of, the installment method.

Unvested Stock.    If you hold TogetherSoft capital stock that is subject to a substantial risk of forfeiture (referred to herein as “unvested stock”)—such as a right of TogetherSoft to repurchase the TogetherSoft capital stock at your original cost upon termination of your employment—and you exchange that TogetherSoft capital stock for unvested Borland common stock in Merger I, certain special tax considerations may be applicable to that exchange:

•
If you made a valid and timely election under Section 83(b) of the Code (an “83(b) Election”) when you received your unvested TogetherSoft capital stock, it is not entirely clear whether a new 83(b) Election is required or permitted in connection with your receipt of unvested Borland common stock in Merger I. You should consult with your tax advisor concerning the availability and advisability of a new 83(b) Election for such unvested Borland common stock.

•
While not free from doubt, the receipt of unvested Borland common stock and cash in exchange for unvested TogetherSoft capital stock for which you made a valid and timely 83(b) Election should be subject to the same rules discussed above under “Federal Income Tax Consequences If the Mergers Qualify As a Reorganization,” or as discussed below under “Federal Income Tax Consequences If the Mergers Do Not Qualify As a Reorganization,” depending on whether the Mergers, taken together, qualify as a reorganization. In addition, because the unvested Borland common stock and cash will be held in escrow pending your vesting in such stock and cash, the rules described above under “Escrowed Cash and Shares” generally should apply, including, without limitation, the rules treating a portion of escrowed cash as imputed interest taxable as ordinary income.

•
If you did not make a valid and timely 83(b) Election when you received your unvested TogetherSoft capital stock, a new 83(b) Election generally will not be permitted with respect to unvested Borland common stock received in Merger I. Moreover, the rules described herein under “Federal Income Tax Consequences If the Mergers Qualify As a Reorganization,” “Escrow Cash and Shares” and “Federal Income Tax Consequences If the Mergers Do Not Qualify As a Reorganization” generally will not apply with respect to your unvested consideration received in Merger I. Instead, you would be taxed on the amount of cash and the fair market value of Borland common stock received in Merger I in exchange for your unvested TogetherSoft capital stock if and when such cash and stock is released to you from escrow. Such amounts would be ordinary income and, in the case of TogetherSoft employees, would constitute “wages” subject to income and employment tax withholding.

Federal Income Tax Consequences If the Mergers Do Not Qualify As a Reorganization.    If the Mergers, taken together, do not constitute a reorganization, an exchange of TogetherSoft capital stock for Borland common stock and cash in Merger I would be a taxable transaction for federal income tax purposes. Each TogetherSoft stockholder (other than holders of unvested TogetherSoft capital stock) will recognize capital gain or loss, measured by the difference between the fair market value of the Borland common stock and cash received by such TogetherSoft stockholder and such TogetherSoft stockholder’s tax basis in the TogetherSoft capital stock surrendered. This gain or loss will be long-term capital gain or loss if such TogetherSoft stockholder had held such TogetherSoft capital stock for more than one year at the effective time of Merger I. A TogetherSoft stockholder’s aggregate tax basis in the Borland common stock received in the exchange would equal its fair market value as of the effective time of Merger I, and the TogetherSoft stockholder’s holding period for tax purposes would begin the day after the effective time of Merger I. The installment sale method may be available for the portion of a TogetherSoft stockholder’s gain attributable to cash and Borland common stock placed in escrow (other than the cash placed in the Secondary Escrow Fund to reimburse the fees and expenses of the Primary Stockholder’s Agent) if the Mergers do not constitute a reorganization. See discussion of the application of the installment sale method to amounts placed in escrow under “Escrowed Cash and Shares” above.

Reporting.    Assuming the Mergers, taken together, constitute a reorganization for federal income tax purposes, TogetherSoft stockholders will be required to attach a statement to their U.S. federal income tax returns for the year the Mergers that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the TogetherSoft stockholder’s tax basis in the TogetherSoft stockholder’s TogetherSoft capital stock and a description of the Borland common stock received.

Other Consideration.    Even if the Mergers, taken together, qualify as a reorganization, a TogetherSoft stockholder could be required to recognize income or gain to the extent that consideration received in connection with the Mergers were considered to be received other than solely in exchange for TogetherSoft capital stock. For example, in a published ruling, the IRS took the position that where consideration in an otherwise tax-free reorganization was reallocated to a stockholder to secure such stockholder’s vote for the transaction, the additional amount was taxable as ordinary income to such stockholder. Additional gain would also be recognized to the extent that a TogetherSoft stockholder were treated as receiving (directly or indirectly) consideration other than that described above in exchange for such TogetherSoft stockholder’s TogetherSoft capital stock. All or a portion of such income or gain may be taxable as ordinary income.

Backup Withholding.    In order to avoid “backup withholding” of federal income tax on payments of cash to TogetherSoft stockholders, each TogetherSoft stockholder must, unless an exception applies, provide the payor of such cash with the TogetherSoft stockholder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (or, if appropriate, another withholding form) and certify under penalties of perjury that such number is correct and that such TogetherSoft stockholder is not subject to backup withholding. A Form W-9 will be provided to you. If a TogetherSoft stockholder fails to provide the correct TIN or certification, the cash received in Merger I may be subject to backup withholding at a 30.0% rate.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, TOGETHERSOFT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth certain information, as of September 30, 2002, with respect to shares of TogetherSoft common stock beneficially owned (i) by each person or group who is known to the management of TogetherSoft to be the beneficial owner of more than five percent of the outstanding shares of any class or series of TogetherSoft capital stock, or of greater than five percent of the outstanding shares of TogetherSoft capital stock (assuming the conversion of all outstanding preferred stock in accordance with the ratios described below), (ii) by each director and executive officer of TogetherSoft and (iii) by all directors and officers of TogetherSoft as a group.

Beneficial Owner (1)	Number of Shares of TogetherSoft Common Stock		Percent of Total Shares of TogetherSoft Common Stock (2)		Number of Shares of TogetherSoft Series A Preferred Stock		Percent of Total Shares of TogetherSoft Series A Preferred Stock (3)	Number of Shares of TogetherSoft Series B Preferred Stock		Percent of Total Shares of TogetherSoft Series B Preferred Stock (4)	Number of Shares of TogetherSoft Capital Stock		Percent of Total Shares of TogetherSoft Capital Stock (5)
5% Stockholders:
Alexander Aptus	600,000		9.60		—		—	—		—	600,000		1.41
Karl Darr	466,667		7.47		—		—	—		—	466,667		1.10
Donald Fluken	600,000		9.60		—		—	—		—	600,000		1.41
Timothy Hess	600,000		9.16	(6)							600,000	(6)	1.40
Jonathan Kern	400,000		6.30	(7)							400,000	(7)	*
Christopher Lank	400,000		6.40		—		—	—		—	400,000		*
Steven C. Morrison	600,000		9.60		—		—	—		—	600,000		1.41
Object International, Inc.	—		—		14,190,000		45.30	—		—	14,190,000		33.37
Pro Consult Corp.	—		—		3,430,950		10.95	—		—	3,430,950		8.07
TA Associates, Inc.	—		—		—		—	9,146,271	(8)	95.23	9,146,271	(8)	11.10
U.S. Bancorp Piper Jaffray	179,916	(9)	2.80		—		—	991,271	(10)	9.67	1,171,187	(9,10)	1.61
Joseph Zibung	—		—		2,745,225		8.76	—		—	2,745,225		6.45
Current Directors and Executive Officers:
Jeffrey A. Lunsford	2,500,000	(11)	28.57		—		—	—		—	2,500,000	(11)	5.55
Keith Boswell	200,000	(12)	3.10		—		—	—		—	200,000	(12)	*
Gregory Burnell	300,000	(13)	4.58		—		—	—		—	300,000	(13)	*
Dietrich Charisius	—		—		6,888,600		21.99	—		—	6,888,600		16.20
Peter Coad	—		—		14,190,000	(14)	45.30	—		—	14,190,000	(14)	33.37
John B. Goodrich	173,989	(15)	2.71		—		—	46,470		*	220,459	(15)	*
Kurt R. Jaggers	—		—		—		—	24,058	(16)	*	24,058	(16)	*
Todd Olson	340,000	(17)	5.16		—		—	—		—	340,000	(17)	*
Frank Schröder	400,000	(18)	6.01		—		—	—		—	400,000	(18)	*
John M. Sherbin II	390,000	(19)	5.87		—		—	—		—	390,000	(19)	*
Hanspeter Siegrist	150,000		2.34		2,745,225		8.76	—		—	2,895,225		6.78
Michael Terry	200,000	(20)	3.10		—		—	—		—	200,000	(20)	*
John R. Vrolyk	800,000	(21)	11.35		—		—	—		—	800,000	(21)	1.85

All current directors and executive officers as a group (13 persons)	5,453,989		46.60		23,823,825		76.06	9,192,741		95.71	34,023,106		70.91

*	denotes less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of TogetherSoft common stock and TogetherSoft Series B

Preferred Stock subject to TogetherSoft Options or TogetherSoft Warrants that are currently exercisable or exercisable within 60 days of September 30, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such TogetherSoft Options or TogetherSoft Warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. TogetherSoft’s stock option agreements all provide for the “early exercise” of the shares subject to the TogetherSoft Option. Consequently, an holder of the TogetherSoft Option may exercise 100% of the shares subject to the TogetherSoft Option, whether or not vested. As a result, the percentage ownership of shares of any person as shown in the table does not necessarily reflect the person’s actual voting power at any particular date.

(2)	Based on 6,250,316 shares of TogetherSoft common stock outstanding as of September 30, 2002.
(3)	Based on 31,321,048 shares of TogetherSoft Series A Preferred Stock outstanding as of September 30, 2002.
(4)	Based on 9,604,878 shares of TogetherSoft Series B Preferred Stock outstanding as of September 30, 2002.
(5)
Assumes conversion of all outstanding TogetherSoft Series A Preferred Stock to TogetherSoft common stock on a one-to-one basis, and all outstanding TogetherSoft Series B Preferred Stock to TogetherSoft common stock on a one-to-0.5162 basis.

(6)
Includes 300,000 shares of TogetherSoft common stock, and a TogetherSoft Option to purchase 300,000 shares of TogetherSoft common stock at an exercise price of $1.00 per share, 191,667 of which are vested as of September 30, 2002.

(7)
Includes 300,000 shares of TogetherSoft common stock, and a TogetherSoft Option to purchase 100,000 shares of TogetherSoft common stock at an exercise price of $2.33 per share, 38,889 of which are vested as of September 30, 2002.

(8)
Includes 7,156,706 shares of TogetherSoft Series B Preferred Stock held by TA IX L.P., 1,789,177 shares of TogetherSoft Series B Preferred Stock held by TA/Atlantic and Pacific IV, L.P., 143,134 shares of TogetherSoft Series B Preferred Stock held by TA Investors LLC, and 57,254 shares of TogetherSoft Series B Preferred Stock held by TA Executives Fund LLC.

(9)
Includes a TogetherSoft Warrant to purchase 23,989 shares of TogetherSoft common stock held by TogetherSoft Investors and a TogetherSoft Warrant to purchase 155,927 shares of TogetherSoft common stock held by U.S. Bancorp Piper Jaffray ECM Fund I, LLC, two venture funds administered by U.S. Bancorp Piper Jaffray. The TogetherSoft Warrant exercise price is $1.00 per share.

(10)
Includes 302,057 shares and a TogetherSoft Warrant to purchase 642,744 shares of TogetherSoft Series B Preferred Stock held by U.S. Bancorp Piper Jaffray ECM Fund I, LLC; and 46,470 shares of TogetherSoft Series B Preferred Stock held by TogetherSoft Investors. The TogetherSoft Warrant exercise price is $2.1782 per share of TogetherSoft Series B Preferred Stock.

(11)	Includes a TogetherSoft Option to purchase 2,500,000 shares of TogetherSoft common stock at an exercise price of $1.00 per share, none of which are vested as of September 30, 2002.
(12)	Includes a TogetherSoft Option to purchase 200,000 shares of TogetherSoft common stock at an exercise price of $1.00 per share, none of which are vested as of September 30, 2002.
(13)	Includes a TogetherSoft Option to purchase 300,000 shares of TogetherSoft common stock at an exercise price of $2.33 per share, of which 166,667 shares are vested as of September 30, 2002.
(14)
Mr. Coad and his spouse each hold 50% of the shares in Object International, Inc. Mr. Coad disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Object International, Inc.

(15)
Includes a TogetherSoft Option to purchase 150,000 shares of TogetherSoft common stock at an exercise price of $2.33 per share, 79,167 of which are vested as of September 30, 2002, and a TogetherSoft Warrant to purchase 23,989 shares of TogetherSoft common stock at an exercise price of $1.00 per share.

(16)
Includes 24,058 shares of TogetherSoft Series B Preferred Stock beneficially owned by Mr. Jaggers through TA Investors LLC, all of which shares are included in the 9,146,271 shares of TogetherSoft Series B Preferred Stock described in footnote (8) above. This amount does not include any shares of TogetherSoft Series B Preferred Stock beneficially owned by TA IX, L.P., TA/Atlantic and Pacific IV, L.P., or TA Executives Fund LLC, all of which Mr. Jaggers disclaims beneficial ownership.

(17)
Includes a TogetherSoft Option to purchase 240,000 shares of TogetherSoft common stock at an exercise price of $2.33 per share, of which 93,333 shares are vested as of September 30, 2002, and a TogetherSoft Option to purchase 100,000 shares of TogetherSoft common stock at an exercise price of $1.00 per share, none of which are vested as of September 30, 2002.

(18)
Includes a TogetherSoft Option to purchase 300,000 shares of TogetherSoft common stock at an exercise price of $2.33 per share, of which 158,333 shares are vested as of September 30, 2002, and a TogetherSoft Option to purchase 100,000 shares of TogetherSoft common stock at an exercise price of $1.00 per share, none of which are vested as of September 30, 2002.

(19)
Includes a TogetherSoft Option to purchase 240,000 shares of TogetherSoft common stock at an exercise price of $2.33 per share, none of which are vested as of September 30, 2002, and a TogetherSoft Option to purchase 150,000 shares of TogetherSoft common stock at an exercise price of $1.00 per share, none of which are vested as of September 30, 2002.

(20)	Includes a TogetherSoft Option to purchase 200,000 shares of TogetherSoft common stock at an exercise price of $1.00 per share, none of which are vested as of September 30, 2002.
(21)
Includes a TogetherSoft Option to purchase 100,000 shares of TogetherSoft common stock at an exercise price of $2.33 per share, none of which are vested as of September 30, 2002, and a TogetherSoft Option to purchase 700,000 shares of TogetherSoft common stock at an exercise price of $1.00 per share, all of which are vested as of September 30, 2002.

MANAGEMENT AND DIRECTORS OF TOGETHERSOFT

The following persons comprise the executive officers and members of the board of directors of TogetherSoft:

Jeffrey W. Lunsford—President and Chief Executive Officer—Mr. Lunsford became President and Chief Executive Officer of TogetherSoft in September 2002. Mr. Lunsford served as Acting President & Chief Operating Officer for S1 Corporation, a NASDAQ-traded provider of enterprise software solutions to banks, credit unions, insurance providers, and investment firms, from September 2000 to January 2001, and held the position of Senior Vice President of Corporate Development from January 2001 until August 2002. Prior to joining S1, Lunsford was president and co-founder of Brintech, Inc., a bank technology consulting firm. Mr. Lunsford received a Computer Science degree from Georgia Institute of Technology.

Dietrich Charisius—Chief Technology Officer—Mr. Charisius is the Chief Technology Officer and Co-Founder of TogetherSoft. Previously, Mr. Charisius was the chief architect of the award-winning Together product line and the lead innovator behind its key innovations and pending patents. Prior to working at TogetherSoft, Mr. Charisius was the chief developer of translation products for STAR AG, a worldwide leader in language-translation.

Todd Olson—Vice President of Product Development—Mr. Olson has been Vice President of Product Development since July 2001. From January 1997 to May 2001, Mr. Olson co-founded and was Chief Technology Officer of Cerebellum Software, a leading Internet data integration company that developed solutions to integrate enterprise portal e-business applications and e-commerce projects with corporate data. Prior to Cerebellum Software, Olson worked at MBNA for six years as a database designer and software architect. Mr. Olson received a Bachelor of Science degree in Computer Engineering from Carnegie Mellon University. Mr. Olson is also a graduate of Carnegie Mellon’s Entrepreneurial Management Program.

Keith Boswell—Vice President of Marketing and Business Development—Mr. Boswell has been Vice President of Marketing and Business Development of TogetherSoft since March 2002. From April 1999 to March 2002, Mr. Boswell was vice president of product marketing for HAHT Commerce, a provider of software development tools for e-commerce. Prior to HAHT, he held a number of marketing and development positions at AT&T, Merant/MicroFocus, Seer Technologies, Intersolv, and Sterling Software. Mr. Boswell received a Bachelor of Business Administration Degree and a Master of Business Administration degree from James Madison University. Additionally, he has a Federal Law Enforcement degree from Santa Rosa Criminal Justice Training Center.

John M. Sherbin II—Chief Financial Officer—Mr. Sherbin has been Chief Financial Officer of TogetherSoft since October 2001. Mr. Sherbin previously served as Chief Operating Officer of TPresence, Inc., a provider of Internet Communications Infrastructure, as well as Chief Financial Officer of SmartDisk Corporation, Flash Memory Reader Manufacture, ANSYS, Inc., a maker of Engineering Software, and II-VI, Incorporated, an Infrared Materials, Optics, Electro-Optical Components Manufacturer. He also served as an Advisor for Applied Electro-Optics Corporation, and served on the Board of Directors for XOX Corporation, a publicly-traded software firm. Mr. Sherbin received a Masters in Business Administration degree from the University of Pittsburgh and a Bachelor of Science degree in Management and Accounting from University of Pennsylvania.

Frank Schröder—Vice President, Europe—Mr. Schröder has been Vice President, Europe, since February, 2001. Prior to joining TogetherSoft, Mr. Schröder was a Vice President European Operations at mks/Vertical Sky from January 1998 to December 2000 where he spearheaded the Sales, Marketing, and Consulting Operations for Europe and Asia. Mr. Schröder received a Business Administration degree from Eberhard-Karls-University Tübingen.

Michael Terry—Vice President of Customer Satisfaction—Mr. Terry has been Vice President of Customer Satisfaction since March, 2002. He brings over 30 years of high technology experience to his role at TogetherSoft and is responsible for Customer Satisfaction, Product Quality and Continuous Process Improvement. Among his positions prior to TogetherSoft, Mr. Terry was Vice President, Customer Satisfaction for the Desktop Document Systems Business Unit of Xerox; Vice President of Quality Assurance at 3ware Corporation, a high technology storage manufacturer; and Vice President, Customer Satisfaction at Arix Corporation, a supplier of mid-range Unix machines.

Peter Coad—Director—Mr. Coad co-founded TogetherSoft Corporation in September 1999. He served as Chairman, President, and Chief Executive Officer from September 1999 to February 2002, and continues to serve as a very active Chairman, focusing on overall business strategy for TogetherSoft. Mr. Coad received a Master of Science degree in Computer Science from the University of Southern California, received a Bachelor of Science with Honors degree in Electrical Engineering from Oklahoma State University, and participated in The Stanford Executive Program for Growing Companies.

John B. Goodrich—Director—Mr. Goodrich is a member of the board of directors of TogetherSoft and has served on the board of directors since 1999. A retired partner of the firm Wilson Sonsini Goodrich & Rosati, P.C., Mr. Goodrich also currently serves on the boards of directors of Trimble Navigation Limited, Alzeta Corporation, BioNumerik Pharmaceuticals, Maxspeed, Inc. and Tessera, Inc. Mr. Goodrich received a Bachelor of Arts degree from Stanford University, a Juris Doctor degree from the University of Southern California, and a Master of Laws degree in Taxation from New York University.

Kurt R. Jaggers—Director—Mr. Jaggers was elected to the TogetherSoft board of directors in February 2001. Mr. Jaggers became a managing director with TA Associates, Inc., a private equity fund, in January 1993. Mr. Jaggers previously held several senior marketing positions at Network Equipment Technologies, including Director of Carrier Marketing. Mr. Jaggers received a Bachelor of Science degree and a Master of Science degree in Electrical Engineering from Stanford University. Mr. Jaggers also received a Master of Business Administration from Stanford University. Mr. Jaggers serves on the boards of directors of several privately-held companies, including PROS Revenue Management, NativeMinds, Kintana, Inc., Voyant Technologies, and WebsideStory.

Hanspeter Siegrist—Director—Mr. Siegrist has been a member of the board of directors since August 2000. Mr. Siegrist is Chief Executive Officer of STAR AG, a company specializing in multilingual technical publications, software localization and development of translation productivity tools. The company is headquartered in Switzerland with 30 subsidiaries in 25 countries and was co-founded by Mr. Siegrist in 1984. Mr. Siegrist serves on the board of directors of the majority of the European subsidiaries of STAR AG, also known as the STAR Group. Mr. Siegrist received a Masters of Law degree from Zurich University.

John R. “Beau” Vrolyk—Director—Mr. Vrolyk has been a member of the board of directors since October 2001. Mr. Vrolyk was TogetherSoft’s interim Chief Executive Officer from February 2002 through September 2002. Mr. Vrolyk joined Warburg Pincus in May 2002. Mr. Vrolyk’s previous positions include chief executive officer of IP storage vendor 3ware, Inc., senior vice president of the product group at Silicon Graphics, Inc., a vice president and general manager at Xerox Corporation, and the founding chief executive officer of Arete Systems, Inc.

MANAGEMENT AND DIRECTORS OF BORLAND

The following persons comprise the management team and members of the board of directors of Borland:

Dale L. Fuller—President and Chief Executive Officer—Mr. Fuller has served as President and Chief Executive Officer since December 2000, and as Interim President and Chief Executive Officer from April 1999 to December 2000. He has been a director of Borland since April 1999. Prior to joining Borland, Mr. Fuller was a private investor from 1998 to 1999. From 1996 to 1998, Mr. Fuller served as Chief Executive Officer at WhoWhere? Inc., a leading Internet site, which was sold to Lycos in 1998. From 1995 to 1996, Mr. Fuller served as General Manager and Vice President of the PowerBooks Division at Apple Computer, Inc., a personal computer manufacturer. Prior to joining Apple Computer, Mr. Fuller served as General Manager and Vice President of the Portables Division at NEC Corporation, a personal computer manufacturer, from 1993 to 1995. Mr. Fuller is a member of the Board of Directors of the Software and Information Industry Association, a trade association representing companies in the software and information industries.

Frederick A. Ball—Executive Vice President of Corporate Development and Mergers & Acquisitions—Mr. Ball joined Borland in September 1999 as Senior Vice President and Chief Financial Officer. In June 2001, Mr. Ball was promoted to Executive Vice President and Chief Financial Officer and in October 2002 he was promoted to Executive Vice President of Corporate Development and Mergers & Acquisitions. Prior to joining Borland, Mr. Ball served as the Vice President of Mergers and Acquisitions for KLA-Tencor Corporation, the world’s leading supplier of process control and yield management solutions for the semiconductor industry, since June 1999. Prior to his position in the M&A department at KLA-Tencor Corporation, Mr. Ball was the Vice President of Finance for KLA-Tencor Corporation following the merger with Tencor Instruments in 1997. Mr. Ball joined Tencor Instruments as Corporate Controller in March 1995 and was promoted to Corporate Vice President and appointed Corporate Secretary in January of 1996. Mr. Ball was employed with PricewaterhouseCoopers LLP from September 1984 to March 1995.

Douglas W. Barre—Senior Vice President and Chief Operating Officer—Mr. Barre joined Borland in May 2000 as Senior Vice President and Chief Operating Officer. Prior to joining Borland, Mr. Barre was Senior Vice President of Enterprise Software at Compuware Corporation since April 1997, and prior to that position served as Vice President and General Manager of Compuware Corporation’s European Operations since October 1995. Prior to Compuware Corporation, Mr. Barre was Vice President of Business Transformation and Chief Information Officer of Bell Mobility since April 1994. Mr. Barre has also held senior management positions at AT&T/Cantel, Imperial Oil Ltd. and Texaco Canada Inc.

Keith E. Gottfried—Senior Vice President-Law and Corporate Affairs, General Counsel, Corporate Secretary and Chief Legal Officer—Mr. Gottfried joined Borland in June 2000 and currently serves as Senior Vice President-Law and Corporate Affairs, General Counsel, Corporate Secretary and Chief Legal Officer. Prior to joining Borland, Mr. Gottfried was a corporate attorney in the New York office of the law firm Skadden, Arps, Slate, Meagher & Flom LLP where he advised public and private companies on mergers and acquisitions, joint ventures, federal securities registrations and compliance and general corporate matters. Mr. Gottfried holds a law degree, cum laude, from Boston University’s School of Law where he was named an Edward F. Hennessey Distinguished Scholar of Law and a G. Joseph Tauro Scholar of Law, an M.B.A. with high honors from Boston University’s Graduate School of Management and a Bachelor of Science in Economics from the University of Pennsylvania’s Wharton School. Mr. Gottfried is also a Certified Public Accountant and, prior to attending law school, was employed as an accountant and auditor with the accounting firm of Arthur Young & Company, a predecessor firm to Ernst & Young LLP. Mr. Gottfried is admitted to the practice of law by the state bars of California, New York, Pennsylvania, New Jersey and Massachusetts. Mr. Gottfried is a member of the Board of Directors of the Business Software Alliance, a trade association of leading software companies.

Kenneth R. Hahn—Senior Vice President and Chief Financial Officer—Mr. Hahn joined Borland in October 2002 as Senior Vice President and Chief Financial Officer. Prior to joining Borland, Mr. Hahn was Senior Vice President, CFO and Secretary of Extensity, Inc., a publicly traded enterprise software company in the employee relationship management space. At Extensity, Mr. Hahn built Extensity’s financial systems and control processes prior to leading the IPO in January 2000. Mr. Hahn also played a key role in the acquisition process that culminated in the announcement of a definitive agreement to be purchased by Geac Computer Corporation at a substantial market premium. Prior to Extensity, Mr. Hahn was a strategy consultant with the Boston Consulting Group, providing advisory services to Fortune 500 and high tech companies. He began his career with PricewaterhouseCoopers LLP, where he completed his five year tenure in the position of audit manager. Mr. Hahn holds an M.B.A. from the Stanford Graduate School of Business, where he was named an Arjay Miller Scholar. He received a B.A. summa cum laude in business administration from California State University, Fullerton and is a Certified Public Accountant and a Certified Management Accountant.

Edward M. Shelton—Senior Vice President of Business Development and Chief Strategy Officer—Mr. Shelton joined Borland in May 2000 as Senior Vice President of Business Development and Chief Strategy Officer. Prior to joining Borland, Mr. Shelton was Chief Executive Officer and co-founder of drspock.com, Inc., a parenting web site, since August 1999. Prior to drspock.com, he was Chief Executive Officer of Neta 4, Ltd., an e-commerce technology company, since February 1999. Mr. Shelton has also held senior management positions at WhoWhere? Inc., a leading Internet site which was sold to Lycos in 1998 (from December 1996 to November 1998), CMP Media, a high-tech media company (from March 1996 to December 1996), and IT Solutions, Inc., a systems integrator (from January 1990 to March 1996).

Scott Langmack—Senior Vice President and Chief Marketing Officer—Mr. Langmack joined Borland in June 2002 as Senior Vice President and Chief Marketing Officer. Mr. Langmack was most recently Vice President of Marketing and Product Development at Broadband Office, a Kleiner Perkins Caufield & Byers start-up. Prior to Broadband, Mr. Langmack held general management and marketing positions at Microsoft, including early work on the Expedia and Encarta businesses, as well as the lead marketing role in the $7 billion OEM division where he contributed to the launches of Windows 98, Windows 2000 and Windows ME. Previously, at Wilson Sporting Goods, Mr. Langmack served as the Vice President and General Manager of the Golf Club Group and Vice President of Worldwide Marketing. Mr. Langmack also held the position of Director of Worldwide Marketing at Pepsi-Cola, where he led the creation of the international brand Pepsi-Max. Mr. Langmack also worked as a Brand Manager at The Clorox Company. Mr. Langmack earned his MBA from University of Southern California and his BA in international marketing from Cal State Fullerton.

Roger A. Barney—Senior Vice President-Corporate Services and Chief Administrative Officer—Mr. Barney joined Borland in June 2000 as Senior Vice President-Corporate Services and Chief Administrative Officer. Prior to joining Borland, Mr. Barney served as the Senior Vice President-Corporate Services for Network Equipment Technologies, Inc. (NET), a worldwide supplier of multi- service wide area networks, since 1985. Prior to his position at NET, Mr. Barney spent several years as a management consultant for Roger A. Barney & Associates, where he helped companies solve business issues ranging from real estate and insurance to human resources. Prior to Roger A. Barney & Associates, Mr. Barney served as president and co-owner of Peter James Coffee Ltd., a wholesale gourmet coffee business. Mr. Barney holds a Bachelor of Science in business administration from Shepherd College in Shepherdstown, West Virginia.

Frank Slootman—Senior Vice President of Software Products—Mr. Slootman joined Borland in July 2000 as Vice President of Software Products. Prior to being named Vice President of Software Products, Mr. Slootman held general management positions for two enterprise software products divisions at Compuware Corporation in Michigan, The Netherlands and the San Francisco Bay Area. Prior to that, Mr. Slootman held several positions in sales support, product management and marketing at Burroughs Corporation and Compshare Inc.

William F. Miller—Chairman of the Board—Dr. Miller has served as the Chairman of the Board and as a director of Borland since January 1996. Dr. Miller is the Herbert Hoover Professor Emeritus, Graduate School of Business, Stanford University, and President Emeritus of SRI International, one of the world’s largest independent research, technology development and consulting organizations, where he served as President and CEO for 11 years. Dr. Miller is also Professor Emeritus of Computer Science, School of Engineering, Stanford University. Dr. Miller was Chairman of WhoWhere?, Inc., which was sold to Lycos, Inc. in 1998, and he has served on the boards of directors of a number of public companies, including Wells Fargo and Co. and Fireman’s Fund Insurance Company (which was acquired by Allianz A.G. of Munich, Germany in 1991). Dr. Miller currently serves on the boards of the following private companies: Sentius Corporation, X Peed Inc., Data Digest Inc., Pumpkin Networks, Inc. and Handysoft U.S.A. Dr. Miller holds an honorary doctorate, PhD, Masters and Bachelor’s degrees from Purdue University. Dr. Miller is a life member of the National Academy of Engineering, a Fellow of the American Academy of Arts and Sciences, a Life Fellow of the Institute of Electrical and Electronics Engineers (IEEE), and a Fellow of the American Association for the Advancement of Sciences.

Robert H. Kohn—Vice-Chairman of the Board—Mr. Kohn has served as the Vice Chairman of the Board and as a director of Borland since May 2000. Mr. Kohn is a co-founder of Emusic.com Inc, a provider of downloadable music over the Internet, and served as Chairman of the Board and Secretary of Emusic.com, Inc. from January 1998 to April 2001 when it was acquired by Vivendi/Universal, Inc. Since December 1999, Mr. Kohn has served as Chairman and Chief Executive Officer of Laugh.com, Inc., a privately held comedy record company. From July 2000 until June 2001, Mr. Kohn was a member of the board of directors of GlobelNet, Inc., an international telecommunications service. From October 1996 to December 1997, Mr. Kohn was Vice President, Business Development and General Counsel of Pretty Good Privacy, Inc., a developer and marketer of Internet encryption and security software. From March 1987 to September 1996, he was Senior Vice President of Law and Corporate Affairs, General Counsel and Corporate Secretary of Borland, which was then known as Borland International, Inc. Mr. Kohn also served as Chief Legal Counsel for Ashton-Tate Corporation, a developer and marketer of computer software that was acquired by Borland in 1991. Mr. Kohn also served as Associate General Counsel for Candle Corporation, a developer principally of software for mainframe computers from 1985 to 1987. Mr. Kohn is co-author of the book Kohn On Music Licensing. Mr. Kohn holds a Bachelor’s of Science degree in Business Administration from California State University at Northridge and a law degree from Loyola Law School.

Robert Dickerson—Director—Mr. Dickerson has served as a director of Borland since June 2000. Mr. Dickerson, who currently is the President and CEO of Pacific Edge Software, served as Senior Vice President and General Manager for Products for Rational Software Corporation, an Internet software tools company, from April 1997 to March 2000. From March 1995 to April 1997, he was Vice President of Marketing and a General Manager for several business units at Pure Atria Corporation, a primarily UNIX software company. From January 1988 to March 1995, Mr. Dickerson was Vice President of Product Marketing and later Senior Vice President for Database and Connectivity Products

for Borland, which was then known as Borland International, Inc. Prior to joining Borland International, Inc., Mr. Dickerson served as Director of Product Marketing and Program Management at Microsoft Corporation. Mr. Dickerson holds an M.B.A. from the Harvard Business School and a Bachelor’s degree in Electrical Engineering from the University of Houston.

William K. Hooper—Director—Mr. Hooper has served as a director of Borland since May 1999. Mr. Hooper is the President of the Woodside Hotels and Resorts Group Services Corporation and Monterey Plaza Hotel Corporation. Mr. Hooper serves as an advisor to Acuity II Ventures, a venture capital investment fund. Mr. Hooper also has served on the board of directors of several non-profit organizations. From 1982 to 1985 Mr. Hooper was a consultant with McKinsey and Company, a leading business management consulting firm. In 1985, Mr. Hooper joined Woodside Hotels as Executive Vice President and in 1993 he was appointed President. Mr. Hooper is a 1982 graduate of the Stanford Graduate School of Business and a 1977 graduate of Dartmouth College.

Laura S. Unger—Director—Ms. Unger has served as a director of Borland since April 1, 2002. From February 2001 until August 2001, Ms. Unger served as Acting Chairman of the Securities and Exchange Commission. From March 1997 to February 2002, Ms. Unger served as an SEC Commissioner. Before being appointed to the SEC, Ms. Unger served as Securities Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from January 1995 to November 1997 and as Counsel to U.S. Senator Alfonse M. D’Amato (R-NY) from 1990 until 1995. Ms. Unger is also a former Congressional Fellow. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC in New York and Washington, D.C. Ms. Unger received a Bachelor of Arts degree from the University of California at Berkeley in 1983 and a Juris Doctor degree from New York Law School in 1987.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF BORLAND
AND STOCKHOLDERS OF TOGETHERSOFT

Borland’s authorized capital stock consists of 200,000,000 shares of Borland common stock, of which approximately 71,289,373 shares were issued and outstanding as of October 31, 2002, and 1,000,000 shares of Borland preferred stock, 625 of which are designated Borland Series C Stock, of which no shares were issued and outstanding as of October 31, 2002.

Upon consummation of the Mergers, TogetherSoft stockholders will become Borland stockholders and TogetherSoft stockholders’ rights will cease to be defined and governed by the TogetherSoft Certificate and TogetherSoft’s Bylaws, as amended (the “TogetherSoft Bylaws”). Instead, each stockholder will become a new Borland stockholder whose rights as a stockholder will be defined and governed by Borland’s Restated Certificate of Incorporation (the “Borland Certificate”) and Borland’s Amended and Restated Bylaws (the “Borland Bylaws”), which differ in certain material respects from the TogetherSoft Certificate and TogetherSoft Bylaws. Both Borland and TogetherSoft are incorporated in the state of Delaware; therefore, the rights of former TogetherSoft stockholders will continue to be governed by the DGCL. The following is a summary of the material differences between the rights of TogetherSoft stockholders and the rights of Borland stockholders as of the date hereof. These differences arise from differences between the Borland Certificate and the Borland Bylaws on the one hand and the TogetherSoft Certificate and the TogetherSoft Bylaws on the other.

While it is believed that this description covers the material differences between the two sets of rights, this summary may not contain all of the information that is important to you. For more information regarding the differences between your rights as a TogetherSoft stockholder and your rights as a Borland stockholder, you are encouraged to read this entire Information Statement and refer to the other documents referred to below.

Percentage of Voting Stock; Influence over Affairs

Upon consummation of the Mergers, the percentage ownership of Borland by each former TogetherSoft stockholder will be substantially less than each stockholder’s current percentage ownership of TogetherSoft. Accordingly, former TogetherSoft stockholders will have a significantly smaller voting influence over the affairs of Borland than they currently enjoy over the affairs of TogetherSoft.

Nomination of Directors

Borland.    The Borland Bylaws provide that, subject to the rights of holders of any class or series of stock having a preference over Borland common stock as to dividends or upon liquidation, nominations for the election of directors may be made by or at the discretion of the board of directors or a proxy committee appointed by the board of directors or by any Borland stockholder. For a nomination to be made by a Borland stockholder, such Borland stockholder must provide notice in proper written form to the secretary of Borland at the principal executive offices of Borland between 90 and 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 25 days before or after the anniversary date, written notice must be received by the secretary of Borland no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the annual meeting was made or the date on which public disclosure of the date of the annual meeting was made.

TogetherSoft.    The TogetherSoft Certificate and the TogetherSoft Bylaws do not address nominations for the election of directors.

Stockholder Proposals

Borland.    A stockholder may bring business before any annual meeting of stockholders, provided that the stockholder delivers or mails notice to the secretary of Borland at the principal executive offices of Borland between 90 and 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 25 days before or after the anniversary date, the written notice must be received by the secretary of Borland no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the annual meeting was made or the date on which public disclosure of the date of the annual meeting was made.

TogetherSoft.    The TogetherSoft Certificate and the TogetherSoft Bylaws do not address stockholder proposals.

Right to Call Special Meetings

The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws.

Borland.    The Borland Bylaws provide that special meetings of Borland stockholders, for any purpose or purposes, may be called by the board of directors, the chairman of the board or the president.

TogetherSoft.    The TogetherSoft Bylaws provide that a special meeting of TogetherSoft stockholders may be called at any time by the board of directors, the chairman of the board, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Cumulative Voting

The DGCL provides that the certificate of incorporation of any corporation may provide for cumulative voting.

Borland.    The Borland Certificate does not provide for cumulative voting.

TogetherSoft.    The Borland Bylaws provides that at a stockholders’ meeting at which directors are to be elected, or at elections held under special circumstances, each TogetherSoft stockholder shall be entitled to cumulate votes. Each holder of TogetherSoft capital stock, or of any class or classes or of a series or series thereof, who elects to cumulate votes shall be entitled to as many votes as equals the number of votes which the TogetherSoft stockholder would otherwise be entitled to cast for the election of directors with respect to the shares of TogetherSoft capital stock multiplied by the number of directors to be elected, and the TogetherSoft stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as the TogetherSoft stockholder may see fit.

Action by Written Consent of Stockholders

The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, by an action by written consent of the stockholders otherwise entitled to vote.

Borland.    The Borland Certificate and Borland Bylaws provide that any action required or permitted to be taken by Borland stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

TogetherSoft.    The TogetherSoft Bylaws provide that any action required or permitted to be taken at any annual or special meeting of TogetherSoft stockholders may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding TogetherSoft capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Number of Directors

The DGCL provides that the board of directors of a corporation shall consist of 1 or more members. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

Borland.    The Borland Certificate provides that, subject to any right of the holders of any series of Borland preferred stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time by the Borland board of directors pursuant to the Borland Bylaws. The Borland Bylaws provides that the authorized number of directors shall be six, and shall be subject to change as set from time to time pursuant to a resolution approved by a majority of the directors then in office.

TogetherSoft.    The TogetherSoft Certificate provides that the board of directors shall consist of a maximum of seven members. The TogetherSoft Bylaws provide that the authorized number of directors shall consist of seven members. This number may be changed by a duly adopted amendment to the TogetherSoft Certificate or by an amendment to the TogetherSoft Bylaws adopted by the vote or written consent of the holders of TogetherSoft capital stock or by resolution of a majority of the board of directors.

Classification of Directors

The DGCL provides that corporations may elect to have a classified board, whereby only a portion of a corporation’s directors are elected at each annual meeting.

Borland.    The Borland Certificate and Borland Bylaws provide that the board of directors shall be divided into three classes, as nearly equal in number as possible. One class of directors stands for election at each annual meeting of the stockholders.

TogetherSoft.    Each member of the board of directors stands for election at each annual meeting of the stockholders.

Stockholder Rights Plan

Borland.    On October 26, 2001, the Borland board of directors approved the adoption of a Stockholder Rights Plan and declared a dividend distribution of one Borland preferred stock purchase right for each outstanding share of Borland common stock. The Borland preferred stock purchase rights are governed by the Rights Agreement, dated as of October 26, 2001, between Borland and Mellon Investor Services LLC.

Under the terms of the stockholders rights plan, the Borland preferred stock purchase rights will become exercisable upon the occurrence of certain “triggering events,” including the acquisition by an acquiring person of 15% of the outstanding shares of Borland common stock. The existence of the stockholder rights plan may discourage or render more difficult an acquisition of Borland that is deemed undesirable by Borland’s board of directors.

TogetherSoft.    TogetherSoft does not have a stockholder rights plan.

THE FOREGOING SUMMARY OF THE MATERIAL DIFFERENCES IN THE TOGETHERSOFT CERTIFICATE AND THE BORLAND CERTIFICATE AND THE TOGETHERSOFT BYLAWS AND THE BORLAND BYLAWS DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF STOCKHOLDERS OF TOGETHERSOFT AND STOCKHOLDERS OF BORLAND. SUCH DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO THE TOGETHERSOFT CERTIFICATE, THE BORLAND CERTIFICATE, THE TOGETHERSOFT BYLAWS AND THE BORLAND BYLAWS.

RIGHTS OF DISSENTING STOCKHOLDERS

Any TogetherSoft stockholder who does not wish to accept the Merger Consideration provided in the Merger Agreement has the right to demand, pursuant to the DGCL, the appraisal of, and to be paid the fair market value for, the TogetherSoft stockholder’s shares of TogetherSoft capital stock. The value of the TogetherSoft capital stock for this purpose will exclude any element of value arising from the expectation of completion of the Mergers.

Under Section 262 of the DGCL, any TogetherSoft stockholder who does not wish to accept the Merger Consideration may dissent from the Mergers and elect to have the fair value of such TogetherSoft stockholder’s shares (exclusive of any element of value arising from the accomplishment or expectation of the Mergers) judicially determined and paid to such TogetherSoft stockholder in cash, together with a fair rate of interest, if any, provided that such TogetherSoft stockholder complies with the provisions of Section 262 of the DGCL.

The following summary is not a complete description of Delaware law relating to appraisal rights. More detailed and complete information regarding appraisal rights can be found in Section 262 of the DGCL, a copy of which is attached to this Information Statement as Attachment 13 and is incorporated herein by reference. You should review this summary and Section 262 of the DGCL carefully if you wish to exercise appraisal rights or if you want to preserve your right to do so in the future, because failure to comply with the required procedures within a certain timeframe will result in the loss of your appraisal rights.

Should you wish to exercise your appraisal rights, you must take the following steps:

•	do not vote in favor of the adoption of the Merger Agreement;

•
make a written demand to TogetherSoft not later than 20 days after TogetherSoft mails you the notice of special meeting of TogetherSoft stockholders, which is part of this Information Statement. Please note that the 20-day time period begins on the date the notice was mailed, not on the date you receive it. In your written demand to TogetherSoft, include your name and mailing address and that you are demanding appraisal of your stock. Even if you vote against the adoption of the Merger Agreement or you give a proxy to someone directing a vote against the adoption of the Merger Agreement, you must still make the written demand to TogetherSoft as described above in order to exercise your appraisal rights; and

•	continuously hold the shares of TogetherSoft capital stock for which you seek appraisal from the date of demand through the effective time of Merger I.

If you are entitled to exercise appraisal rights by following the steps above, then, within 120 days of the effective time of Merger I, you may file a petition in the Delaware Court of Chancery demanding that the court determine the value of the shares of TogetherSoft capital stock. Upon written request, you may also receive from TogetherSoft a statement of the number of shares of TogetherSoft demanding appraisal and the number of holders of those shares. In addition, within 60 days after the effective time of Merger I, you have the right to withdraw your demand for appraisal and to accept the terms offered in Merger I.

If you file a petition for an appraisal within the timeframe above, at a hearing on your petition, the Court must determine which dissenting stockholders are entitled to appraisal rights and the “fair value” of their shares, taking into account all relevant factors exclusive of any element of value of the shares resulting from either the accomplishment or expectation of Merger I. The Court may also impose a fair rate of interest on the determined amount. The costs and expenses of an action under Section 262 of the DGCL, including reasonable compensation to the appraisers to be fixed the Court, will be assessed or apportioned as the Court considers equitable.

If you demanded an appraisal under Section 262 of the DGCL, then, after the effective time of Merger I, you will not be entitled to vote the dissenting shares for any purpose or to receive payment of dividends or other distributions (except for dividends or other distributions payable to TogetherSoft stockholders of record as of a date prior to the effective time of Merger I).

If you demand appraisal under Section 262 of the DGCL and subsequently withdraw or lose your right to appraisal, then the shares will be converted into a right to receive the cash payment as determined by the provisions of the Merger Agreement. You will effectively lose your right to appraisal if (i) you vote, or execute and deliver a written, in favor of the adoption of the Merger Agreement, (ii) no petition for appraisal is filed within 120 days after the effective time of Merger I or (iii) you withdraw your demand for appraisal within 60 days after the effective time of Merger I. You may also lose your right to appraisal if you fail to comply with the Court’s direction to submit your stock certificates to the Register in Chancery.

STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO MERGER I IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY TOGETHERSOFT STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

ADDITIONAL MATTER BEING SUBMITTED TO A VOTE
OF TOGETHERSOFT STOCKHOLDERS

In order to enable the Primary Stockholders’ Agent to better perform his duties under the Merger Agreement and the Escrow Agreement, including, but not limited to, defending the assets in the General and Special Escrow Funds from any non-meritorious claims asserting rights to recover from the General or Special Escrow Funds, TogetherSoft stockholders are being asked to approve a secondary escrow fund (the “Secondary Escrow Fund”) from which the Primary Stockholders’ Agent may draw reimbursement for fees and expenses incurred in the performance of his duties. While not the exclusive means of obtaining reimbursement of such fees and expenses, the purpose of this escrow is to provide some immediate source of payment for expenses incurred by the Primary Stockholders’ Agent in connection with his duties. Borland will have no control over or access to this Secondary Escrow Fund.

As set forth more fully in the Secondary Escrow Agreement attached hereto as Annex D, which is incorporated by reference herein, the Secondary Escrow Fund would initially consist of $250,000 in cash, to be funded by a pro-rata reduction in the vested cash portion of the Merger Consideration to be paid to TogetherSoft stockholders at the Effective Time of Merger I. The Primary Stockholders’ Agent would instruct Borland to deposit all such funds with U.S.Bank, N.A. as Secondary Escrow Agent in the Secondary Escrow Fund, and such funds would be available only to the Primary Stockholders’ Agent from the Effective Time of Merger I through the date the Secondary Escrow Agreement terminates, which is the earlier of the date of depletion of the Secondary Escrow Fund and the date on which all claims under the General and Special Escrows have been resolved. Any fees reimbursed out of this escrow will not be reimbursed from the General or Special Escrow on their respective distribution dates. Any funds remaining in this escrow account after all claims on the General and Special Escrows have been resolved will be distributed ratably to the TogetherSoft stockholders who contributed to the Secondary Escrow Fund.

The fees and expenses to be reimbursed generally include costs of defending any claims made against the General or Special Escrows. The installment method will not apply to the cash placed into the Secondary Escrow Fund. Instead, this cash will be taxable to the TogetherSoft stockholders as if they received it upon the closing of Merger I. The Secondary Escrow Agent will hold the Secondary Escrow Fund cash in an FDIC-insured U.S. Bank Money Market Account, unless otherwise instructed by the Primary Stockholders’ Agent. Interest earned (if any) on the Secondary Escrow Fund cash will be treated as interest income to the stockholders, but no cash will be distributed to the TogetherSoft stockholders until the termination of the Secondary Escrow Fund.

The TogetherSoft Board believes that having funds available to the Primary Stockholders’ Agent to, among other actions, defend non-meritorious claims for payment from the $26,000,000 held in the General and Special Escrow Funds will allow the Primary Stockholders’ Agent to more effectively defend such claims and discharge his duties as Primary Stockholders’ Agent.

The TogetherSoft Board of Directors recommends that the TogetherSoft stockholders vote to establish the Secondary Escrow Fund substantially on the terms set forth in the Secondary Escrow Agreement attached to the Information Statement as Annex D.